                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TCI Music, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [X]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                [TCI MUSIC LOGO]

Dear Shareholder:                                                  July 30, 1999

     You are cordially invited to attend the annual meeting of shareholders of TCI Music, Inc., which will be held at 9197 South Peoria Street, Englewood, Colorado on September 8, 1999, starting at 10:00 a.m. local time. A notice of the annual meeting, a proxy card, a proxy statement containing important information about the matters to be acted upon at the annual meeting, and TCI Music's 1998 Annual Report to Shareholders are enclosed.

     You will be asked at the annual meeting to consider and vote upon:

     - a proposal to approve the transactions contemplated by a Contribution Agreement dated as of April 23, 1999 among TCI Music, Liberty Media Corporation and wholly owned subsidiaries of Liberty (collectively, "the Contribution Transaction") under which the following will occur:

          - A wholly owned subsidiary of Liberty will contribute to the Company all of the outstanding stock of its wholly owned subsidiaries that were formed solely to hold some of Liberty's investments in interactive programming and content related assets;

          - Liberty (through a wholly owned subsidiary) will assign to TCI Music its rights relating to channel capacity on AT&T Corporation's cable television systems for the provision of interactive video services under an agreement between Liberty and AT&T entered into in connection with the merger of AT&T and Tele-Communications, Inc., the former parent of Liberty;

          - Liberty (through a wholly owned subsidiary) will contribute to TCI Music a combination of cash and notes payable to Liberty or one or more of its wholly owned subsidiaries by the contributed subsidiaries and TCI Music equal to $150 million;

          - TCI Music will adopt a deferred compensation and stock appreciation rights plan for key executives of the Company; and

          - In consideration of all of the foregoing, TCI Music will issue to a wholly owned subsidiary of Liberty, (1) 109,450,167 shares of Series B common stock and (2) 150,000 shares of a newly authorized series of preferred stock, TCI Music convertible preferred stock, Series B, having an initial aggregate liquidation preference of $150 million.

     - a proposal to approve amendments to TCI Music's Certificate of Incorporation to:

          - change the name of TCI Music to Liberty Digital, Inc.;

          - increase the number of authorized shares of its capital stock, Series A common stock and Series B common stock; and

          - eliminate the prohibition against shareholder action without a meeting, thereby permitting shareholder action by written consent.

     - a proposal to approve a deferred compensation and stock appreciation rights plan for key executives of the Company pursuant to which common stock may be issued.

     - the election of three directors to hold office until the annual meeting of shareholders in the year 2002 and until their successors are elected and qualified.

    67 Irving Place North, 4th Floor, New York, NY 10003  212.387.7700  Fax
                                  212.387.8171

     - to transact such other business as may properly come before the annual meeting.

     The Board of Directors recommends that you vote FOR each proposal. Detailed descriptions of the Contribution Agreement and the Contribution Transaction and a discussion of the factors considered by the Board of Directors in evaluating the Contribution Transaction and other important information are set forth in the accompanying proxy statement. I urge you to consider it carefully.

     Liberty is an affiliate of the Company. Liberty beneficially owns approximately 86.3% of the Company's outstanding shares of voting securities, which represents approximately 98.2% of the voting power of all outstanding voting securities. Liberty has agreed to cause its controlled affiliates to vote all shares of voting securities owned by them in favor of each proposal. Because of Liberty's voting power, the proposals will be approved at the annual meeting, whether or not any other shareholder votes for them. Upon completion of the transactions under the Contribution Agreement, Liberty will own beneficially approximately 50.3% of the Series A common stock, 100% of the Series B common stock, and 100% of the newly issued Series B convertible preferred stock. As a result, Liberty will beneficially own shares representing approximately 99.4% of the voting power of all outstanding capital stock of the Company. In addition, Liberty will be able to acquire beneficial ownership of up to an additional 25,751,100 shares of Series B common stock upon conversion of the Series B convertible preferred stock.

     Whether or not you are able to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote personally.

                                            Sincerely yours,

                                            /s/ Lee Masters
                                            ------------------------------------
                                            Lee Masters
                                            President and Chief Executive
                                            Officer

                                TCI MUSIC, INC.
                        67 IRVING PLACE NORTH, 4TH FLOOR
                            NEW YORK, NEW YORK 10003

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 8, 1999
                                      AND

                                PROXY STATEMENT

                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (including any adjournment or postponement thereof, the "annual meeting") of TCI Music, Inc., a Delaware corporation, will be held at 9197 South Peoria Street, Englewood, Colorado, starting at 10:00 a.m. local time, on September 8, 1999, to consider and vote upon the following proposals. This proxy statement and the accompanying form of proxy will be mailed to the shareholders of TCI Music on or about August 3, 1999.

     The effectiveness of Proposal 1, Proposal 2 and Proposal 3 are each conditioned upon approval of the other two proposals.

     1. A proposal to approve the transactions contemplated by a Contribution Agreement dated as of April 23, 1999 among TCI Music, Liberty Media Corporation and wholly owned subsidiaries of Liberty (collectively, the "Contribution Transaction") under which the following will occur:

          - A wholly owned subsidiary of Liberty will contribute to the Company all of the outstanding stock of its wholly owned subsidiaries that were formed solely to hold some of Liberty's investments in interactive programming and content related assets (the "Contributed Subsidiaries");

          - Liberty (through a wholly owned subsidiary) will assign to TCI Music its rights relating to channel capacity on AT&T Corporation's ("AT&T") cable television systems for the provision of interactive video services under a letter agreement dated March 9, 1999 between Liberty and AT&T (the "Access Agreement") entered into in connection with the merger of AT&T and Tele-Communications, Inc., the former parent of Liberty (the "AT&T Merger");

          - Liberty (through a wholly owned subsidiary) will contribute to TCI Music a combination of cash and notes payable to Liberty or one or more of its wholly owned subsidiaries by the contributed subsidiaries and TCI Music equal to $150 million;

          - TCI Music will adopt a deferred compensation and stock appreciation rights plan for key executives of the Company (the "Deferred Compensation and Stock Appreciation Rights Plan"); and

          - In consideration of all of the foregoing, TCI Music will issue to a wholly owned subsidiary of Liberty, (1) 109,450,167 shares of Series B common stock and (2) 150,000 shares of a newly authorized series of preferred stock, TCI Music convertible preferred stock, Series B ("Series B preferred stock"), having an initial aggregate liquidation preference of $150 million.

     2. A proposal to approve amendments to TCI Music's Certificate of Incorporation to

          - change the name of TCI Music to Liberty Digital, Inc.;

          - increase the number of authorized shares of its capital stock, Series A common stock, and Series B common stock; and

          - eliminate the prohibition against shareholder action without a meeting, thereby permitting shareholder action by written consent.

     3. A proposal to approve the Deferred Compensation and Stock Appreciation Rights Plan pursuant to which common stock may be issued.

     4. The election of three directors to hold office until the annual meeting of shareholders in the year 2002 and until their successors are elected and qualified.

     5. To transact such other business as may properly come before the annual meeting.

     This proxy statement is being furnished to you in connection with the solicitation by the Board of Directors of TCI Music of proxies for use at the annual meeting. Detailed descriptions of the Contribution Agreement and the Contribution Transaction and a discussion of the factors considered by the Board of Directors in evaluating the Contribution Transaction and other important information are set forth in the accompanying proxy statement. Proxies are being solicited from the holders of Series A common stock and Series B common stock (together with the Series A common stock, the "common stock"). These securities are referred to in this proxy statement, from time to time, as the "Voting Securities."

     Holders of record of Series A common stock and Series B common stock, at the close of business on July 26, 1999, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting.

     Liberty is an affiliate of the Company. Liberty beneficially owns approximately 86.3% of the Company's outstanding shares of Voting Securities, which represents approximately 98.2% of the voting power of all outstanding Voting Securities. Liberty has agreed to cause its controlled affiliates to vote all shares of voting securities owned by them in favor of each proposal. Because of Liberty's voting power, the proposals will be approved at the annual meeting, whether or not any other shareholder votes for them. Upon completion of the Contribution Transaction, Liberty will beneficially own approximately 50.3% of the outstanding shares of Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of Series B preferred stock. As a result, Liberty will beneficially own shares representing approximately 99.4% of the voting power of all outstanding shares of capital stock of the Company. In addition, Liberty will be able to acquire beneficial ownership of up to an additional 25,751,100 shares of Series B common stock upon conversion of the Series B preferred stock.

     The Board of Directors has approved and recommends that you vote for approval of each proposal.

     A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose appropriate to the meeting, during normal business hours, for a period of ten days prior to the annual meeting at TCI Music's offices at 67 Irving Place North, 4th Floor, New York, New York 10003.

                                            By Order of the Board of Directors,

                                            /s/ Lee Masters
                                            ------------------------------------

                                            Lee Masters
                                            President and Chief Executive
                                            Officer

New York, New York

               The date of this proxy statement is July 30, 1999

Please execute and return the enclosed proxy promptly, whether or not you intend to be present at the annual meeting.

                              CAUTIONARY STATEMENT

     This proxy statement contains forward-looking statements that involve risk and uncertainties, including statements contained in the Summary, Proposal
1 -- Approval of Contribution Transaction, Proposal 2 -- Approval of Amendments to the Company's Certificate of Incorporation, Proposal 3 -- Approval of Deferred Compensation and Stock Appreciation Rights Plan and elsewhere in this proxy statement. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this proxy statement, or in the documents incorporated by reference into this proxy statement, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company and its subsidiaries or industry results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the continued strength of the multichannel video programming distribution industry and the satellite services industry; uncertainties inherent in proposed business strategies and development plans; uncertainties inherent in the change over to the year 2000; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to the Company's products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and other factors. These forward-looking statements speak only as of the date of this proxy statement. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Any statement contained within or incorporated by reference into this proxy statement related to the year 2000 are hereby denominated as "Year 2000 Statements" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
CAUTIONARY STATEMENT........................................   iii
SUMMARY.....................................................     1
  TCI Music.................................................     1
  Liberty...................................................     1
  PROPOSAL 1 -- APPROVAL OF CONTRIBUTION TRANSACTION........     1
     General................................................     1
     TCI Music's Reasons for the Contribution Transaction;
      Recommendation of the TCI Music Board.................     2
     Market and Market Prices...............................     3
     Tax and Accounting Treatment...........................     3
     Risk Factors Relating to the Contribution
      Transaction...........................................     3
     Recommendation of the Board............................     3
  PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO THE COMPANY'S
     CERTIFICATE OF INCORPORATION...........................     3
  PROPOSAL 3 -- APPROVAL OF DEFERRED COMPENSATION AND STOCK
     APPRECIATION RIGHTS PLAN...............................     4
  PROPOSAL 4 -- ELECTION OF DIRECTORS.......................     7
  Selected Financial Information............................     7
THE ANNUAL MEETING..........................................    10
  Time and Place; Purposes..................................    10
  Voting Rights; Votes Required for Approval................    10
  Proxies...................................................    11
RECENT DEVELOPMENTS.........................................    12
PROPOSAL 1 -- APPROVAL OF CONTRIBUTION TRANSACTION..........    13
  Background of the Contribution Transaction................    13
  Description of Contribution Transaction...................    17
  Risk Factors Relating to the Contribution Transaction.....    23
     The Set Top Boxes Required for Interactive Television
      May Not be Developed or Deployed......................    23
     The Physical Plant Upgrades Necessary for Interactive
      Television May Not Occur on a Timely Basis............    23
     We Will Have to Raise Significant Funds to Develop
      Interactive Television and Make Investments in
      Interactive Programming and Content Related Assets....    23
     Terms and Conditions of Agreements to be Entered Into
      in Connection with the Access Agreement are Uncertain
      and May Not Be Favorable to the Company...............    24
     Our Success Depends upon Distribution of Interactive
      Television Services to MSOs other than AT&T...........    25
     The Creation of an Interactive Television Business
      Depends on Our Ability to Enter into Strategic Content
      Alliances and Agreements for Network and Fulfillment
      Services..............................................    25
     Our Success in Developing the Interactive Television
      Business Depends on Customer Acceptance...............    25
     Our New Business Depends on Key Personnel..............    26
     Others May Develop Competing Interactive Television
      Services..............................................    26
     There are Limitations on Liberty's Policy that May
      Adversely Affect TCI Music's Pursuit of Opportunities
      in Interactive Programming............................    26
     Selling Our Equity Investments May Present Certain
      Risks.................................................    27
     The Fluctuating Value of the Assets of the Contributed
      Subsidiaries May Affect the Value of the Company......    28
     The Market for the Company's Stock is Volatile.........    28
     Conflicts of Interest..................................    28

                                                               PAGE
                                                               ----
  TCI Music's Reasons for the Contribution Transaction;
     Recommendation of the TCI Music Board..................    29
     Information and Factors Considered by TCI Music........    30
     Recommendation of the TCI Music Board..................    31
     Opinion of Morgan Stanley..............................    31
  Interests of Certain Persons in the Contribution
     Transaction............................................    37
  Tax and Accounting Treatment..............................    37
  No Appraisal Rights.......................................    37
  No Governmental Approvals.................................    37
  Votes Required For Approval...............................    38
DESCRIPTION OF THE CONTRIBUTION AGREEMENT AND RELATED
  AGREEMENTS................................................    39
  The Contribution Agreement................................    39
  Series B Preferred Stock..................................    43
  Other Agreements..........................................    47
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................    48
PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO THE COMPANY'S
  CERTIFICATE OF INCORPORATION..............................    53
PROPOSAL 3 -- APPROVAL OF DEFERRED COMPENSATION AND STOCK
  APPRECIATION RIGHTS PLAN..................................    55
PROPOSAL 4 -- ELECTION OF DIRECTORS.........................    58
EXECUTIVE OFFICERS..........................................    62
EXECUTIVE COMPENSATION......................................    63
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................    67
STOCK PERFORMANCE GRAPHS....................................    71
CONCERNING THE BOARD OF DIRECTORS...........................    73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    74
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    76
INDEPENDENT AUDITORS........................................    79
EXPERTS.....................................................    79
SHAREHOLDERS' PROPOSALS.....................................    79
OTHER BUSINESS..............................................    80
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    80
INDEX OF DEFINED TERMS......................................    81

                                    SUMMARY

     This summary highlights certain information contained in this proxy statement and may not contain all of the information that is important to you. TO UNDERSTAND THE PROPOSALS MORE FULLY, YOU ARE URGED TO READ THIS PROXY STATEMENT AND ITS APPENDICES IN THEIR ENTIRETY. Unless the context otherwise requires, the terms "Company" and "TCI Music" refer to TCI Music, Inc. and its consolidated subsidiaries. Many of the capitalized terms used in this summary and throughout this proxy statement are referenced in the Index to Defined Terms at the end of this proxy statement.

TCI MUSIC

     TCI Music is a music entertainment company delivering audio music services to commercial and residential consumers via satellite. TCI Music is comprised of DMX, LLC ("DMX"), which programs, markets, and distributes the premium digital audio music service known as Digital Music Express and a 10% interest in a joint venture with MTV Networks, a division of Viacom International Inc. ("MTVN"), which was formed to develop and operate audio and video music, music-related and music-themed services online. Until July 15, 1999, TCI Music also consisted of The Box Worldwide, Inc. ("The Box"), which programs and distributes the interactive music video television network, The Box Music Network, and Sonic Net, Inc.("SonicNet"), which operates SonicNet, a leading Internet music network consisting of a group of websites. On that date TCI Music contributed substantially all of the assets and liabilities of The Box and SonicNet to the joint venture with MTVN. The principal executive offices of the Company are located at 67 Irving Place North, 4th Floor, New York, New York 10003; telephone: (212) 387-7700.

LIBERTY

     TCI Music is a 86.3% owned subsidiary of Liberty Media Corporation and three of TCI Music's eight directors are also employees, officers and/or directors of Liberty or its affiliates other than TCI Music. Liberty is a part of the Liberty Media Group of AT&T. Liberty Media Group holds interests in a broad range of video programming, communications, technology and Internet businesses in the United States, Europe, South America and Asia. The Class A and Class B Liberty Media Group common stock are tracking stocks of AT&T and are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively. Liberty, through its subsidiaries and affiliates, produces, acquires and distributes entertainment, sports and informational programming services to various video distribution media, principally cable television systems, and holds investments in international cable systems and Internet, digital services and other technology. As used in this proxy statement, the term "Liberty" includes Liberty Media Corporation and its consolidated subsidiaries (other than TCI Music), unless the context indicates otherwise. The principal executive offices of Liberty are located at 9197 South Peoria Street, Englewood, Colorado 80112, telephone (720) 875-5400.

               PROPOSAL 1 -- APPROVAL OF CONTRIBUTION TRANSACTION

GENERAL

     The Company is seeking approval of the Contribution Transaction. Pursuant to the Contribution Transaction,

     - A wholly owned subsidiary of Liberty will contribute to the Company all of the outstanding stock of the Contributed Subsidiaries;

     - Liberty (through a wholly owned subsidiary) will assign to TCI Music its rights relating to channel capacity on AT&T's cable television systems for the provision of interactive video services under the Access Agreement;

     - Liberty (through a wholly owned subsidiary) will contribute to TCI Music a combination of cash and notes payable to Liberty or one or more wholly owned subsidiaries of Liberty by the contributed subsidiaries and TCI Music equal to $150 million;

     - TCI Music will adopt the Deferred Compensation and Stock Appreciation Rights Plan; and

     - In consideration of all of the foregoing, TCI Music will issue to a wholly owned subsidiary of Liberty, (1) 109,450,167 shares of Series B common stock and (2) 150,000 shares of Series B preferred stock having an initial aggregate liquidation preference of $150 million.

TCI MUSIC'S REASONS FOR THE CONTRIBUTION TRANSACTION; RECOMMENDATION OF THE TCI MUSIC BOARD

     The following briefly describes the material reasons, factors and information taken into account by the Board in deciding to approve the Contribution Transaction and to recommend that TCI Music shareholders approve the Contribution Transaction.

     - Strategic Opportunity. Since its formation, the Company's goal has been to develop a portfolio of integrated interactive digitally delivered music entertainment services. The Board believes that the Contribution Transaction provides a strategic opportunity to increase shareholder value by broadening the Company's focus from distributing digital music to a broad Internet and interactive television business. Upon completion of the Contribution Transaction the Company will have three components to its business -- its DMX music business, the development of an interactive television business and its equity investments in businesses that take advantage of the opportunities of interactive programming and content and interactive television. The rights under the Access Agreement will provide the Company with the opportunity to develop an interactive television programming business. The Company believes there are significant opportunities to develop electronic commerce, interactive advertising and other fee transactions in an interactive television business. In addition, the Company believes that it may have the opportunity to develop strategic alliances with the companies in which the Contributed Subsidiaries hold equity investments to obtain the rights to use the products and technology of such companies in interactive television. Lee Masters and Bruce W. Ravenel were appointed President and Chief Executive Officer and Executive Vice President, respectively, of the Company after the announcement of the Contribution Transaction. They have been working to implement the interactive television business since January 1, 1999 through an affiliate of Liberty. Their experience and know-how and any progress they have made will carry over to the benefit of the Company after the closing of the Contribution Transaction. The Board believes that, based on the market's perception of Internet and interactive technology businesses, the Contribution Transaction has the potential to increase shareholder value and provide the Company with the currency, in the form of equity securities, for additional growth and development of its new business.

     - Additional Investment Opportunities. Pursuant to the Contribution Agreement, Liberty has adopted a general policy that the Company will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities involving investments in and/or development of interactive programming and content, subject to certain exclusions and limitations. The Board believes that, as a result of Liberty's profile as an investor in the technology and Internet industries, and the expertise and reputation of Messrs. Masters and Ravenel in those industries, the Company will be presented with quality investment opportunities which will enhance the Company's investment portfolio as well as result in strategic opportunities to obtain interactive programming or content for its interactive television business.

     - Additional Capital; Enhanced Financing Ability. As of the date of the Contribution Agreement, the Company had no funds available under its revolving loan agreement and believes that it would not be able to readily obtain additional financing from outside sources on acceptable terms. The cash to be contributed to the Company in connection with the Contribution Transaction may provide some of the additional capital needed to permit the Company to continue to expand its current music operations and to acquire additional interactive programming and content related investments and to develop interactive television. The Board also believes that the Contribution Transaction will provide the Company with an increased ability to obtain debt financing from third parties to fund its operations, if necessary. In addition, the higher market value of the Series A common stock improves the Company's opportunities for issuing its stock to raise capital or as consideration in future transactions.

MARKET AND MARKET PRICES

     The shares of Series A common stock are, and until June 8, 1999 the shares of Series A preferred stock were, listed on the Nasdaq SmallCap Market under the symbols "TUNE" and "TUNEP", respectively. On April 6, 1999, the last trading date prior to the announcement of the proposed transaction, the high and low sales prices of the Series A common stock were $8.375 and $5.875, respectively and of the Series A preferred stock were $35.00 and $17.125, respectively. All outstanding shares of the Series A preferred stock were redeemed on June 11, 1999. On July 29, 1999 the high and low sale prices for a share of Series A common stock were $32.375 and $25.50, respectively.

TAX AND ACCOUNTING TREATMENT

     The Contribution Transaction has been structured so that it should qualify as a tax-free exchange under Section 351 and Section 1032 of the Internal Revenue Code 1986, as amended (the "Code"). Consequently, the Contribution Transaction should not give rise to any federal income tax liability for any of the parties to the Contribution Agreement, subject to certain exceptions described in this proxy statement under the heading "Proposal 1 -- Approval of the Contribution Transaction -- Tax and Accounting Treatment." Although the parties to the Contribution Agreement believe that the Contribution Transaction will not give rise to any federal income tax liability, no tax opinion or ruling will be obtained with respect to the Contribution Transaction.

     The Contribution Transaction will be accounted for as a combination of entities under common control in a manner similar to a pooling of interests.

RISK FACTORS RELATING TO THE CONTRIBUTION TRANSACTION

     Shareholders should carefully consider the matters set forth under "Proposal 1 -- Approval of Contribution Transaction -- Risk Factors Relating to the Contribution Transaction" in addition to matters set forth elsewhere in this proxy statement and its appendices in deciding how to vote on the proposal to approve the Contribution Transaction.

     THE PROPOSAL TO APPROVE THE CONTRIBUTION TRANSACTION IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE CONTRIBUTION TRANSACTION.

             PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

GENERAL

     The Company is seeking approval of amendments to the Company's Certificate of Incorporation to (1) change the Company's name to "Liberty Digital, Inc.,"
(2) increase the number of authorized shares of its capital stock, Series A common stock and Series B common stock and (3) eliminate the prohibition against shareholder action without a meeting, thereby permitting shareholder action by written consent.

NAME CHANGE

     The Board of Directors is proposing to change the Company's name to Liberty Digital, Inc. The Board believes that the name Liberty Digital, Inc. will better reflect the Company's association with its parent, Liberty Media Corporation, and more accurately communicate the Company's broadened focus on Internet and interactive television businesses and investments as a result of the Contribution Transaction.

INCREASE IN AUTHORIZED SHARES

     The Board is proposing to increase the number of authorized shares of its capital stock, Series A common stock and Series B common stock. The purpose of this proposal is to ensure that sufficient shares of Series A common stock and Series B common stock will be available (1) for issuance in connection with the transactions contemplated by the Contribution Agreement, (2) for issuance upon conversion of the Series B common stock and Series B preferred stock to be issued in the Contribution Transaction and (3) if and when needed for issuance from time to time for any proper purpose approved by the Board. The Board believes that the availability of the number of additional authorized shares for issuance upon approval of the Board will be beneficial to the Company and its shareholders by providing the Company with the flexibility required to consider and respond to future business opportunities and needs as they arise.

ELIMINATE PROHIBITION ON SHAREHOLDER CONSENT

     The Board is proposing to eliminate the prohibition against shareholder action without a meeting. A provision prohibiting shareholder action by written consent in lieu of a meeting is often considered to be part of an anti-takeover defensive strategy. The Board believes that this provision is not appropriate for the Company given the voting power of the stock held by Liberty, which is sufficient to determine the outcome of the vote on any matter submitted to the shareholders for their approval. Accordingly, the Board believes that the Company's Certificate of Incorporation should be amended to eliminate this provision.

     THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE CONTRIBUTION TRANSACTION AND THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

     The resolution adopted by the Board provides that, even if the shareholders approve the amendments to the Company's Certificate of Incorporation at the annual meeting, the amendments may be abandoned by the Board at any time prior to filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of Delaware.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                PROPOSAL 3 -- APPROVAL OF DEFERRED COMPENSATION
                       AND STOCK APPRECIATION RIGHTS PLAN

BACKGROUND AND REASONS FOR THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN

     The Board is proposing that shareholders approve the Deferred Compensation and Stock Appreciation Rights Plan. As part of the Contribution Transaction, TCI Music will adopt the Deferred Compensation and Stock Appreciation Rights Plan. During the negotiations of the terms and conditions of the Contribution Agreement, the parties determined that it was appropriate that the employment compensation arrangements of Messrs. Masters and Ravenel become the obligations of TCI Music, since following the closing of the transactions contemplated by the Contribution Agreement the assets that they were hired to develop and manage and that relate to stock appreciation rights granted to them by Liberty would be owned by TCI Music. Accordingly, it was determined that the Deferred Compensation and Stock Appreciation Rights Plan be adopted to replace the stock appreciation rights previously granted by Liberty to Messrs. Masters and Ravenel and to permit any compensation paid to participants under the Deferred Compensation and Stock Appreciation Rights Plan to be deductible for federal income tax purposes. If the Company assumed an assignment of the existing stock appreciation rights in their present form, a portion of any compensation paid pursuant to the stock appreciation rights may not have been deductible. Pursuant to a Tax Liability Allocation and Indemnification Agreement between Liberty and Liberty Media Group LLC and the Company to be entered into in connection with the Contribution Transaction (the "Tax Sharing Agreement"), the Company will reimburse Liberty for any tax benefit to the Company from any deductions arising from compensation paid pursuant to the Deferred Compensation and Stock Appreciation Rights Plan. If the Deferred Compensation and Stock Appreciation Rights Plan is approved, it will replace the existing stock appreciation rights, which will be terminated. In consideration for assuming the liability under the Deferred Compensation and Stock Appreciation Rights Plan, it was determined that the number of shares of Series B common stock that Liberty would otherwise receive pursuant to the proposed transaction would be reduced by 19,305,193 shares.

     The Deferred Compensation and Stock Appreciation Rights Plan is comprised of a deferred compensation component and stock appreciation rights grants. The deferred compensation component provides Messrs. Masters and Ravenel with the right to receive an aggregate of 9 1/2% of the appreciation in the Series A common stock (as reflected by its market price) over $2.46 per share, subject to a maximum amount; and the stock appreciation rights provide participants with the appreciation in the market price of the TCI Music Series A common stock above the maximum amount payable under the deferred compensation component. The existing Masters and Ravenel stock appreciation rights are referred to in this proxy statement as the Executive SARs. The Deferred Compensation and Stock Appreciation Rights Plan will be effective only upon the closing of the Contribution Transaction.

DEFERRED COMPENSATION

     Pursuant to the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan, Messrs. Masters and Ravenel will be entitled to deferred compensation in an aggregate amount equal to the appreciation in the fair market value above $2.46 per share (an amount equivalent to the base threshold established to measure the appreciation under the Executive SARs) on 19,295,193 shares of TCI Music Series A common stock. The 19,295,193 shares represent 9 1/2% of the aggregate number of shares of Series A common stock and Series B common stock that would have been held by Liberty after the consummation of the transactions contemplated by the Contribution Transaction but for the adjustments negotiated with TCI Music regarding the adoption of the Deferred Compensation and Stock Appreciation Rights Plan in substitution for the Executive SARs, less 10,000 shares. The aggregate amount of deferred compensation payable pursuant to the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan is capped at the difference between (1) the fair market value of a share of TCI Music Series A common stock on the date of the grant (the "Strike Price") of the deferred compensation rights under the Deferred Compensation and Stock Appreciation Rights Plan (the "Effective Date," which will be the date of grant of the awards under the Deferred Compensation and Stock Appreciation Rights Plan) and (2) the base threshold price per share, multiplied by 19,295,193 (the number of shares on which the deferred compensation is calculated).

     Each of Messrs. Masters and Ravenel will be entitled to deferred compensation in an amount equal to the difference between (1) the lesser of the Strike Price and the Valuation Price Per Share (as defined below) of a share of Series A common stock and (2) the base threshold price per share, multiplied by the number of shares attributable to him. Under the Deferred Compensation and Stock Appreciation Rights Plan, rights to deferred compensation with respect to 15,230,942 shares will be granted to Mr. Masters and rights to deferred compensation with respect to 4,064,251 shares will be granted to Mr. Ravenel by the Compensation Committee of the board of directors. The deferred compensation is payable only if the fair market value of the TCI Music Series A common stock on the Valuation Date (as defined below) exceeds the base threshold price plus interest on that amount from January 1, 1999 at the rate of 10% per annum, compounded annually.

     The "Valuation Price Per Share" is either the average closing price of a share of Series A common stock during the 60 day period beginning 120 days after the public announcement of the termination of an executive's employment or, in the case of Mr. Masters, the intent not to renew his employment agreement or the fair market value of a share of Series A common stock on the Valuation Date.

     No payments under the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan will be made until after termination of employment with TCI Music.

STOCK APPRECIATION RIGHTS

     On the Effective Date, Mr. Masters will also be granted stock appreciation rights with respect to 15,230,942 shares of Series A common stock and Mr. Ravenel will be granted an option to purchase 4,064,251 shares of Series A common stock at the Strike Price, which will be the same amount as the amount used to determine the cap on the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan. Upon exercise of a stock appreciation right, executives will receive the difference between the fair market value of a share of Series A common stock on the date of exercise and the Strike Price; provided however in the case of a deemed exercise on a Valuation Date, executives will receive the difference between the Valuation Price Per Share of a share of Series A common stock and the Strike Price. All vested but unexercised stock appreciation rights are automatically deemed exercised (to the extent they are in-the-money) on the Valuation Date. All unexercised options expire immediately after the Valuation Date.

PAYMENT; LIBERTY OPTION

     Subject to Liberty's option described below, payment of deferred compensation may be made at TCI Music's option in cash or TCI Music stock. On any payment date, Liberty will have the right to direct TCI Music to pay amounts due in cash and to purchase from TCI Music a number of shares of Series B common stock equal to the amount of cash to be paid divided by the value of a share of Series A common stock used to determine the amount of the payment to the participant in order to provide Liberty the opportunity to restore its equity position in TCI Music to what it would have been if the Contribution Transaction had been consummated without the adoption of the Deferred Compensation and Stock Appreciation Rights Plan and the corresponding reduction in the number of shares of Series B common stock issued in connection with the Contribution Transaction. As an alternative to the foregoing payment procedure, Liberty may, in the case of an exercise of a stock appreciation right, purchase a number of shares of Series B common stock equal to the number of shares subject to the stock appreciation right from TCI Music for the value of a share of Series A common stock used to determine the amount of the payment to participant multiplied by the number of stock appreciation rights exercised. In no event will Liberty have the right to purchase more than an aggregate of 19,295,193 shares of Series A common stock Contribution Transaction.

VESTING

     Mr. Masters and Mr. Ravenel will become vested in the rights to appreciation under the deferred compensation component and the stock appreciation rights granted under the Deferred Compensation and Stock Appreciation Rights Plan with respect to 20% of the shares attributable to each of them on each December 15 beginning December 15, 1999. Upon the sale of the Company, a change of control of the Company (as defined), executive's death, termination of executive's employment or by the Company for any reason other than cause (as defined) or termination of the Participant's employment by him for good reason (as defined) all such rights and options will become fully vested. All rights and options not vested will be forfeited by executive if he is terminated for cause (as defined).

TAX TREATMENT

     The Deferred Compensation and Stock Appreciation Rights Plan has been designed to enable the stock appreciation rights to qualify as performance-based compensation for purposes of Section 162(m) of the Code. See "Proposal
3 -- Approval of Deferred Compensation and Stock Appreciation Rights Plan -- Federal Income Tax Consequences."

     THE PROPOSAL TO APPROVE THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE CONTRIBUTION TRANSACTION AND THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO APPROVE THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

                      PROPOSAL 4 -- ELECTION OF DIRECTORS

     Three directors, Robert R. Bennett, Peter M. Kern and Bruce W. Ravenel, have been nominated by the Board to stand for reelection to hold office until the 2002 annual meeting.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

SELECTED FINANCIAL INFORMATION

     The selected historical financial data of TCI Music as of and for the three months ended March 31, 1999 and 1998, are derived from the unaudited consolidated financial statements of TCI Music, which in the opinion of management contain adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof, which are incorporated by reference in this proxy statement. The selected historical financial data of TCI Music as of December 31, 1998 and 1997 are derived from the audited consolidated financial statements of TCI Music incorporated by reference in this proxy statement. The selected historical financial data of TCI Music for the year ended December 31, 1998 and for the six months ended December 31, 1997, are derived from the audited consolidated financial statements of TCI Music incorporated by reference in this proxy statement. The selected historical financial data of DMX LLC (Predecessor) for the nine months ended June 30, 1997 and the year ended September 30, 1996, are derived from the audited consolidated financial statements of DMX LLC (Predecessor) incorporated by reference in this proxy statement. The selected historical financial data of DMX LLC (Predecessor) as of June 30, 1997, September 30, 1996, 1995 and 1994 and for each for the years in the two year period ended September 30, 1995, are derived from the audited consolidated financial statements of DMX LLC (Predecessor) not included in this proxy statement.

     The unaudited proforma condensed combined balance sheet as of March 31, 1999 and the unaudited proforma condensed combined statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 give proforma effect to (1) the Contribution Transaction, which includes (A) the contribution of the contributed assets in exchange for common and preferred stock and (B) the assignment of the rights to provide Interactive Video Services (as defined below) under the Access Agreement (as discussed elsewhere herein),
(2) the exchange of SonicNet and The Box, for a 10% ownership interest in the venture with MTVN (as discussed elsewhere herein), (3) the conversion of shares of the Series A preferred stock prior to redemption and the redemption of the Series A preferred stock and (4) the related tax effects of the transactions. The unaudited proforma information gives effect to the transactions as if they had occurred as of March 31, 1999, for the unaudited condensed combined balance sheet and as of January 1, 1998 and 1999 for the unaudited condensed combined statements of operations.

                                      PROFORMA       TCI MUSIC, INC.
                                      ---------   ---------------------                        TCI MUSIC, INC.
                                        THREE       THREE       THREE       PROFORMA     ---------------------------
                                       MONTHS      MONTHS      MONTHS     ------------                   SIX MONTHS
                                        ENDED       ENDED       ENDED      YEAR ENDED     YEAR ENDED       ENDED
                                      MARCH 31,   MARCH 31,   MARCH 31,   DECEMBER 31    DECEMBER 31    DECEMBER 31,
                                        1999        1999        1998          1998           1998           1997
                                      ---------   ---------   ---------   ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenue.............................   $15,725     $22,591     $18,428      $ 56,553       $ 84,452       $22,955
Operating, selling, general and
  administrative expenses...........    10,391      20,899      16,070        38,194         76,720        14,294
Depreciation and amortization.......    10,882       6,837       5,218        42,494         24,120         6,317
Inventory writedown.................        --          --          --            --          1,102            --
Loss on disposal of DMX-Europe
  N.V...............................        --          --          --            --             --            --
                                       -------     -------     -------      --------       --------       -------
Net operating income (loss).........    (5,548)     (5,145)     (2,860)      (24,135)       (17,490)        2,344
Interest income (expense), net......    (1,569)     (1,518)     (1,040)       (5,370)        (5,370)         (280)
Share of earnings (loss) of
  affiliates........................       (61)       (106)       (105)         (344)          (526)           76
Other income (expense), net.........       (14)        (51)         (6)          616           (135)         (223)
                                       -------     -------     -------      --------       --------       -------
Net earnings (loss) from continuing
  operations before income taxes....    (7,192)     (6,820)     (4,011)      (29,233)       (23,521)        1,917
Income tax benefit (expense)........       590         441          91         3,514          1,229        (2,382)
                                       -------     -------     -------      --------       --------       -------
Net loss from continuing
  operations........................   $(6,602)    $(6,379)    $(3,920)     $(25,719)      $(22,292)      $  (465)
                                       =======     =======     =======      ========       ========       =======
Net loss from continuing operations
  attributable to common
  shareholders......................   $(8,477)    $(6,757)    $(4,801)     $(33,219)      $(30,467)      $  (589)
                                       =======     =======     =======      ========       ========       =======
Basic and diluted loss from
  continuing operations attributable
  to common shareholders from
  continuing operations per common
  share.............................   $ (0.04)    $ (0.08)    $ (0.05)     $  (0.17)      $  (0.29)      $ (0.01)
                                       =======     =======     =======      ========       ========       =======
Weighted average number of common
  shares............................   195,680      81,377      80,749       195,349         81,046        77,423
                                       =======     =======     =======      ========       ========       =======


                                                 DMX, LLC (PREDECESSOR)
                                      --------------------------------------------
                                      NINE MONTHS
                                         ENDED        YEARS ENDED SEPTEMBER 30,
                                       JUNE 30,     ------------------------------
                                         1997         1996       1995       1994
                                      -----------   --------   --------   --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenue.............................   $ 16,594     $ 17,326   $ 12,773   $  9,377
Operating, selling, general and
  administrative expenses...........     27,437       30,459     22,166     20,559
Depreciation and amortization.......      1,789        1,884      1,342      1,065
Inventory writedown.................         --           --         --         --
Loss on disposal of DMX-Europe
  N.V...............................      1,738        7,153         --         --
                                       --------     --------   --------   --------
Net operating income (loss).........    (14,370)     (22,170)   (10,735)   (12,247)
Interest income (expense), net......       (422)        (300)      (209)        38
Share of earnings (loss) of
  affiliates........................        203      (11,657)   (12,964)    (4,522)
Other income (expense), net.........       (119)         272        829        226
                                       --------     --------   --------   --------
Net earnings (loss) from continuing
  operations before income taxes....    (14,708)     (33,855)   (23,079)   (16,505)
Income tax benefit (expense)........         --           --         --         --
                                       --------     --------   --------   --------
Net loss from continuing
  operations........................   $(14,708)    $(33,855)  $(23,079)  $(16,505)
                                       ========     ========   ========   ========
Net loss from continuing operations
  attributable to common
  shareholders......................   $(14,708)    $(33,855)  $(23,079)  $(16,505)
                                       ========     ========   ========   ========
Basic and diluted loss from
  continuing operations attributable
  to common shareholders from
  continuing operations per common
  share.............................   $  (0.25)    $  (0.68)  $  (0.60)  $  (0.48)
                                       ========     ========   ========   ========
Weighted average number of common
  shares............................     59,587       49,676     38,585     34,436
                                       ========     ========   ========   ========

                                                                      TCI MUSIC, INC.             DMX, LLC (PREDECESSOR)
                                 PROFORMA      TCI MUSIC, INC.      -------------------   ---------------------------------------
                                ----------   --------------------      DECEMBER 31,                          SEPTEMBER 30,
                                MARCH 31,    MARCH 31,   MARCH 31   -------------------   JUNE 30,    ---------------------------
                                   1999        1999        1998       1998       1997       1997       1996      1995      1994
                                ----------   ---------   --------   --------   --------   ---------   -------   -------   -------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
Current assets................  $   69,185   $ 26,206    $26,043    $ 27,623   $ 25,502   $   6,186   $ 7,719   $12,123   $ 9,651
Net assets of discontinued
  operation...................          --        604         --         132      4,649          --        --        --        --
Investments in affiliates,
  accounted for under the
  equity and cost method......     650,725        882      1,185         962      1,051         558       504       457       450
Property and equipment, net...      14,687     25,258     15,883      23,596     13,320       4,132     5,894     4,336     4,444
Intangibles and other assets,
  net.........................     352,083    155,666    163,713     158,906    149,356         110     4,635       166        55
                                ----------   --------    --------   --------   --------   ---------   -------   -------   -------
        Total assets..........  $1,086,680   $208,616    $206,824   $211,219   $193,878   $  10,986   $18,752   $17,082   $14,600
                                ==========   ========    ========   ========   ========   =========   =======   =======   =======
Current liabilities...........      14,635     19,656     19,891      22,395     23,857      14,705    16,932     3,626     3,824
Other liabilities.............       2,199      4,320      2,400       4,072      2,357       2,082     1,773     1,252       713
Related party debt and accrued
  interest....................       1,739      1,739      1,061         226      2,733       3,887        --        --        --
Debt..........................     101,078    101,078     71,986      96,244     53,236          23     1,401     1,446     1,704
Deferred income taxes.........     352,588         --      2,728          --      2,811          --        --        --        --
Negative investment in
  DMX-Europe N.V. ............       9,058      9,058      9,058       9,058      9,058       6,591        --    15,886     8,175
                                ----------   --------    --------   --------   --------   ---------   -------   -------   -------
        Total liabilities.....     481,297    135,851    107,124     131,995     94,052      27,288    20,106    22,210    14,416
Redeemable convertible
  preferred stock.............     150,000     34,679     35,962      34,322     35,588          --        --        --        --
Shareholders' equity
  (deficit)...................     455,383     38,086     63,738      44,902     64,238     (16,302)   (1,354)   (5,128)      184
                                ----------   --------    --------   --------   --------   ---------   -------   -------   -------
        Total liabilities and
          shareholders' equity
          (deficit)...........  $1,086,680   $208,616    $206,824   $211,219   $193,878   $  10,986   $18,752   $17,082   $14,600
                                ==========   ========    ========   ========   ========   =========   =======   =======   =======

                               THE ANNUAL MEETING

TIME AND PLACE; PURPOSES

     The enclosed proxy is solicited by the Board of Directors for use at the annual meeting to be held at 9197 South Peoria Street, Englewood, Colorado, on September 8, 1999, starting at 10:00 a.m. local time for the purposes set forth in the Notice of Annual Meeting furnished with this proxy statement.

     This proxy statement and the accompanying form of proxy will be mailed to the shareholders of the Company on or about August 3, 1999.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Board of Directors has fixed the close of business on July 26, 1999 (the "Record Date"), as the date for the determination of holders of the Voting Securities entitled to notice of and to vote at the annual meeting. Only holders of record of shares of the Voting Securities at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting.

     Holders of record of the Voting Securities at the close of business on the Record Date will be entitled to vote on all matters to come before the annual meeting. At the close of business on the Record Date, there were: 23,790,745 shares of Series A common stock outstanding and entitled to vote at the annual meeting; and 62,500,000 shares of Series B common stock outstanding and entitled to vote at the annual meeting.

     The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of the Voting Securities entitled to vote is necessary to constitute a quorum at the annual meeting. All shares of the Voting Securities represented by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Contribution Transaction, FOR the approval of the amendments to the Certificate of Incorporation, FOR the approval of the Deferred Compensation and Stock Appreciation Rights Plan and FOR the election of directors. The Board of Directors does not know of any other matters to be acted upon at the annual meeting. As to any other matter which may properly come before the annual meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their discretion.

     Shareholders of record who are present at the meeting in person or by proxy and who abstain are counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power of the outstanding shares represented and entitled to vote at the annual meeting. Brokers holding shares of record for the beneficial owner generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used in this proxy statement, "uninstructed shares" means shares held by a broker who has not received instructions from the beneficial owner on such matters. As used in this proxy statement, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Shares represented by broker non-votes will be counted for purposes of determining whether there is a quorum at the annual meeting. Regarding matters as to which uninstructed shares may be voted: (1) if they are voted they will count as votes cast either for or against the matter; and (2) if they are not voted, they will be treated in the same manner as abstentions as described below. Regarding matters as to which uninstructed shares may not be voted, broker non-votes will be treated as shares not entitled to vote on the particular matter and will therefore be disregarded.

     Approval of the Contribution Transaction. Under the Nasdaq Stock Market Rules, approval of the Company's shareholders is required for any transaction or series of transactions in which a substantial shareholder of the Company has a 5% or greater interest, directly or indirectly, in the assets to be acquired or the consideration to be paid in a transaction or series of transactions in which 5% or more of the voting stock of the Company is to be issued. To be adopted, the Contribution Transaction must be approved by the affirmative vote of a majority of the combined voting power of the outstanding Voting Securities represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class. Uninstructed shares may not be voted on this matter. For purposes of this matter, abstentions have the effect of negative votes but broker non-votes will not be taken into account.

     Approval of Amendments to Certificate of Incorporation. The affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding Voting Securities voting together as a single class is required to approve the amendments to the Certificate of Incorporation. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions have the effect of negative votes.

     Approval of Deferred Compensation and Stock Appreciation Rights Plan. Under the Nasdaq Stock Market Rules, approval of the Company's shareholders is required when a stock option plan is to be established or other arrangement made pursuant to which stock in excess of (1) 1% of the number of shares of common stock, (2) 1% of the voting power or (3) 25,000 shares may be acquired by officers and directors. The affirmative vote of the holders of a majority of the combined voting power of the outstanding Voting Securities represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class is required to approve the Deferred Compensation and Stock Appreciation Rights Plan. Uninstructed shares may not be voted on this matter. For purposes of this matter, abstentions have the effect of negative votes but broker non-votes will not be taken into account.

     Election of Directors. The election of directors must be approved by a plurality of the votes cast with respect to the shares of the Voting Securities, represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Liberty has agreed to cause its controlled affiliates to vote all shares of Voting Securities owned by them in favor of each proposal. Thus, the proposals will be approved at the annual meeting, whether or not any other shareholder votes for them. Upon completion of the Contribution Transaction, Liberty will own approximately 50.3% of the outstanding shares of Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of Series B preferred stock. As a result, Liberty will beneficially own shares representing approximately 99.4% of the voting power of the outstanding capital stock of the Company. In addition, Liberty will be able to acquire beneficial ownership of up to an additional 25,751,100 shares of Series B common stock upon conversion of the Series B preferred stock.

     Liberty has agreed to cause its controlled affiliates to vote all shares of Voting Securities owned by them in favor of each proposal. Thus, the proposals will be approved at the annual meeting, whether or not any other shareholder votes for them. Upon completion of the Contribution Transaction, Liberty will own approximately 50.3% of the outstanding shares of Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of Series B preferred stock. As a result, Liberty will beneficially own shares representing approximately 99.4% of the voting power of the outstanding capital stock of the Company. In addition, Liberty will be able to acquire beneficial ownership of up to an additional 25,751,100 shares of Series B common stock upon conversion of the Series B preferred stock.

     Each holder of record as of the Record Date of (1) the Series A common stock is entitled to cast one vote per share and (2) the Series B common stock is entitled to cast ten votes per share on each matter on which holders of shares of such series are entitled to vote at the annual meeting.

PROXIES

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram, in person or by other means. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable out-of-pocket expenses in connection therewith.

                              RECENT DEVELOPMENTS

     On March 9, 1999, as a result of arrangements entered into in connection with the AT&T Merger, Liberty succeeded to the beneficial ownership of all shares of Series A common stock, Series B common stock and Series A convertible preferred stock ("Series A preferred stock") that had previously been beneficially owned by TCI. Prior to the AT&T Merger such shares were attributed to TCI's Liberty Media Group. Following the AT&T Merger, TCI became part of the AT&T Broadband and Internet Services division of AT&T ("AT&T Broadband").

     In connection with the AT&T Merger, (1) TCI became a wholly owned subsidiary of AT&T, (2) the businesses and assets of the Liberty Media Group and the TCI Ventures Group of TCI were combined and (3) the holders of TCI's Liberty Media Group common stock and TCI Ventures Group common stock received in exchange for their shares a new class of common stock of AT&T intended to reflect the results of the combined Liberty Media Group and TCI Ventures Group. Following the AT&T Merger, AT&T's "Liberty Media Group" consists of the assets and businesses of TCI's Liberty Media Group and its TCI Ventures Group prior to the AT&T Merger (except for certain assets which were transferred to TCI's TCI Group in connection with the AT&T Merger) and AT&T's "Common Stock Group" consists of all of the other assets and businesses of AT&T. TCI Music is included in AT&T's "Liberty Media Group".

     As a result of arrangements entered into in connection with the AT&T Merger, although Liberty is a wholly owned subsidiary of AT&T, a majority of the members of the Board of Directors is comprised of persons designated by TCI prior to the AT&T Merger who will serve as directors until at least 2006. Therefore, Liberty's Board and its management, not AT&T, exercise control over the business and affairs of Liberty.

     On May 17, 1999, the Company called for redemption on June 11, 1999 all of the outstanding shares of its Series A preferred stock. In lieu of redemption, holders could convert each share of Series A preferred stock into three shares of Series A common stock. As of June 11, 1999, 921,912 shares of Series A preferred stock were converted to 2,765,736 shares of Series A common stock and 6,404 shares of Series A preferred stock were redeemed. Liberty converted all of the shares of Series A preferred stock beneficially owned by it into shares of Series A common stock prior to the redemption date.

     On July 15, 1999 MTVN, a division of Viacom International Inc. and the Company formed MTVN Online L.P., a Delaware limited partnership (the "MTVN Partnership") pursuant to various arrangements and agreements entered into pursuant to a binding letter agreement dated May 19, 1999. MTVN Partnership's business will be to develop, operate, manage, market, distribute and license text, audio and video music, music-related and music-themed services online and engage in reasonably related activities, including e-commerce applications and consumer oriented commercial transactions (the "MTVN Partnership Business"). With certain exceptions (the "MTVN Partnership Excluded Assets"), the Company contributed to the MTVN Partnership substantially all of the assets and businesses of SonicNet and The Box, and the stock of their respective subsidiaries which exclusively conduct their respective international businesses. MTVN contributed to the MTVN Partnership the assets and businesses owned or controlled by it that constituted all of its current or planned assets and businesses engaged, or to be engaged, exclusively in the MTVN Partnership Business, including those assets and businesses used exclusively in connection with their MTV.com, VH1.com and Imagine Radio businesses, and all wholly owned international assets and businesses engaged exclusively in the MTVN Partnership Business. For their respective contributions, the Company received an aggregate 10% limited partnership interest in the MTVN Partnership and MTVN received an aggregate 90% general and limited partnership interest in the MTVN Partnership.

     The Company and Liberty have each agreed not to, and to cause their respective controlled affiliates not to, own, operate or make an investment in the MTVN Partnership Business (other than the investment in the MTVN Partnership) or any cable or satellite audio/video television services, digital or analog, that principally or, in large part, are devoted to music-related or music-themed programming (the "MTVN Partnership Television Business"), in each case subject to certain exceptions, until the first to occur of (a) three years (in the case of the MTVN Partnership Business) or five years (in the case of the MTVN Partnership Television Business) after the closing of the MTVN Partnership transaction and (b) such date as MTVN ceases to own the largest percentage of the equity in the MTVN Partnership and to have the right to designate the most members of the management committee or board of directors of the MTVN Partnership.

     In connection with the negotiation of the Letter Agreement, the Company entered into an agreement dated May 18, 1999, with AT&T Broadband, as an inducement to AT&T Broadband to enter into a revised affiliation agreement with MTVN for the distribution of MTVN's services on AT&T Broadband cable systems. AT&T Broadband's entering into a revised affiliation agreement was a condition of MTVN's entering into the Letter Agreement. Pursuant to this agreement, on the first to occur of the closing of the MTVN Partnership's initial public offering and the second anniversary of the closing under the Letter Agreement (or the fifth anniversary of the closing, if extended by AT&T Broadband because the public offering has not occurred by the second anniversary of the closing), the Company will become obligated to pay AT&T Broadband an amount equal to 10% of the Excess Value (as defined below) of its equity interest in the MTVN Partnership, but in no event more than $30 million, nor less than $15 million. The Excess Value means the amount by which (a) the average market price or appraised fair market value of the Company's equity interest in the MTVN Partnership exceeds (b) the sum of (x) the lesser of $175 million and the value of the Company's interest in the MTVN Partnership as determined in accordance with certain provisions of the Letter Agreement and (y) any additional capital contributions made by the Company to MTVN Partnership. The Company may pay such amount in cash or shares of its Series A common stock (valued at market).

     The descriptions of the Letter Agreement and the agreements with AT&T Broadband appearing above are qualified in their entirety by reference to the full text of those agreements, copies of which are filed as exhibits to the Company's Form 8-K dated May 19, 1999 and incorporated by reference into this proxy statement. See "Incorporation of Certain Information by Reference."

               PROPOSAL 1 -- APPROVAL OF CONTRIBUTION TRANSACTION

BACKGROUND OF THE CONTRIBUTION TRANSACTION

     In January 1999, Liberty formed Liberty Digital, LLC ("Liberty Digital") as an indirect wholly owned subsidiary of Liberty. In forming Liberty Digital, it was Liberty's intent that Liberty Digital would be its primary vehicle for new opportunities in the areas of music and new media. In connection with the formation of Liberty Digital, Liberty agreed to contribute certain shares of TCI Music common stock and Series A preferred stock beneficially owned by Liberty, certain of its rights under the Access Agreement and certain of its investments in interactive programming and content related assets and lend to Liberty Digital $50 million. In anticipation of the formation of Liberty Digital, in September 1998, Liberty entered into an employment agreement with Lee Masters (the "Masters Employment Agreement") pursuant to which Mr. Masters was engaged to direct the development and integration of TCI Music's business and to develop, in coordination with affiliates of Liberty Digital, new media or cable programming businesses to take advantage of the competencies of Liberty Digital. In connection with the Masters Employment Agreement, in January, 1999 Mr. Masters was appointed a director, President and CEO of Liberty Digital and Chairman of the Board of TCI Music. At the same time, Bruce W. Ravenel was appointed Executive Vice President of Liberty Digital.

     Pursuant to the Masters Employment Agreement, Mr. Masters was granted a stock appreciation right representing the right to receive cash payments equal to 7 1/2% of the increase of Liberty Digital's equity value from a base of $500 million. Liberty Digital's equity value for purposes of the SAR included not only the assets held directly or indirectly by Liberty Digital but also certain investments in interactive programming and content related assets held by certain other subsidiaries and affiliates of Liberty. In the Contribution Transaction, all of the assets that are included in the assets that are valued for purposes of the stock appreciation right granted by Liberty Digital will be contributed to TCI Music. Mr. Ravenel was also granted a stock appreciation right on the same terms as the stock appreciation right granted to Mr. Masters, except that it applied to 2% of the increase of Liberty Digital's equity value over the $500 million threshold amount. Since January 1999, Mr. Masters and Mr. Ravenel have been working to identify and acquire additional interactive programming and content related assets and to develop the interactive television channels to be provided under the Access Agreement.

     Beginning in early 1999, Liberty executives Robert R. Bennett, a director of the Company and President and Chief Executive Officer and a director of Liberty, David B. Koff, a Vice President and director of the Company and a Senior Vice President of Liberty, Lee Masters and Bruce W. Ravenel began to consider ways to increase shareholder value of TCI Music, including through a transaction with Liberty. This group focused on a potential transaction in which Liberty would contribute certain assets of Liberty to TCI Music, including certain of the assets of Liberty Digital. Liberty personnel began working on developing the details of a proposal regarding such a potential transaction, including determining which assets of Liberty might be included, the valuation of the assets, the consideration to be given by TCI Music in exchange for the assets and related tax aspects.

     Management of TCI Music had been exploring opportunities for joint ventures and additional outlets to expand its Internet music business. While some of its efforts had been successful, such ventures and acquisitions had not resulted in market recognition of the value of these new opportunities. Management analyzed alternatives for further development and concluded it should consider expanding in Internet and interactive services beyond a music format.

     In late March 1999, Mr. Koff, on behalf of TCI Music, contacted Morgan Stanley to solicit a proposal from Morgan Stanley with respect to its review of a potential transaction between TCI Music and Liberty and to provide a fairness opinion, if appropriate, with respect to the potential transaction, in the event that Liberty determined to propose a transaction. Representatives of several recognized investment banking firms also were contacted to solicit proposals. During the next week, Mr. Koff conducted interviews with the firms that had submitted proposals to the Company.

     After the close of business on April 5, 1999, Liberty presented a formal written proposal to TCI Music. In its proposal, Liberty (1) offered to contribute to the Company the stock of certain wholly owned subsidiaries of Liberty holding interactive programming and content related assets and the rights with respect to interactive television services under the Access Agreement (which included all of the assets of Liberty Digital), (2) offered to loan an additional $50 million in exchange for an unsecured subordinated convertible promissory note on market terms, with the underlying Series B common stock valued based at a premium to the average daily closing prices of the Series A common stock for the 30 trading days ending April 5, 1999 and (3) proposed that approximately $50 million of existing debt of the Contributed Subsidiaries be assumed by the Company and such debt and the existing debt of the Company to Liberty of approximately $15 million be evidenced by an unsecured subordinated convertible promissory note on market terms, with the underlying common stock valued based on the average daily closing prices of the Series A common stock for the 30 trading days ending April 5, 1999. In consideration of the foregoing, TCI Music would issue to Liberty 128,755,360 shares of Series B common stock. On April 6, 1999, the Company publicly announced that it had received Liberty's proposal.

     On April 8, 1999 the Board convened a special telephonic meeting to consider Liberty's proposal. At the meeting, the Board received an extensive presentation from the Company's management regarding the terms of the proposal. The Board also reviewed the effect of the announcement of the proposal on the trading prices of the Series A common stock. The Board also received extensive presentations from the Company's legal advisors regarding the proposal and related legal issues. The Board then determined to authorize Mr. McPartland, who had no relationship with Liberty other than his position with TCI Music, to negotiate with Liberty on behalf of the Company and its stockholders to obtain the best possible transaction, to report back to the Board from time to time, and to present to the Board a potential transaction for the Board's consideration. The Board also authorized management to retain Morgan Stanley to review a potential transaction with Liberty and provide a fairness opinion with respect to a transaction, if one was appropriate. The Board also approved the engagement of Sherman & Howard L.L.C. as the Company's legal advisor and Richards, Layton & Finger as the Company's special Delaware counsel in connection with this potential transaction. In connection with the engagement of Sherman & Howard L.L.C. and Richards, Layton & Finger, the Board considered that
(1) both firms had in the past and were currently representing Liberty and its officers and directors on various matters unrelated to the potential transaction with Liberty and (2) Richards, Layton & Finger had been retained by Liberty as Liberty's special Delaware counsel in connection with a potential transaction. The Board also considered that Baker & Botts LLP, counsel to Liberty in connection with the proposed transaction, was currently representing the Company on various matters unrelated to the potential transaction. The Board elected to waive any conflict of interest arising out of Sherman & Howard L.L.C.'s, Richards, Layton & Finger's and Baker and Botts LLP's dual representations.

     Following the Board meeting, Liberty and TCI Music, advised by their respective legal advisors, negotiated the terms and conditions of the Contribution Agreement and related agreements. These negotiations focused particularly on the valuation of the assets to be contributed and the methodology used to value the Series B common stock to be issued by TCI Music under the Contribution Agreement and upon the conversion terms of the proposed convertible note. There were no material changes to the proposed transaction as a result of these negotiations.

     On April 20, 1999 the Board held a special meeting to consider the proposed transaction. At the meeting, the Board received an extensive presentation from the Company's management regarding the terms the initial proposal, the course of the negotiations and the terms of the proposed transaction. The Board also received detailed presentations from the Company's legal advisors. Morgan Stanley also provided the Board with an extensive presentation regarding Morgan Stanley's evaluation of the potential transaction from a financial point of view.

     The Board held another special telephonic meeting on April 23, 1999. At that meeting, management updated the Board on the status of negotiations and legal counsel reviewed the current terms of the proposed transaction. Morgan Stanley delivered its oral opinion that as of such date, the proposed transaction considered as a whole, was fair from a financial point of view to the holders of Series A common stock and preferred stock (other than Liberty and its affiliates). Following these presentations and considering the presentations at the April 20, 1999 special Board meeting, the Board determined that the terms of the proposed transaction, convertible note and related agreements and the proposed transaction as a whole were advisable and fair to and in the best interests of the shareholders of TCI Music (other than Liberty and its affiliates). The Board also considered amending the Certificate of Incorporation to (1) change the name of the Company to Liberty Digital, Inc. upon completion of the proposed transaction, (2) increase the authorized number of shares of Series A common stock and Series B common stock so that sufficient shares would be available (A) for issuance in connection with the proposed transaction, (B) upon conversion of the Series B common stock to be issued in the proposed transaction and (C) to provide for additional shares of Series A common stock and Series B common stock to be available if and when needed for issuance from time to time for any proper purpose approved by the Board, and (3) eliminate the prohibition against shareholder action without a meeting. The Board determined that such amendments were in the best interests of the Company and its shareholders. The Board unanimously approved the proposed transaction and authorized its management to finalize the terms of the Contribution Agreement, convertible note and related agreements and unanimously approved the amendments to the Certificate of Incorporation and recommended that TCI Music's shareholders approve the proposed transaction and the amendments to the Certificate of Incorporation.

     Following the Board meeting Liberty and TCI Music, advised by their respective legal advisors, conducted further negotiations of the terms and conditions of the Contribution Agreement. The negotiations focused on the terms of a policy to be adopted by Liberty with respect to Liberty's making available to TCI Music its corporate opportunities relating to interactive programming and interactive content and the tax consequences of the proposed transaction. The negotiations also included discussions regarding whether the Masters Employment Agreement and the Executive SARs would be contributed by Liberty to Liberty Digital and therefore become liabilities of TCI Music pursuant to the Contribution Agreement. As a result of these considerations and upon the recommendation of Liberty's tax advisors, it was determined to change the structure of the transaction [to provide that]: Liberty (through an indirect wholly owned subsidiary) would contribute (1) the contributed assets, (2) notes payable to Liberty (or one or more wholly owned subsidiaries of Liberty) from the Contributed Subsidiaries and TCI Music and (3) cash in the aggregate amount of $150 million in exchange for the Series B common stock and a number of shares of a new series of preferred stock, on terms similar to those in the proposed convertible note. The new structure eliminated the issuance of the convertible note for the existing debt of the Contributed Subsidiaries and TCI Music. The $150 million included up to $35 million in additional debt that would, in effect, provide TCI Music with the benefits of the Liberty policy during the period after the date of Liberty's proposal until the closing. These provisions would permit Liberty to advance funds of up to $35 million to Liberty Digital for the purpose of making additional investments during that period that would then be contributed to TCI Music at the closing of the Contribution Transaction.

     On May 18, 1999, Mr. McPartland announced his resignation as a director and President and Chief Executive Officer of the Company effective June 1, 1999 in order to pursue opportunities in new media. Following Mr. McPartland's resignation, Ralph J. Sorrentino, Executive Vice President and Chief Financial Officer of TCI Music, who had assisted Mr. McPartland in the negotiations, was authorized to conduct further negotiations on behalf of TCI Music. Mr. Sorrentino has no relationships with Liberty other than his position with TCI Music.

     During further negotiations of the terms and conditions of the Contribution Agreement, the parties determined that it was appropriate that the employment compensation arrangements with respect to Messrs. Masters and Ravenel become the obligations of TCI Music, since following the Contribution Transaction, the assets that they were hired to develop and manage and that relate to the Executive SARs would be owned by TCI Music. However, based on a recommendation of Liberty's tax and accounting advisors, it was determined that the Executive SARs should be replaced by a plan similar to the Deferred Compensation and Stock Appreciation Rights Plan (having substantially the same economic terms as the Executive SARs) to be adopted by TCI Music, so that the compensation paid to Mr. Masters and Mr. Ravenel should be deductible for federal income tax purposes by the Company. If the Company had assumed an assignment of the Executive SARs, a portion of any compensation paid pursuant to the Executive SARs may not have been deductible. Pursuant to the Tax Sharing Agreement, the Company will reimburse Liberty for any tax benefit to the Company from any deductions arising from compensation paid pursuant to the Deferred Compensation and Stock Appreciation Rights Plan. Since the Executive SARs provided for appreciation on 9 1/2% of Liberty's investment in Liberty Digital, the Deferred Compensation and Stock Appreciation Rights Plan would provide that it relate to 9 1/2% of the appreciation of the value of Liberty's equity investment in TCI Music over $500 million, or $2.46 per share of Series A common stock. In consideration of TCI Music's assuming the liability under the Deferred Compensation and Stock Appreciation Rights Plan, Liberty agreed that the number of shares of Series B common stock that Liberty would otherwise receive upon the closing of the Contribution Transaction would be reduced by 19,305,193 shares, the number of shares to be subject to the Deferred Compensation and Stock Appreciation Rights Plan. In addition, TCI Music, Liberty, Mr. Masters and Mr. Ravenel agreed that the Executive SARs would be cancelled upon adoption of the Deferred Compensation and Stock Appreciation Rights Plan and that the Masters Employment Agreement would be amended to make other changes appropriate to reflect the fact that TCI Music, rather than Liberty, would be the employer under the Masters Employment Agreement. See "Proposal 3 -- Approval of Deferred Compensation and Stock Appreciation Rights Plan" for a discussion of the terms of the Deferred Compensation and Stock Appreciation Rights Plan and "Executive
Officers -- Employment Agreements, Termination of Employment and Change of Control Arrangements" for a summary of the terms of the revised Masters Employment Agreement.

     A special telephonic meeting of the Board was held on June 22, 1999. At that meeting, management updated the Board on the status of negotiations and legal counsel reviewed the current terms of the proposed transaction, including the changes in the structure of the transaction, and the terms of the proposed Series B preferred stock and the proposed Deferred Compensation and Stock Appreciation Rights Plan. Morgan Stanley advised the Board, based on information available to Morgan Stanley as of June 21, 1999, that the changes in the terms of the Contribution Agreement, the issuance of Series B preferred stock in lieu of the convertible notes, the terms of the Series B preferred stock and the proposed adoption by the Company of the Deferred Compensation and Stock Appreciation Rights Plan and changes to the value of the assets being contributed since April 23, 1999 would not prevent it from delivering its written opinion, as of the date of the proxy statement, that the Contribution Transaction, considered as a whole, is fair from a financial point of view to the holders of Series A common stock (other than Liberty and its affiliates). Following these presentations, the Board determined that the terms of the Contribution Agreement and the Contribution Transaction as a whole were still advisable and fair to and in the best interests of the shareholders of TCI Music (other than Liberty and its affiliates). The Board unanimously approved the (1) Contribution Transaction, (2) Certificate of Designations for the Series B preferred stock to be issued in connection with the Contribution Transaction,
(3) amendments to the Certificate of Incorporation to (A) change the name of the Company to Liberty Digital, Inc. upon completion of the Contribution Transaction, (B) increase the authorized number of shares of capital stock, Series A common stock and Series B common stock, and (C) eliminate the prohibition against shareholder action without a meeting and (4) the Deferred Compensation and Stock Appreciation Rights Plan on the terms presented to the Board, subject to shareholder approval and approval by the Compensation Committee of the Board of Directors, and recommended that TCI Music's shareholders approve the Contribution Transaction, the amendments to the Certificate of Incorporation and the Deferred Compensation and Stock Appreciation Rights Plan. In addition, Messrs. Masters and Ravenel were appointed, effective June 1, 1999, to the same offices with the Company they hold in Liberty Digital: Lee Masters, President and Chief Executive Officer of Liberty Digital, was appointed as President and Chief Executive Officer of the Company to fill the vacancy caused by Mr. McPartland's resignation; and Bruce W. Ravenel, Executive Vice President of Liberty Digital, was appointed an Executive Vice President of the Company. Mr. Ravenel was also elected to fill the vacancy on the Board created by the resignation of Mr. McPartland. The Board also determined to elect Mr. Bennett, currently Chairman of the Board of Liberty Digital, as Chairman of the Board of TCI Music immediately after the closing of the Contribution Transaction. The Board also recommended that the Compensation Committee approve the Deferred Compensation and Stock Appreciation Rights Plan and make any grants pursuant to the Deferred Compensation and Stock Appreciation Rights Plan.

     The Compensation Committee approved the terms of the Deferred Compensation and Stock Appreciation Rights Plan for Messrs. Masters and Ravenel on July 30, 1999, subject to shareholder approval, and the consummation of the Contribution Transaction. See "Proposal 3 -- Approval of Deferred Compensation and Stock Appreciation Rights Plan" for a discussion of the terms of the Deferred Compensation and Stock Appreciation Rights Plan.

DESCRIPTION OF CONTRIBUTION TRANSACTION

  General

     Pursuant to the Contribution Agreement, Liberty DMX, Inc. ("Liberty DMX"), a wholly owned subsidiary of Liberty, will contribute to the Company all of the outstanding stock of the Contributed Subsidiaries. Liberty, Liberty DMX, and the subsidiaries contributing the Contributed Subsidiaries to Liberty DMX are referred to in this proxy statement as the "Contributing Parties." In addition, Liberty (through Liberty DMX) has agreed in the Contribution Agreement to assign to the Company certain of its rights under the Access Agreement regarding the provision of certain interactive video services over the cable television systems of AT&T and its controlled affiliates (the "AT&T Systems"). The Access Agreement establishes a framework to negotiate definitive agreements for digital channel capacity on the AT&T Systems equal to one six-megahertz channel (which, under current digital compression technology, will enable carriage of between 12 and 15 video channels) to be used for interactive, category specific channels providing entertainment, information and merchandise programming, subject to certain conditions ("Interactive Video Services"). The material terms of the definitive agreements, other than those included in the Access Agreement, are subject to negotiation between the Company and AT&T. Pursuant to this assignment, the Company will become subject to certain obligations imposed by the Access Agreement, including, but not limited to, AT&T's option to enter into joint ventures with the Company regarding the provision of such Interactive Video Services on the AT&T Systems, and, if such ventures are formed, AT&T's right to acquire the Company's interest in such joint ventures at their fair market value after a three year period. In connection with the Contribution Agreement, the Board of Directors of Liberty adopted a policy that TCI Music will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to interactive programming and content related services in the United States and Canada, subject to certain limitations.

     Liberty has also agreed in the Contribution Agreement that it will use reasonable efforts to make available to the Company for its Interactive Video Services the benefits of the "preferred vendor status" to which Liberty is entitled under the Access Agreement with respect to the access, timing and placement of new programming services on the AT&T Systems. Both the assignment of rights with respect to Interactive Video Services and the agreement to make such benefits available to the Company are subject to the terms, conditions and obligations set forth in the Access Agreement, the Contribution Agreement and the assignment.

     In addition, Liberty DMX will contribute to TCI Music a combination of cash and notes payable to Liberty or one or more of its affiliates (which notes will be assigned to Liberty DMX prior to the closing of the Contribution Transaction) by the Contributed Subsidiaries and TCI Music equal to $150 million.

     Finally, TCI Music agreed to adopt the Deferred Compensation and Stock Appreciation Rights Plan. See "Proposal 3 -- Approval of the Deferred Compensation and Stock Appreciation Rights Plan" for a detailed description of the Deferred Compensation and Stock Appreciation Rights Plan.

     In consideration of the foregoing, the Company will issue to Liberty DMX
(1) 109,450,167 shares of Series B common stock and (2) 150,000 shares of Series B preferred stock having an initial liquidation aggregate preference of $150 million.

     The effective issue price of the shares of Series B common stock to be issued pursuant to the Contribution Agreement was based on the average of the daily closing prices of the Series A common stock on the Nasdaq SmallCap Market for the 30 day period ended April 5, 1999 (the day before the public announcement of the Contribution Transaction) rounded down to the nearest cent. That average market price was $4.66 per share. The conversion price for the Series B preferred stock to be issued in the Contribution Transaction is 125% of the average market price used to calculate the issue price of the Series B Common Stock, or $5.825.

     Liberty and TCI Music have agreed that the aggregate net value of the Contribution Transaction is $600 million. The value of the Contributed Subsidiaries that hold stock of public companies was based on the closing trading price of the stock held by the Contributed Subsidiaries in publicly traded companies on April 5, 1999; and the value of the Contributed Subsidiaries that do not hold publicly traded investments was based on the most recent purchase price paid for such investment, in both cases less the amount of any liabilities to be assumed by TCI Music. The value of the assignment of the rights with respect to Interactive Video Services under the Access Agreement was determined based on a discounted cash flow analysis using projections made by Liberty of the operating income of the interactive television business for the term of the Access Agreement.

     A copy of the Contribution Agreement is attached to this proxy statement as Appendix I.

  Liberty Policy

     The following is a description of a general policy adopted by the Liberty Board in connection with the Contribution Agreement. The policy provides that TCI Music will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to interactive programming or interactive content ("Interactive Programming Opportunities") that are provided or otherwise made available to Liberty and its controlled affiliates. However, the term Interactive Programming Opportunities does not include opportunities (1) developed by or made available to any public company that is a controlled affiliate of Liberty or of any of Liberty or Liberty's controlled affiliates (other than the Company and its controlled affiliates or any person in which Liberty or any controlled affiliates (other than the Company and its controlled affiliates) has an interest but which person is not a controlled affiliate of Liberty or Liberty's controlled affiliates), (2) relating to Interactive Programming Services that are additional to, enhancements of or ancillary to linear video programming and content that are developed by or provided or made available to a controlled affiliate of Liberty whose primary business is the provision of linear video programming and content, (3) relating to Interactive Programming Opportunities that are intended to be distributed primarily outside the United States and Canada, (4) relating to hardware, software or other equipment, facilities, services, technologies or utilities associated with the distribution or enablement of Interactive Programming Services or other hardware, utilities or non-content related software, (5) arising out of or relating to Interactive Programming Opportunities that have been provided or made available to TCI Music but which TCI Music has determined not to pursue or has failed to pursue within the applicable time period, or (6) that Liberty or any of its controlled affiliates is legally or contractually obligated to provide or make available to a person other than TCI Music.

     Under the policy, the Company is not obligated to pursue any Interactive Programming Opportunity presented to it by Liberty. If the Company determines not to pursue or fails to pursue an opportunity, in each case within such time as Liberty may reasonably specify (taking into account the type and nature of the Interactive Programming Opportunity provided or made available) in its communication to TCI Music relating to such Interactive Programming Opportunity, then Liberty and its controlled affiliates may pursue such Interactive Programming Opportunity.

     The policy is effective from April 6, 1999; provided that, until the closing of the Contribution Transaction, the policy will be implemented in a manner consistent with the provisions of the Contribution Agreement. The policy automatically terminates upon the first to occur of (1) Liberty ceasing to beneficially own at least a majority in voting power of the outstanding voting securities of TCI Music entitled to vote generally upon all matters submitted to common shareholders, (2) Liberty ceasing to beneficially own at least a majority of the common equity securities of TCI Music outstanding (with shares issuable upon the conversion, exercise, or exchange of securities beneficially owned by Liberty that are convertible into or exercisable or exchangeable for, common equity securities of TCI Music being deemed outstanding) and (3) the termination of the Contribution Agreement.

     The policy provides that the Liberty Board or its Executive Committee is required to act in accordance with their fiduciary duties owed to Liberty and Liberty's fiduciary duties, if any, to its controlled affiliates (other than TCI Music and its controlled affiliates) in making all determinations in connection with the policy. With respect to any Interactive Programming Opportunity that may be subject to the policy and any obligation (fiduciary or otherwise) to one or more other controlled affiliates, the Liberty Board will have discretion to determine, without reference to the policy, to which of TCI Music or such other controlled affiliate of Liberty such Interactive Programming Opportunity will be provided or made available. Notwithstanding anything set forth in the policy, Liberty will have no obligation to exercise any rights it may have as a shareholder, partner or member of such person that is not a wholly owned subsidiary or to exercise any rights available to it under agreements with other shareholders, partners or members, in order to implement determinations under the policy. All determinations of the Liberty Board or its Executive Committee with respect to the Liberty policy and the interpretation of the Liberty policy are conclusive and binding.

     The policy further provides that Liberty's Board or its Executive Committee from time to time may amend, modify or rescind the policy or adopt additional or other policies or make exceptions with respect to the application of the policy in connection with particular facts and circumstances, all as the Liberty Board or its Executive Committee may determine, consistent with their fiduciary duties.

     The policy provides that the nature of the assets being contributed to TCI Music pursuant to the Contribution Agreement shall not create any inference or course of dealing as to the opportunities to which the policy applies.

  The Contributed Subsidiaries; Investments of the Contributed Subsidiaries

     The Contributed Subsidiaries, including Liberty Digital, were formed solely for the purpose of holding some of the interactive programming and content related assets of Liberty. Other than these assets, the Contributed Subsidiaries have no other assets and their only liabilities are (1) the notes payable to Liberty, which will be contributed to TCI Music as part of the Contribution Transaction, (2) obligations under the documents governing these investments in such interactive programming and content related assets, and (3) the Masters Employment Agreement and the Executive SARs.

     The assets of the Contributed Subsidiaries are generally identified in the table below. The table also includes investments in entities that were made after April 7, 1999 and that will be contributed to the Company as part of the Contribution Transaction. Please see "Description of the Contribution Agreement and

Related Agreements -- Additional Covenants and Agreements". Such assets will be held indirectly by the Company through the Contributed Subsidiaries' partnerships, joint ventures, common stock investments and investments convertible or exchangeable into common stock. In some cases, the interests are subject to buy-sell procedures, repurchase rights, performance guarantees and other restrictions. Ownership interests in the table are approximate, and were determined as of June 1, 1999.

                                             EQUITY
                INVESTMENT                  INTEREST                      DESCRIPTION
                ----------                  --------                      -----------
Academic Systems Corp.                          5%       Provider of higher education multi-media
                                                         instructional material
ACTV, Inc. (Nasdaq/SC: IATV; BSE: IAT)         12%(1)    Producer of tools for the creation of
                                                         programming that allows viewer participation
                                                         for both television and Internet platforms
drugstore.com, Inc. (Nasdaq/NM: DSCM)           2%       Internet provider of on-line drugstore
                                                         services
HomeGrocer.com, Inc.                            2%       Internet provider of on-line home grocery
                                                         delivery service
iBEAM Broadcasting Corporation                  7%       Provider of satellite delivery of streaming
                                                         media to Internet service providers
Interactive Pictures Corporation                4%       Provider of interactive photography services
                                                         and technology for the Internet
iVillage, Inc. (Nasdaq/NM: IVIL)                3%       Developer and provider of branded on-line
                                                         network tailored to interests and needs of
                                                         adult women
Kaleidoscope Interactive, LLC                  50%       Provider of Internet services to chronic
                                                         disease and disability communities
Kaleidoscope Network, Inc.                     12%       Producer and distributor of video programming
                                                         for pharmaceutical and healthcare advisers
KPCB Java Fund, L.P.                            5%       Venture fund for entities that develop
                                                         applications using Java software
Lifescape, LLC                                 15%       Provider of Internet-based behavioral health
                                                         services
The Lightspan Partnership, Inc.                11%       Provider of educational curriculum software
                                                         and Internet services to schools
MedScholar Digital Network, LLC               100%       Provider of continuous medical education
                                                         services to healthcare professionals
priceline.com Incorporated (Nasdaq/NM:          2%       Developer and provider of on-line electronic
  PCLN)                                                  commerce site for products and services at a
                                                         price offered by consumers
Quokka Sports, Inc. (Nasdaq/NM: QKKA)           3%       Internet provider of live digital sports
                                                         entertainment
SportsLine USA, Inc. (Nasdaq/NM: SPLN)          3%       Internet provider of branded interactive
                                                         sports information, programming and
                                                         merchandise
TE Network, Inc. (Total Entertainment          19%       Internet provider of family-oriented on-line
Network)                                                 games

- ---------------
(1) On June 30, 1999 Liberty invested an additional $9 million in ACTV by exercising warrants and purchasing additional common stock. In addition, Liberty received new warrants, which it may exercise over a period of one to five years. The percentage in the table includes the exercise of the existing warrants and the purchase of the additional shares. Exercise of the additional warrants would increase Liberty's (or TCI Music's, if the warrants are exercised after completion of the Contribution Transaction) ownership from approximately 12% to approximately 25%.

  Interactive Video Services

     Prior to the closing of the AT&T Merger, AT&T and Liberty entered into the Access Agreement. The Access Agreement incorporates the terms of a schedule to the AT&T merger agreement that contains some of the material terms of the matters to be included in a definitive agreement relating to the execution or renewal of certain affiliation agreements between TCI and affiliates of Liberty prior to the AT&T Merger, the status of Liberty and its affiliates as "preferred vendors" to the AT&T Systems, and Liberty's rights with respect to channel capacity equivalent to one six-megahertz channel on the AT&T's Systems for the provision of Interactive Video Services. The Access Agreement further provides that upon the request of either party, AT&T and Liberty (the Company after the closing of the Contribution Transaction) will negotiate in good faith to enter into a definitive agreement regarding the matters covered by the Access Agreement, but that until such definitive agreement is executed and delivered the Access Agreement will remain a binding agreement of the parties. The material terms of the definitive agreement, other than those included in the Access Agreement, are subject to negotiation between the parties. Pursuant to the Contribution Agreement, Liberty DMX will assign its rights with respect to Interactive Video Services on the AT&T Systems to TCI Music (which will be assigned by Liberty to Liberty DMX prior to the closing of the Contribution Transaction). With respect to those Interactive Video Services on AT&T's Systems, the Access Agreement provides that such services will be provided under one of the two arrangements described below, at the election of AT&T:

     - Pursuant to the first arrangement, AT&T will make available to Liberty for five years (renewable for an additional four-year period on then-current most favored nation terms) capacity equal to one six-megahertz channel (in digital form and including interactive enablement, first screen access and hot links to relevant Web sites -- all to the extent implemented by AT&T Systems) to be used for interactive, category-specific video channels that will provide entertainment, information and merchandising programming. AT&T will not be required to disrupt other programming or other channel arrangements. The suite of services will be accessible through advanced set top devices or boxes deployed by AT&T, except that, unless specifically addressed in a mutually acceptable manner, AT&T will have no obligation to deploy set top devices or boxes of a type, design or cost materially different from that it would otherwise have deployed. The content categories may include, among others, music, travel, health, sports, books, personal finance, automotive, home video sales and games.

     - Under the second arrangement, AT&T may enter into one or more mutually agreeable ventures with Liberty for the interactive video services described in the first sentence of the preceding paragraph. Such ventures will be structured as 50/50 ventures for a reasonable commercial term and provide that AT&T and Liberty will not provide interactive services in the category(s) of interactive video services provided through the ventures for the duration of such term other than the joint venture services in the applicable categories. When the distribution of such interactive video services occurs through a venture arrangement, AT&T will share in the revenue and expense of the provision of such interactive services pro rata to its ownership interest in lieu of the commercial arrangements described in the preceding paragraph. At the third anniversary of the formation of any such venture, AT&T may elect to purchase the ownership interest of Liberty in such venture at fair market value. The parties will endeavor to make such transaction, if any, tax efficient to Liberty.

     In connection with the letter agreement regarding the MTVN Partnership, AT&T Broadband entered into an agreement with TCI Music pursuant to which AT&T Broadband agreed to negotiate in good faith to enter into an agreement with the Company or a joint venture between the Company and the MTVN Partnership for AT&T Broadband to provide and enable the functionalities necessary to provide to AT&T digital subscribers an interactive music and music-related transaction/commerce channel to be developed by the joint venture.

  Contribution of Cash and Notes Payable

     Pursuant to the Contribution Agreement, Liberty will contribute (through an indirect wholly owned subsidiary) to TCI Music a combination of cash and notes payable to Liberty or a wholly owned subsidiary of

Liberty by the Contributed Subsidiaries and TCI Music equal to $150 million. The Contribution Agreement provides that Liberty or any of its subsidiaries may make additional investments in interactive programming and content related assets after April 7, 1999 and prior to the closing of the Contribution Transaction without the consent of TCI Music, so long as the aggregate amount expended during this interim period does not exceed $35 million. The Contribution Agreement provides that Liberty will advance funds for such additional investments and that those investments will be contributed to TCI Music at the closing and the Liberty advances will become part of the notes payable to be contributed to TCI Music at the closing.

     If Liberty proposes to make investments that would exceed $35 million, then such investments would not be contributed to TCI Music without the consent of TCI Music. Liberty will not be required to advance more than $85 million in connection with such additional investments. To the extent that any such investments are not contributed to TCI Music at the closing, such investments (and opportunities arising out of such investments) will be exempt from the Liberty policy.

     As of the date of this proxy statement, Liberty has advanced approximately $10 million to Liberty Digital for the purchase of equity interests in Quokka Sports, Inc. and $9 million for an additional investment in ACTV, Inc. These additional equity interests are held by wholly owned subsidiaries of Liberty Digital; all of Liberty Digital's equity interests in these subsidiaries and subsidiaries formed to hold additional investments made pursuant to the Contribution Agreement after April 7, 1999 and prior to the closing of the Contribution Transaction will become "Contributed Subsidiaries" and will be contributed to TCI Music in connection with the closing of the Contribution Transaction. The amount of cash contributed to TCI Music at the closing of the Contribution Agreement will be an amount equal to the difference between $150 million and the amount of debt of the Contributed Subsidiaries and TCI Music payable to Liberty (or a wholly owned subsidiary of Liberty) at the closing of the Contribution Transaction.

  Issuance of Series B Common Stock and Series B Preferred Stock

     In consideration of all of the foregoing provisions, TCI Music will issue to Liberty DMX, Inc., a wholly owned subsidiary of Liberty and holder of all of the outstanding Series B common stock currently outstanding (1) 109,450,167 shares of Series B common stock; and (2) 150,000 shares of Series B preferred stock having an initial aggregate liquidation preference of $150 million. Holders of the Series B preferred stock will be entitled to receive cash dividends at the rate of 5% of the liquidation preference, on a quarterly basis. The liquidation preference is $1,000 per share plus all accrued dividends. The shares of Series B preferred stock are convertible at any time at the option of the holder into shares of Series B common stock at $5.825 per share, which represents a 25% premium over the value of the Series B common stock issuable by TCI Music under the Contribution Agreement. The Series B preferred stock is subordinate to the obligations of the Company under its bank credit facility.

  Change in Management; New Director

     As part of the Contribution Transaction, the parties contemplated that after the closing the management of Liberty Digital, one of the Contributed Subsidiaries, and the subsidiary of Liberty that was formed to manage some of Liberty's interactive programming and content related assets, would be appointed to the same positions with the Company they hold in Liberty Digital: Robert R. Bennett, Chairman of the Board of Liberty Digital would become Chairman of the Board of the Company; Lee Masters, a director and President and Chief Executive Officer of Liberty Digital, would resign as Chairman of the Board but continue as a director and become President and Chief Executive Officer of the Company; and Bruce W. Ravenel, a director and Executive Vice President of Liberty Digital, would become a director and an Executive Vice President of the Company. However, effective June 1, 1999, Thomas McPartland, a director and President and Chief Executive Officer of the Company resigned and accordingly, the Board determined to make some of these changes prior to the closing of the Contribution Transaction. Effective June 1, 1999, Mr. Masters was appointed President and Chief Executive Officer of TCI Music and Mr. Ravenel was appointed Executive Vice President. Mr. Ravenel was also elected to fill the vacancy on the Board created by Mr. McPartland's resignation. Mr. Bennett will become Chairman of the Board upon the closing of the Contribution Transaction. The Board believes that Mr. Masters and Mr. Ravenel are valuable additions to the Company's daily operational management since they have expertise and experience relating to identifying and acquiring additional strategic interactive programming and content related investments and assets and developing interactive television programming and assets.

RISK FACTORS RELATING TO THE CONTRIBUTION TRANSACTION

     Shareholders should carefully consider the following matters in addition to the matters set forth elsewhere in this proxy statement and its appendices in deciding how to vote on the proposal to approve the Contribution Transaction.

  THE SET TOP BOXES REQUIRED FOR INTERACTIVE TELEVISION MAY NOT BE DEVELOPED OR DEPLOYED

     The success of interactive television is dependent on the availability of the next generation of digital set top box that is capable of handling the required type of two-way cable communications. These set top boxes are currently under development. Unless and until these advanced digital set top boxes are commercially available, interactive television cannot be implemented. Although the Company believes that these advanced boxes will begin to be available in late 1999, such deployment is subject to a number of factors not controlled by the Company. Any delay in the availability of these advanced boxes will adversely affect the Company's development of its interactive television business after the Contribution Transaction is complete.

     The success of interactive television is also dependent on the deployment of such set boxes once they become commercially available. Neither AT&T nor any of the other multiple cable television system operators ("MSOs") has any obligation to deploy the set top boxes even when the advanced digital set top boxes become available. Such deployment could also be affected by the numbers of set top boxes that are available from suppliers and shortages of trained personnel necessary to install the set top boxes. AT&T and other MSOs, based on their own business plans, may elect not to deploy the set top boxes or not to do so within a time frame that would benefit the Company's goal to develop and profit from interactive television services. In addition, the advanced set top box deployed by AT&T and the other MSOs could be of a type that supports new services that they intend to provide to their subscribers, such as telephony, but not interactive television. If AT&T and the other MSOs choose not to deploy advanced boxes that support interactive television, the Company will not be able to develop its interactive television business.

  THE PHYSICAL PLANT UPGRADES NECESSARY FOR INTERACTIVE TELEVISION MAY NOT OCCUR ON A TIMELY BASIS

     Interactive television requires cable plant capable of two-way communications. AT&T and many MSOs are in the process of upgrading their physical cable television plants to two-way capability for their own business purposes, such as providing local telephony and Internet access services. These upgrades will also support interactive television services. As of the date of this proxy statement, the Company believes that AT&T has upgraded approximately 40% of the AT&T Systems to these requirements. The success of interactive television will be largely dependent upon its number of viewers. If the plant upgrades are not completed in a timely fashion in a sufficient number of the AT&T Systems and in the cable television systems of other MSOs, the Company's interactive television business may not reach enough viewers to be successful. If AT&T's recently announced acquisition of MediaOne is completed, that transaction may have a material adverse effect on the timing of AT&T's plant upgrades as a result of the anticipated adverse effect on the cash flow of AT&T otherwise available for expenditures related to interactive television, including deployment of the required set top boxes and plant upgrades. There can be no assurance that a sufficient number of systems will be upgraded or that the upgrades will occur in a time frame that allows the Company to implement its interactive television business in a successful manner.

 WE WILL HAVE TO RAISE SIGNIFICANT FUNDS TO DEVELOP INTERACTIVE TELEVISION AND MAKE INVESTMENTS IN INTERACTIVE PROGRAMMING AND CONTENT RELATED ASSETS

     It will be necessary for the Company to expend a significant amount of funds on the development of interactive television before revenues, if any, will be derived from such development efforts. Those funds will be used for, among other things, video and online program development, operations, distribution on cable systems, marketing, satellite uplinking and general and administrative expenses. Pursuant to the Contribution Agreement, an amount of cash may be contributed to the Company, for the Company's use in its business. Please see "Proposal
1 -- Approval of the Contribution Transaction -- Contribution of Cash and Notes Payable." However, any amount contributed will not be sufficient to cover the anticipated expenses in developing interactive television before any revenues are derived from operations and will not be sufficient to fund its operations and investments. In addition, the Company will need additional funds in order to take advantage of the investment opportunities that may be presented to the Company under the Liberty policy or opportunities developed by the Company to invest in interactive programming and content related companies and other businesses. To date, the Company has not generated any significant free cash flow from its operations and has relied on Liberty, in addition to its bank line of credit, to fund its operations. After the closing of the Contribution Transaction, Liberty will have no obligation to make additional funds available to the Company. If in the future Liberty were to agree to provide funds to the Company, such advances may take the form of additional equity purchases or indebtedness. The terms under which such funds are made available would be separately negotiated by the Company and Liberty, and there can be no assurance that Liberty will agree to advance any or all of the funds required by the Company or, if funds are advanced, there is no assurance with respect to the terms upon which such amounts may be provided. The Company has no amounts available under its bank line of credit as of the date of this proxy statement. If the Company needs money from outside sources it may not be able to find a source to provide it with the needed funds.

 TERMS AND CONDITIONS OF AGREEMENTS TO BE ENTERED INTO IN CONNECTION WITH THE ACCESS AGREEMENT ARE UNCERTAIN AND MAY NOT BE FAVORABLE TO THE COMPANY

     The Access Agreement provides that Liberty (the Company after the closing of the Contribution Transaction) and AT&T will negotiate in good faith the terms and conditions of a definitive agreement with respect to providing Interactive Video Services. It is possible that the parties will not be able to agree on such additional terms and no definitive agreement will be entered into. If no definitive agreement is entered into, the Company may have to negotiate a separate agreement with AT&T, without the full benefit of the framework provided by the Access Agreement regarding the distribution of Interactive Video Services. In addition, the Company anticipates that it may be required to negotiate a separate agreement for each digitally compressed channel that is developed, rather than one agreement covering all of the 12 to 15 digital channels that may be carried on the six-megahertz of bandwidth provided for in the Access Agreement. AT&T, in its sole discretion, may elect that these separate agreements be entered into pursuant to one of two arrangements. The first provides access to the AT&T Systems for a certain period of time. Under that scenario, the Company would have rights to bandwidth capacity for the distribution of interactive television channels on the AT&T Systems. The Company's assumptions regarding the development of interactive television contemplates that AT&T will elect the first option. The second arrangement requires the Company to enter into 50/50 ventures with AT&T for a reasonable commercial term. Those ventures will be the sole vehicle of AT&T and the Company for interactive video services in the specified categories channels to be carried on the AT&T Systems. Under either option, the Company will still have the right to distribute its interactive television channels over the cable television systems of other MSOs. In the case of a joint venture, AT&T will share revenues and expenses pro rata to its ownership interest in lieu of the Company being required to pay AT&T a fee for use of its bandwidth. However, under this arrangement, AT&T may purchase the ownership interest of the Company in such venture at fair market value at the third anniversary after the formation of such venture. The Company believes that because interactive television is a new venture that has not been broadly or successfully developed in any market, the success of its interactive television development efforts may not be fully realized until after the third anniversary. If AT&T elects to purchase the Company's interest in any joint venture, the Company would be precluded from participating in any increased value of the interactive television venture with AT&T after the third anniversary of the venture.

     Mr. Leo J. Hindery, Jr. is a director of TCI Music and Liberty and the President and Chief Executive officer of AT&T Broadband. Accordingly, he may be subject to a conflict of interest in negotiating the terms of definitive agreements to be entered into with respect to providing Interactive Video Services on the AT&T Systems.

 OUR SUCCESS DEPENDS UPON DISTRIBUTION OF INTERACTIVE TELEVISION SERVICES TO MSOS OTHER THAN AT&T

     The Company believes that the success of its interactive television business will be greatly limited if the Company fails to obtain distribution of its interactive television programming from MSOs other than AT&T. In order to obtain distribution on the other MSOs cable systems, the Company will have to create services that will make it attractive to customers and will have to develop pricing, revenue splits and other strategies which will incentivize the other MSOs to carry the Company's programming and provide the other related services necessary to provide interactive television services. There can be no assurance that the Company will be able to enter into arrangements with other MSO's regarding such distribution, the terms of any such arrangement or the amount of channel capacity the Company may be able to acquire from such other MSO's.

 THE CREATION OF AN INTERACTIVE TELEVISION BUSINESS DEPENDS ON OUR ABILITY TO ENTER INTO STRATEGIC CONTENT ALLIANCES AND AGREEMENTS FOR NETWORK AND FULFILLMENT SERVICES

     The interactive television business is in its early stage of development. It is uncertain whether this business can be successfully developed. The Company plans to develop category specific channels that will provide entertainment, information and merchandising programming. In order to develop these channels the Company must provide content and establish the various network and fulfillment services necessary to provide Interactive Video Services for each channel developed. The content for the Company's interactive television channels depends on the Company's ability to enter into strategic alliances, on favorable terms, pursuant to which Company would be entitled to use the provider's content, brand name or other resources. Pursuant to the Contribution Agreement, the Company will acquire investments in a number of companies that it believes may ultimately provide it with channel content. The Company also plans to invest in other potential content providers after the completion of the Contribution Transaction, if funds are available. However, as of the date of this proxy statement, neither the Company nor Liberty Digital has entered into any agreements for channel content, except that as part of the investment in the MTVN Partnership the Company and MTVN announced their intention to cooperate on the creation and launch of an interactive commerce oriented music channel and AT&T Broadband agreed to negotiate in good faith to enter into an agreement with the Company or a joint venture between the Company and the MTVN Partnership for AT&T Broadband to provide and enable the functionalities necessary to provide to AT&T digital subscribers an interactive music and music-related transaction/commerce channel to be developed by the Company or such joint venture.

     In addition, the Company must enter into agreements to establish the services necessary to provide Interactive Video Services, such as order fulfillment for merchandise orders. The Company may not be able to enter into any of these agreements at all or on terms favorable to it. The failure to obtain or a delay in obtaining any one of these agreements will adversely affect the Company's ability to develop an interactive television business.

 OUR SUCCESS IN DEVELOPING THE INTERACTIVE TELEVISION BUSINESS DEPENDS ON CUSTOMER ACCEPTANCE

     Interactive television using two-way capability of the cable plant has not yet been broadly or successfully deployed. Previous attempts have failed for a variety of reasons, including lack of customer acceptance. The success of interactive television will depend in large part on customer acceptance. Customer acceptance will depend upon, among other factors,

     - the price of components required to deliver interactive television to the consumer and allow it to function;

     - the amount of any additional cable charges to receive interactive television;

     - the Company's ability to develop interactive cable television programming that is attractive to consumers and economically beneficial to the Company;

     - the ability of the Company to develop and implement software and other capabilities to provide customers with ready to use e-commerce experience, including fulfillment of orders; and

     - customer satisfaction with security and subscriber privacy.

     Even if two-way interactive television is successfully developed, there is no certainty that consumers will accept this new offering in numbers sufficient to provide economic success. Therefore, the timing and amount of return on the investment of the Company in interactive television cannot be determined.

  OUR NEW BUSINESS DEPENDS ON KEY PERSONNEL

     The services of Lee Masters and Bruce Ravenel, as President and Chief Executive Officer and as Executive Vice President, respectively, will be important to the Company's development of interactive television and acquisition of interests in interactive programming and content related assets. Their familiarity with developing and distributing programming and developing investment strategies and strategic alliances make them especially valuable to the Company. The loss of the services of Mr. Masters or Mr. Ravenel could harm the Company's ability to develop its new business. In connection with the completion of the Contribution Transaction, the Company will assume the Masters Employment Agreement having a term through December 15, 2003, subject to certain amendments to eliminate the Executive SARs and to reflect other changes appropriate to the Company, rather than Liberty, being the employer under the agreement. The Company does not have an employment agreement with Mr. Ravenel. In addition, in connection with the Contribution Agreement, the Company has adopted the Deferred Compensation and Stock Appreciation Rights Plan in which Messrs. Masters and Ravenel will be the sole participants. Any amounts payable to them under the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan is payable only upon termination of their employment. Depending on the value attributable to the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan upon vesting, Mr. Masters and Mr. Ravenel may have an incentive to terminate their employment in order to receive the deferred compensation payments.

  OTHERS MAY DEVELOP COMPETING INTERACTIVE TELEVISION SERVICES

     The Company may face competition from third parties in its efforts to develop interactive television. Potential competitors include MSOs (including AT&T), major studios, technology companies, including Microsoft, and entertainment companies. Potential competitors may have resources, including access to capital, that will provide them with a competitive advantage over the Company. Further, if MSOs develop their own interactive television programming, the potential market for the Company's programming will be reduced.

 THERE ARE LIMITATIONS ON LIBERTY'S POLICY THAT MAY ADVERSELY AFFECT TCI MUSIC'S PURSUIT OF OPPORTUNITIES IN INTERACTIVE PROGRAMMING

     Pursuant to the Contribution Agreement, Liberty has adopted a policy that the Company will be the primary (but not exclusive) vehicle of Liberty for the pursuit of corporate Interactive Programming Opportunities that are provided or otherwise made available to Liberty, subject to certain exclusions and limitations set forth in "Proposal 1 -- Approval of Contribution Transaction
 -- Liberty Policy." It is a condition to the completion of the Contribution Transaction that the policy be in full force and effect at the date of the closing. However, the Company may not benefit from the policy at all or benefits derived from the policy may be limited or less than expected for any number of reasons, including the following:

     - The policy is not exclusive and Liberty has no obligation to continue to maintain the policy after the closing of the Contribution Transaction. If Liberty determines to change, modify or abandon the policy, the number of opportunities the Company will have to invest in or develop interactive programming could be reduced or eliminated.

     - The policy specifically provides that it does not apply to opportunities
       (1) developed by or made available to any public company that is a controlled affiliate of Liberty or any of Liberty's controlled affiliates (other than the Company and its controlled affiliates or any person in which Liberty or any controlled affiliate of Liberty (other than the Company and its controlled affiliates) has an interest but which person is not a controlled affiliate of Liberty or any of its controlled affiliates), (2) relating to Interactive Programming Services that are additional to, enhancements of or ancillary to linear video programming and content that are developed by or provided or made available to a controlled affiliate of Liberty whose primary business is the provision of linear video programming and content, (3) relating to Interactive Programming Opportunities that are intended to be distributed primarily outside the United States and Canada, (4) relating to hardware, software or other equipment, facilities, services, technologies or utilities associated with the distribution or enablement of Interactive Programming Services or other hardware, utilities or non-content related software, (5) arising out of or relating to Interactive Programming Opportunities that have been provided or made available to TCI Music but which TCI Music has determined not to pursue or has failed to pursue within the applicable time period, or (6) that Liberty or any of its controlled affiliates is legally or contractually obligated to provide or make available to a person other than TCI Music.

     - The policy also provides that if the Company determines not to pursue or fails to pursue an opportunity, in each case within such time as Liberty may reasonably specify (taking into account the type and nature of the Interactive Programming Opportunity provided or made available) in its communication to TCI Music relating to such Interactive Programming Opportunity, then Liberty and its controlled affiliates may pursue such Interactive Programming Opportunity. The Company's ability to act on an opportunity will depend on, among other things, the availability of funds to pursue the opportunity. The availability of such funds is not certain. Please see "We Will Have to Raise Significant Funds to Develop Interactive Television and Make Investments in Interactive Programming and Content Television Related Assets."

     - The policy provides that it terminates automatically upon the first to occur of (1) Liberty's ceasing to beneficially own at least a majority in voting power of the Company's voting securities entitled to vote generally upon all matters submitted to common shareholders, (2) Liberty's ceasing to beneficially own at least a majority of the common equity securities of TCI Music outstanding and (3) the termination of the Contribution Agreement. As a result, Liberty could still effectively control the Company but would not be subject to the policy.

     - Liberty's willingness to advance funds to the Company and, if Liberty determines to advance funds, the terms on which Liberty may provide such funds, may affect the Company's ability to pursue such opportunities.

     - The Company anticipates that many of the video programming entities in which Liberty has investments may attempt to add interactive services and enhancements to their video programming. Because the policy only applies to Liberty and its controlled affiliates and because most of Liberty's affiliates are not "controlled" by it for purposes of the policy, the policy will not apply to these opportunities. Moreover, even to the extent such entities are controlled by Liberty, if such entity's primary business relates to video programming and the Interactive Programming Opportunities relate to interactive additions and enhancements to video programming then the policy would not be applicable to such opportunity.

     - Mr. Bennett is a director of Liberty and a director of the Company. Mr. Hindery is a director of both Liberty and TCI Music and the President and Chief Executive Officer of AT&T Broadband. Mr. Koff is a Senior Vice President of Liberty and a director and Vice President of the Company. Messrs. Bennett, Hindery and Koff, as Liberty directors and/or officers, may be involved in the determination as to whether a particular opportunity is within the scope of the policy, and whether to approve or terminate the policy, and as TCI Music directors and/or officers may also be involved in the determination as to whether or not to cause the Company to accept and pursue an opportunity or allow it revert back to Liberty based on Liberty's interests.

  SELLING OUR EQUITY INVESTMENTS MAY PRESENT CERTAIN RISKS

     At the present time the Company does not have any plans to sell the equity interests in various companies held by the Contributed Subsidiaries after the closing of the Contribution Transaction. However, in the future the Company may determine that it is appropriate to sell all or a portion of those interests for any number of reasons, including to provide funds for development of the interactive television business or for other strategic investments. Market and other conditions largely beyond the Company's control will affect its ability to engage in such sales, the timing of such sales and the amount of proceeds from such sales. As a result, the Company may not be able to sell all or any portion of its investments or, if the Company is able to sell, it may not be able to sell at favorable prices. If the Company is unable to sell certain investments at favorable prices its operating results and business could be harmed.

 THE FLUCTUATING VALUE OF THE ASSETS OF THE CONTRIBUTED SUBSIDIARIES MAY AFFECT THE VALUE OF THE COMPANY

     Following the Contribution Transaction, the Company will hold equity interests in publicly-traded companies, including ACTV, iVillage, SportsLine USA and priceline.com, and in private companies. The values of securities held by the Company in these and other companies depends on market and other conditions that are outside the Company's control. Changes in those conditions may affect the market price of TCI Music's publicly-traded stock.

  THE MARKET FOR THE COMPANY'S STOCK IS VOLATILE

     Since the announcement of the Contribution Transaction and the Company's intention to expand its business to include the development of the interactive television business and investment in interactive programming and content related assets, the Company believes that it may now be perceived by the market as an Internet company. As a result, the trading price for the Series A common stock has risen sharply overall and has been extremely volatile, and is likely to continue to be extremely volatile. The trading price of Internet stocks in general have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. These valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet companies could depress the Company's stock prices regardless of its results. Other broad market and industry factors may result in a decrease in the market price of the Series A common stock regardless of the Company's operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may cause a decrease in the market price of the Series A common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

     The price of the Company's Series A common stock is made even more volatile by the fact that the public holds only 49.7% of the outstanding Series A common stock and that there were only approximately 3,800 beneficial owners as of June 30, 1999. If Liberty converted all of its Series B common stock beneficially owned by it into Series A common stock, the public would hold only 11.8% of the Series A common stock. As a result, the price of the Series A common stock can be materially affected by a rather limited trading volume.

  CONFLICTS OF INTEREST

     Certain members of TCI Music's management and its Board are also members of the management and Board of Directors of Liberty. Robert R. Bennett, a director of TCI Music, is a director, President and Chief Executive Officer of Liberty. David B. Koff, a Vice President and director of TCI Music, is a Senior Vice President of Liberty. Leo J. Hindery, Jr., a director of TCI Music, is also a director of Liberty and President and Chief Executive Officer of AT&T Broadband, which will be providing Interactive Video Services under the Access Agreement. The directors of TCI Music have fiduciary obligations under Delaware law to TCI Music and all of its shareholders. Mr. Bennett and Mr. Hindery also have the fiduciary obligations to Liberty and to AT&T, as the sole shareholder of Liberty. Mr. Hindery also has obligations to AT&T Broadband. Mr. Bennett, Mr. Koff and Mr. Hindery hold options to acquire shares and/or restricted shares of AT&T Class A Liberty Media Group common stock, and options to acquire shares of TCI Music Series A common stock. In addition, Mr. Hindery holds options to acquire shares, restricted shares and shares of AT&T common stock. Lee Masters, a director and President and Chief Executive Officer of Liberty Digital, is Chairman of the Board and President and Chief Executive Officer of TCI Music. Bruce W. Ravenel, a director and Executive Vice President of Liberty Digital, is a director and an Executive Vice President of TCI Music. Liberty Digital will become a wholly owned subsidiary of the Company as a result of the Contribution Transaction. Thomas McPartland, Ralph Sorrentino and Alan McGlade, President and Chief Executive Officer of The Box, exercised a number of options to purchase shares of Series A common stock and/or sold shares of Series A common stock in open market transactions after the announcement of Liberty's proposal.

TCI MUSIC'S REASONS FOR THE CONTRIBUTION TRANSACTION; RECOMMENDATION OF THE TCI MUSIC BOARD

     The following briefly describes the material reasons, factors and information taken into account by the Board in deciding to approve the Contribution Transaction and to recommend that TCI Music shareholders approve the Contribution Transaction.

  Reasons for the Contribution Transaction

     - Strategic Opportunity. Since its formation, the Company's goal has been to develop a portfolio of integrated interactive digitally delivered music entertainment services. The Board believes that the Contribution Transaction provides a strategic opportunity to increase shareholder value by broadening the Company's focus from distributing digital music to a broad Internet and interactive television business. Upon completion of the Contribution Transaction the Company will have three components to its business -- its current DMX music business, the development of an interactive television business and its equity investments in businesses that take advantage of the opportunities of interactive programming and content and interactive television. The rights under the Access Agreement will provide the Company with the opportunity to develop an interactive television programming business. The Company believes there are significant opportunities to develop electronic commerce, interactive advertising and other fee transactions in an interactive television business. In addition, the Company believes that it may have the opportunity to develop strategic alliances with the companies in which the Contributed Subsidiaries hold equity investments to obtain the rights to use the products and technology of such companies in interactive television. Mr. Masters, President and Chief Executive Officer of Liberty Digital, and Mr. Ravenel, an Executive Vice President of Liberty Digital, were appointed President and Chief Executive Officer and Executive Vice President, respectively, of the Company after the announcement of the Contribution Transaction. They have been working to implement the interactive television business since January 1, 1999. Their experience and know-how and any progress they have made will carry over to the benefit of the Company after the closing of the Contribution Transaction. The Board believes that, based on the market's perception of Internet and interactive technology businesses, the Contribution Transaction has the potential to increase shareholder value and provide the Company with the currency, in the form of equity securities, for additional growth and development of its new business.

     - Additional Investment Opportunities. Pursuant to the Contribution Agreement, Liberty has adopted a general policy that the Company will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities involving investments in and/or development of interactive programming and content, subject to certain exclusions and limitations. The Board believes that, as a result of Liberty's profile as an investor in the technology and Internet industries, and the expertise and reputation of Messrs. Masters and Ravenel in those industries, the Company will be presented with quality investment opportunities which will enhance the Company's investment portfolio as well as result in strategic opportunities to obtain interactive programming or content for its interactive television business.

     - Additional Capital; Enhanced Financing Ability. As of the date of Contribution Agreement, the Company had no funds available under its revolving loan agreement and believes that it would not be able to readily obtain additional financing from outside sources on acceptable terms. The cash to be contributed to the Company in connection with the Contribution Transaction may provide some of the additional capital needed to permit the Company to continue to expand its current music operations and to acquire additional interactive programming and content related investments and to develop interactive television. The Board also believes that the Contribution Transaction will provide the

       Company with an increased ability to obtain debt financing from third parties to fund its operations, if necessary. In addition, the higher market value of the Series A common stock improves the Company's opportunities for issuing its stock to raise capital or as consideration in future transactions.

INFORMATION AND FACTORS CONSIDERED BY TCI MUSIC

     In connection with its approval of the terms of the Contribution Transaction and its recommendation that TCI Music shareholders approve the Contribution Transaction the Board considered the following factors:

     - the reasons described under "-- Reasons for the Contribution
       Transaction";

     - the terms and conditions of the Contribution Agreement, including (1) the fact that the Company can acquire the Contributed Subsidiaries and the rights relating to Interactive Video Services under the Access Agreement in the Contribution Transaction without having to expend any of its cash resources or borrow funds, (2) the valuation of the Contributed Subsidiaries and rights relating to Interactive Video Services under the Access Agreement and the determination of the number of shares of Series B common stock to be issued in the Contribution Transaction, (3) that the value of the Series B common stock be issued in the Contribution Transaction is fixed at $4.66 per share, which was based on the average daily closing prices of the shares for the 30 trading days prior to the announcement of Liberty's proposal, which was significantly less than the trading prices as of the date of the Contribution Agreement, (4) that the value of the assets contributed in the Contribution Transaction is fixed and that fluctuations in the market prices of the stock of entities that are public companies in which the Contributed Subsidiaries hold investments prior to the closing of the Contribution Transaction could affect the value of the Contributed Subsidiaries, (5) the adoption by Liberty of a general policy that the Company will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to interactive programming or interactive content, subject to certain exclusions and limitations, (6) Liberty's agreement to use its reasonable efforts to make available to the Company for its Interactive Video Services the benefits of "preferred vendor status" to which Liberty is entitled under the Access Agreement, (7) Liberty's agreement to fund interim investments, if any, to be made by Liberty Digital prior to the closing of the Contribution Transaction that will become part of the assets contributed to the Company as part of the Contribution Transaction, (8) the agreement of Liberty to cause its wholly owned subsidiaries to vote the Voting Securities held by them in favor of the Contribution Transaction, and (9) the relatively limited number of conditions to the completion of the Contribution Transaction, which provides increased certainty that the Contribution Transaction will be consummated;

     - the terms and conditions of the Series B preferred stock to be issued by the Company in connection with the Contribution Agreement including the fact that the Series B preferred stock is convertible at a rate of $5.825 per share;

     - the terms and conditions of the Deferred Compensation and Stock Appreciation Rights Plan to be adopted by the Company in connection with the Contribution Transaction;

     - the opinion of Morgan Stanley (a copy of which is attached as Appendix II to this proxy statement) described under the heading "-- Opinion of Morgan Stanley";

     - that Messrs. Masters and Ravenel have joined the Company as President and Chief Executive Officer and as a director and Executive Vice President, respectively;

     - the business rationale for the Contribution Transaction, including the ability of the Company to broaden its business in interactive programming and content and interactive television areas;

     - the increase in the trading prices of the Series A common stock after the announcement of Liberty's proposal for the Contribution Transaction;

     - the expected treatment of the Contribution Transaction for federal income tax purposes; and

     - the interests of officers and directors of Liberty, the Contributing Parties and TCI Music in the Contribution Transaction.

     The TCI Music Board also considered the following potential adverse consequences of the Contribution Transaction:

     - the matters discussed under "-- Risk Factors in Connection with the Contribution Transaction";

     - the inherent risks in Internet investments, including the risk that some or all of the companies in which the Company will hold investments may fail to achieve their business plans and the volatility of the market price of stock of those companies that are public companies; and

     - that shareholders will not have dissenters' rights in connection with the Contribution Transaction.

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but it does include the factors that the Board considered material to its decision to approve the Contribution Transaction. In view of the factors considered in connection with its evaluation, the Board did not find it practicable to and did not quantify or attempt to assign relative weights to the specific factors considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors.

     THE PROPOSAL TO APPROVE THE CONTRIBUTION TRANSACTION IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

RECOMMENDATION OF THE TCI MUSIC BOARD

     FOR THE REASONS DISCUSSED ABOVE, THE TCI MUSIC BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE CONTRIBUTION TRANSACTION.

OPINION OF MORGAN STANLEY

     Pursuant to a letter agreement dated as of April 9, 1999 (the "Engagement Letter"), Morgan Stanley was engaged by TCI Music to review the Contribution Transaction and provide an opinion as to the fairness of the Contribution Transaction, considered as a whole, from a financial point of view, to the holders of Series A common stock and the then outstanding Series A convertible preferred stock, other than Liberty and its affiliates. Morgan Stanley was selected by the Board to provide a fairness opinion based on Morgan Stanley's qualifications and expertise in the industries considered relevant for this purpose.

     At the meeting of the TCI Music Board on April 23, 1999, Morgan Stanley rendered its oral opinion, that as of April 23, 1999, based upon and subject to the various considerations set forth in the opinion, the Contribution Transaction, considered as a whole, was fair from a financial point of view to the holders of Series A common stock and Series A preferred stock, other than Liberty and its affiliates. At the meeting of the TCI Music Board on June 22, 1999, Morgan Stanley advised the Board that, based on information available to Morgan Stanley as of June 21, 1999, the changes in the terms of the Contribution Agreement, the proposed adoption by the Company of the Deferred Compensation and Stock Appreciation Rights Plan and changes to the value of the assets being contributed since April 23, 1999 would not prevent it from delivering its written opinion, as of the date of this proxy statement, that the Contribution Transaction, considered as a whole, is fair from a financial point of view to the holders of Series A common stock (other than Liberty and its affiliates). On July 30, 1999, Morgan Stanley delivered its written opinion to the effect that, as of July 30, 1999, based upon and subject to the various considerations set forth in the opinion, the Contribution Transaction, considered as a whole, was fair from a financial point of view to the holders of Series A common stock other than Liberty and its affiliates.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED JULY 30, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW

UNDERTAKEN, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SERIES A COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS ADDRESSED TO THE TCI MUSIC BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONTRIBUTION TRANSACTION, CONSIDERED AS A WHOLE, FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SERIES A COMMON STOCK, OTHER THAN LIBERTY AND ITS AFFILIATES, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONTRIBUTION AGREEMENT NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF TCI MUSIC VOTING SECURITIES AS TO HOW TCI MUSIC'S SHAREHOLDERS SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

     In rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of TCI Music and the entities in which Contributed Subsidiaries have holdings (as set forth in the Contribution Agreement) (the "Investee Companies");

     - reviewed certain internal financial statements and other financial and operating data concerning TCI Music prepared by the management of TCI Music and certain limited information concerning the Investee Companies provided by Liberty;

     - analyzed certain financial projections of TCI Music and Liberty prepared by the management of TCI Music and Liberty, respectively;

     - discussed the past and current operations and financial condition and the prospects of TCI Music and Liberty with senior executives of TCI Music and Liberty (including, in the case of TCI Music, TCI Music's anticipated cash requirements), respectively, and discussed the operations and prospects of the Investee Companies with senior executives of Liberty;

     - reviewed the reported prices and trading activity for Series A common stock and the publicly traded Investee Companies;

     - reviewed the financial terms, to the extent publicly available, of certain transactions deemed to be relevant;

     - reviewed the Contribution Agreement dated April 23, 1999; and

     - performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the opinion. With respect to the financial projections of TCI Music, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of TCI Music. Among other things, Morgan Stanley relied upon, without independent verification, the assessment by management: (1) of Liberty of the underlying assumptions regarding projected services to be supplied under the rights with respect to Interactive Video Services under the Access Agreement; and (2) of TCI Music and Liberty of TCI Music's and the Investee Companies' existing and future technologies. Morgan Stanley also gave consideration to the existence of the general policy adopted by Liberty described under the heading "Proposal
1 -- Approval of the Contribution Transaction -- Liberty Policy" set forth in the Contribution Agreement. Morgan Stanley also noted that, in connection with the Company's establishment of the Deferred Compensation and Stock Appreciation Rights Plan, the number of shares of Series B common stock to be issued by the Company as a part of the Contribution Transaction was decreased by approximately 20 million shares.

     Morgan Stanley did not make any independent appraisal of the assets or liabilities or technology of TCI Music, Liberty, the Contributed Subsidiaries or the Investee Companies, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Contributed Subsidiaries had no assets other than those set forth in Schedule 1 to the Contribution Agreement and no liabilities other than the express contractual obligations of the Contributed Subsidiaries under the agreements set forth on such Schedule.

Furthermore, Morgan Stanley depended on TCI Music for its valuation of the KPCB Java Fund, L.P. and its valuation of the MTVN Partnership, and relied on TCI Music in its assessment of the tax treatment of the Contribution Transaction contemplated by the Contribution Agreement. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 30, 1999. In addition, the Morgan Stanley opinion does not address any specific aspect of the Contribution Transaction, but, instead, addresses the fairness, from a financial point of view, of the Contribution Transaction considered as a whole.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated July 30, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Common Stock Performance. Morgan Stanley's analysis of Series A common stock performance consisted of an historical analysis of closing prices and trading volumes over the period from April 5, 1998 to July 30, 1999. During that period, based on closing prices on the Nasdaq SmallCap National Market, Series A common stock achieved a high closing price of $52.00 on April 26, 1999 and a low closing price of $2.625 on September 17, 1998. Morgan Stanley noted that during the period from July 11, 1997 to August 13, 1998, all of the Series A common stock traded with a right, originally issued in connection with TCI Music's acquisition of DMX, to require TCI to purchase each share of Series A common stock for $8.00 per share. Additionally, Morgan Stanley noted that for the period during the 30 business days ending April 5, 1999 the average closing price of Series A common stock was $4.66.

     Morgan Stanley's analysis of the publicly traded Investee Companies, specifically, Priceline.com, iVillage Inc., SportsLine USA, Inc., ACTV, Inc., drugstore.com and Quokka Sports consisted of an analysis of the current trading price of the common shares of the respective entity as well as an analysis over a specified date range of the average price of the respective entity's common shares based on (i) the price below which 25 percent of the volume of shares traded during the specified period (the "25th Trading Percentile") and (ii) the price below which 75 percent of the volume of shares traded during the specified period (the "75th Trading Percentile"). The chart below details the results of this analysis.

                                               EQUITY MARKET   25TH TRADING   75TH TRADING
                            RELEVANT DATE      VALUE 7/30/99    PERCENTILE     PERCENTILE      MEAN
COMPANY                         RANGE              ($MM)          ($MM)          ($MM)         ($MM)
- -------                   ------------------   -------------   ------------   ------------   ---------
SportsLine USA..........  11/13/97 - 7/30/99     $   513.0      $   417.8      $   799.1     $   576.7
iVillage................   3/19/99 - 7/30/99     $   956.8      $ 1,261.9      $ 2,233,4     $ 1,484.0
ACTV....................    1/1/98 - 7/30/99     $   514.1      $   192.7      $   591.6     $   432.8
Priceline.com...........   3/30/99 - 7/30/99     $10,754.1      $12,151.3      $18,022.0     $13,642.5
drugstore.com...........   7/27/99 - 7/30/99     $ 2,133.2      $ 2,202.0      $ 2,525.1     $ 2,286.8
Quokka Sports...........   7/27/99 - 7/30/99     $   455.7      $   578.4      $   578.4     $   537.5

     In addition, Morgan Stanley valued the currently outstanding warrants to purchase common stock of ACTV being contributed as part of the Contributed Subsidiaries using the Black/Scholes option pricing model.

     Peer Group Comparison. In analyzing the value of TCI Music's indirect wholly owned subsidiary, SonicNet, Morgan Stanley analyzed certain publicly available financial information of SportsLine USA, Inc., CDnow, Inc. and CNET, Inc. The following table represents the aggregate value of these companies (as determined by the mean of the current market value as of July 30, 1999 and the 25th and 75th trading percentiles over the indicated date range plus debt, less cash) as a multiple of 1999 expected ("1999E") revenues and current number of registered users of their respective Internet sites. The 1999E revenue for CDnow was excluded from the Morgan Stanley analysis due to the lack of comparability of its revenue source to that of SonicNet because CDnow's revenue is derived from retail sales while SonicNet's revenue is derived from advertising and sponsorships.

                                            AGGREGATE    1999E                 AGG. VALUE/   AGG. VALUE/
                              DATE            VALUE     REVENUE   REGISTERED      1999E      REGISTERED
COMPANY                      RANGE            ($MM)      ($MM)      USERS        REVENUE        USERS
- -------                ------------------   ---------   -------   ----------   -----------   -----------
SportsLine USA.......  11/13/97 - 7/30/99   $  529.1    $  56.8   3,712,000        9.3x        $142.5
CDnow................   2/10/98 - 7/30/99   $  518.7         NA   4,520,000          NA        $114.8
CNET.................    7/2/96 - 7/30/99   $2,101.8    $  86.4   8,326,000       24.3x        $252.4

     In analyzing the value of the privately held Investee Companies, iBEAM, Inc., Interactive Pictures Corporation, Total Entertainment Network, The Lightspan Partnership, Inc., and Academic Systems Corporation, Morgan Stanley analyzed certain publicly available financial information of comparable companies. The following table displays the comparable companies used in the valuation and the aggregate value of such companies (as determined by the current market value as of July 30, 1999 plus debt, less cash) as a multiple of revenues.

                                                     AGGREGATE
                                                       VALUE                        RELEVANT     AGG.
INVESTEE                         COMPARABLE           7/30/99        RELEVANT       STATISTIC   VALUE/
COMPANY                            COMPANY             ($MM)     EXPECTED REVENUE     ($MM)     REVENUE
- --------                   -----------------------   ---------   ----------------   ---------   -------
iBEAM, Inc..............   PSINet, Inc.              $4,378.5    2000E Revenue       $730.0        6.0x
                           EarthLink Network, Inc.   $1,814.3    2000E Revenue       $569.5        3.2x
Interactive Pictures
  Corporation...........   24/7 Media, Inc.          $  614.5    1999E Revenue       $ 65.2        9.4x
                           NetGravity, Inc.          $  374.0    1999E Revenue       $ 25.1       14.9x
Total Entertainment
  Network...............   Lycos, Inc.               $3,488.4    1999E Revenue       $159.8       21.8x
                           InfoSeek Corporation      $2,309.8    1999E Revenue       $150.2       15.4x
The Lightspan
  Partnership, Inc......   Apollo Group, Inc.        $1,910.5    1999E Revenue       $590.4        3.2x
Academic Systems
  Corporation...........   Apollo Group, Inc.        $1,910.5    1999E Revenue       $590.4        3.2x

     No company utilized in the peer group comparison analysis as a comparison is identical to SonicNet or any of the privately held Investee Companies. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Liberty or TCI Music, such as the impact of competition on Liberty or TCI Music or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of TCI Music or the Investee Companies or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data. Morgan Stanley obtained 1999 and 2000 revenue estimates from publicly available research reports and obtained registered user information from Media Metrix, Inc.

     Analysis of Selected Precedent Transactions. In valuing DMX, LLC and The Box Worldwide, Inc., subsidiaries of TCI Music, and The Lightspan Partnership, Inc. and Academic Systems Corporation, both privately held Investee Companies, Morgan Stanley analyzed selected precedent transactions and compared certain statistics for the transactions to the relevant financial statistics for the subsidiary or Investee Company being valued.

     The following table presents the implied aggregate values of the target companies in selected precedent transactions deemed to be relevant by Morgan Stanley in analyzing the value of DMX, LLC as a multiple of last twelve months ("LTM") revenue and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA").

                                                   IMPLIED                        AGG.      AGG.
                                                  AGGREGATE     LTM      LTM      VAL./    VAL./
                                        DATE        VALUE     REVENUE   EBITDA     LTM      LTM
TRANSACTION TARGET/ACQUIROR           ANNOUNCED     ($MM)      ($MM)    ($MM)    REVENUE   EBITDA
- ---------------------------           ---------   ---------   -------   ------   -------   ------
Muzak/ABRY Broadcast Partners.......  Feb. 1999    $349.2      $99.7    $20.7     3.5x     16.9x
DMX/TCI Music.......................  June 1997    $114.6      $21.7    ($14.9)    5.3        NA

     The following table presents the implied aggregate values of the target companies in selected precedent transactions deemed to be relevant by Morgan Stanley in analyzing the value of The Box Worldwide, Inc., as a multiple of LTM revenue, for instances in which such information is available, and number of subscribers.

                                                     IMPLIED                           AGG.       AGG.
                                                    AGGREGATE     LTM     NUMBER OF    VAL./     VAL./
                                          DATE        VALUE     REVENUE     SUBS.       LTM      NUMBER
TRANSACTION TARGET/ACQUIROR            ANNOUNCED      ($MM)      ($MM)      (MM)      REVENUE   OF SUBS.
- ---------------------------            ----------   ---------   -------   ---------   -------   --------
Speedvision, Outdoor Life/Fox
  Liberty............................  March 1998    $200.0         NA      22.0         NA      $ 9.09
TV Food Network/E.W. Scripps Co. ....  Sept. 1997    $223.0         NA      25.8         NA      $ 8.64
ZDTV/Paul Allen, Vulcan Ventures.....   Nov. 1998    $164.0         NA       9.0         NA      $18.22
The Box Worldwide/TCI Music..........   Dec. 1997    $ 36.1      $20.3       7.4       1.8x      $ 4.89
Kaleidoscope/Liberty.................        1998    $ 23.9         NA       4.6         NA      $ 5.22

     In analyzing the value of The Lightspan Partnership, Inc. and Academic Systems Corporation, both privately held Investee Companies, Morgan Stanley analyzed the implied aggregate value as a multiple of 1999 expected revenue of The Learning Company based on its pending acquisition by Mattel announced on December 11, 1998. This analysis yielded implied aggregate value / 1999 expected revenues of 3.9x.

     No transaction utilized as a comparison in the precedent transactions analysis is identical to any of the transactions contemplated by the Contribution Agreement. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TCI Music or Liberty, such as the impact of competition on TCI Music or the Investee Companies or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of TCI Music or the Investee Companies or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed an analysis of the present value of cash flows for DMX, The Box, and the rights to provide Interactive Video Services under the Access Agreement as of April 15, 1999. For DMX, Morgan Stanley's analysis was based on projections provided by TCI Music and utilized an illustrative Weighted Average Cost of Capital (WACC) of 13% and an illustrative 2003 EBITDA exit multiple of 15x. For The Box, Morgan Stanley's analysis was based on projections provided by TCI Music and utilized an illustrative WACC of 20% and an illustrative 2003 EBITDA exit multiple of 10x. For the rights to provide Interactive Video Services under the Access Agreement, Morgan Stanley's analysis was based on projections provided by Liberty and utilized illustrative WACCs of 30% and 23%, and illustrative 2004 EBITDA exit multiples of 15x and 10x.

     Valuation. As a result of the foregoing analyses, Morgan Stanley arrived at a range of equity values for TCI Music and the Contributed Subsidiaries, as indicated in the following table.

                                                               LOW      HIGH     MEAN
COMPANY                                                       ($MM)    ($MM)    ($MM)
- -------                                                       ------   ------   ------
TCI Music...................................................  $237.4   $414.5   $325.9
Contributed Subsidiaries....................................  $656.0   $860.8   $758.4

     In connection with the review of the Contribution Transaction by the TCI Music Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Contribution Transaction.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of TCI Music or the Investee Companies.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TCI Music or Liberty. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. The analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Contribution Transaction, considered as a whole, to the holders of Series A common, other than Liberty and its affiliates, and were provided to the TCI Music Board in connection with the delivery of its opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which the Contributed Subsidiaries might actually be sold or the Investee Companies might trade. In addition, as described above, the opinion of Morgan Stanley was one of the many factors taken into consideration by the TCI Music Board in making its determination to approve the Contribution Agreement and the Contribution Transaction. Morgan Stanley did not participate in the structuring or negotiation of the Contribution Transaction and, in connection with its opinion, did not solicit or consider any alternative transactions.

     In addition, as described above, Morgan Stanley's opinion and presentation to the Board was one of the many factors taken into consideration by the Board in making its determination to approve the Contribution Transaction. Consequently, the Morgan Stanley analyses summarized above should not be viewed as determinative of the opinion of the Board with respect to the value of the Contribution Transaction or of whether the Board would have been willing to agree to a different consideration. TCI Music does not intend to obtain an updated opinion with regard to the fairness of the Contribution Transaction from Morgan Stanley as of the date of the closing of the Contribution Transaction.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to Liberty and TCI Music and their respective affiliates in the future. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of TCI Music and Liberty for its account or the account of its customers. In the past, Morgan Stanley and its affiliates have provided financing services for Liberty and financial advisory and financing services for affiliates of Liberty and have received fees for the rendering of these services.

     Pursuant to the Engagement Letter, TCI Music agreed to pay Morgan Stanley a fee of $500,000 for the rendering of its opinion. TCI Music has also agreed to reimburse Morgan Stanley for certain expenses incurred in connection with the services provided by Morgan Stanley. TCI Music has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws arising out of or in connection with Morgan Stanley's engagement and any related transactions.

INTERESTS OF CERTAIN PERSONS IN THE CONTRIBUTION TRANSACTION

     In considering the recommendation of the Board with respect to the Contribution Transaction, shareholders should be aware that certain members of the Board and of TCI Music's management have certain interests in the Contribution Transaction that are in addition to or different from the interests of the shareholders of TCI Music generally.

     Certain members of TCI Music's management and its Board are also members of the management and Board of Directors of Liberty. Robert R. Bennett, a director of TCI Music, is a director, President and Chief Executive Officer of Liberty. David B. Koff, a Vice President and director of TCI Music, is a Senior Vice President of Liberty. Leo J. Hindery, Jr., a director of TCI Music, is also a director of Liberty and President and Chief Executive Officer of AT&T Broadband, which will be providing services under the Access Agreement. The directors of TCI Music have fiduciary obligations under Delaware law to TCI Music and all of its shareholders. Mr. Bennett and Mr. Hindery also have the fiduciary obligations to Liberty and to AT&T, as the sole shareholder of Liberty. Mr. Hindery also has obligations to AT&T Broadband. Mr. Bennett, Mr. Koff and Mr. Hindery hold options to acquire and/or restricted shares of stock of AT&T Liberty Media Group Series A common stock, and options to acquire shares of TCI Music Series A common stock. In addition, Mr. Hindery holds AT&T common stock and AT&T Class A Liberty Media Group common stock. Lee Masters, Chairman of the Board, and President and Chief Executive Officer of Liberty Digital, is and President and Chief Executive Officer of TCI Music. Bruce W. Ravenel, a director and Executive Vice President of Liberty Digital, is a director and an Executive Vice President of TCI Music. Liberty Digital will become a wholly owned subsidiary of the Company as a result of the Contribution Transaction. Thomas McPartland, Ralph Sorrentino and Alan McGlade exercised a number of options to purchase shares of Series A common stock and/or sold shares of Series A common stock in open market transactions after the announcement of Liberty's proposal.

TAX AND ACCOUNTING TREATMENT

     The following summary is based on the provisions of the Treasury Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations; such changes may have a retroactive effect and may adversely affect the discussion in this summary.

     The Contribution Transaction has been structured so that it will qualify as a tax-free exchange under Section 351 and Section 1032 of the Code. Consequently, the Contribution Transaction should not give rise to any federal income tax liability for any of the parties to the Contribution Agreement, except that it is possible that Liberty DMX may recognize gain in connection with the grant of rights and options to Liberty pursuant to the Deferred Compensation and Stock Appreciation Rights Plan. Such gain would be the amount of the fair market value of such rights and options, and would be "deferred intercompany gain" meaning that it would not be recognized for federal income tax purposes until the earlier of (1) the date the Company ceases to be part of the consolidated group or (2) the transfer of the rights and options outside the consolidated group. Although the parties to the Contribution Agreement believe that the Contribution Transaction will not give rise to any federal income tax liability (except as noted above), no tax opinion or ruling will be obtained with respect to the Contribution Transaction.

     The Contribution Transaction will be accounted for as a combination of entities under common control in a manner similar to a pooling of interests.

NO APPRAISAL RIGHTS

     The TCI Music shareholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the Contribution Transaction.

NO GOVERNMENTAL APPROVALS

     No federal or state regulatory requirements must be complied with or approval obtained in connection with the Contribution Transaction.

VOTES REQUIRED FOR APPROVAL

     Under the Nasdaq Stock Market Rules, approval of the Company's shareholders is required for any transaction or series of transactions in which a substantial shareholder of the Company has a 5% or greater interest, directly or indirectly, in the assets to be acquired or the consideration to be paid in a transaction or series of transactions in which 5% or more of the voting stock of the Company is to be issued. To be adopted, the Contribution Transaction must be approved by the affirmative vote of a majority of the combined voting power of the Voting Securities represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class.

     Affiliates of Liberty beneficially own approximately 86.3% of the outstanding shares of Voting Securities and approximately 98.2% of the voting power of the outstanding Voting Securities. Liberty has agreed to cause its wholly owned subsidiaries to vote all shares of Voting Securities beneficially owned by them "FOR" approval of the Contribution Transaction at the annual meeting, thus assuring its approval at the annual meeting. Upon completion of the transactions contemplated by the Contribution Agreement, Liberty will beneficially own approximately 50.3% of the outstanding shares of Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of Series B preferred stock.

     THE PROPOSAL TO APPROVE THE CONTRIBUTION TRANSACTION IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE DEFERRED COMPENSATION STOCK APPRECIATION RIGHTS PLAN.

                   DESCRIPTION OF THE CONTRIBUTION AGREEMENT
                             AND RELATED AGREEMENTS

THE CONTRIBUTION AGREEMENT

     The description of the Contribution Agreement set forth below describes the material terms but does not purport to describe all the terms of the Contribution Agreement. The full text of the Contribution Agreement is attached as Appendix I to this proxy statement and is incorporated by reference herein. All shareholders are urged to read the Contribution Agreement in its entirety.

     Pre-Closing Transfers. The Contribution Agreement provides that immediately prior to the closing of the Contribution Transaction that Liberty and the Contributing Parties will engage in a series of transactions as the result of which Liberty DMX will: (1) hold rights with respect to Interactive Video Services under the Access Agreement, (2) hold all of the outstanding capital stock of the Contributed Subsidiaries, (3) hold the notes payable of TCI Music and the Contributed Subsidiaries (which is currently payable to Liberty or one or more of its affiliates) and any note or instrument representing advances made during the Interim Period and cash to be contributed in the Contribution Transaction, and (4) own all of the outstanding shares of capital stock of subsidiaries that were formed to hold investments made after April 23, 1999 and before the closing of the Contribution Transaction that will be included in the assets to be contributed to TCI Music in the Contribution Transaction (the "Additional Contributed Subsidiaries"). The following wholly owned subsidiaries constitute the Contributed Subsidiaries or Additional Contributed Subsidiaries as of the date of this proxy statement: LMC Digital, Inc., Liberty Digital LLC, Liberty DS, Inc., Liberty IB, Inc., Liberty IP, Inc., Liberty TE, Inc., Liberty PL, Inc., Liberty QS, Inc., Liberty Java, Inc., Liberty KI, Inc., Liberty Online Health K1 Holdings, Inc., Liberty Online Health RN Holdings, Inc., Liberty Village, Inc., Liberty HG, Inc., Liberty IATV Events, Inc., Liberty IATV, Inc., Liberty OnLine Sports Holdings, Inc., Liberty Academic Systems Holdings, Inc., Liberty On-Line Village Holdings, Inc., Liberty MedScholar, Inc., and Liberty Lightspan Holdings, Inc.

     Closing Contribution. The Contribution Agreement provides that at the closing of the Contribution Transaction:

     - Liberty DMX will contribute:

      - all of its rights, benefits and obligations in, to and under paragraph 4 of Schedule 7.14 of the Access Agreement ("paragraph 4") with respect to cable television systems in the United States and Canada (relating to the provision of Interactive Video Services);

      - all of the shares of capital stock of each of the Contributed Subsidiaries and the Additional Contributed Subsidiaries to the Company free and clear of all liens; and

      - notes payable of the Contributed Subsidiaries, the Additional Contributed Subsidiaries and TCI Music to Liberty or one or more wholly owned subsidiaries of Liberty and cash in an amount equal to the positive difference between (1) $150 million and (2) the outstanding notes payable of the Contributed Subsidiaries, the Additional Contributed Subsidiaries and TCI Music to Liberty or one or more wholly owned subsidiaries of Liberty;

     - TCI Music and Liberty DMX will enter into an assignment and assumption agreement pursuant to which Liberty DMX will assign its rights, benefits and obligations under paragraph 4 of the Access Agreement with respect to cable television systems in the United States and Canada (relating to the provision of Interactive Video Services) and TCI Music will accept and assume such rights, benefits and obligations and agree to be bound by the provisions of paragraph 4 of the Access Agreement; and TCI Music will enter into an assumption agreement pursuant to which TCI Music will assume and after the closing, pay, discharge and perform due the obligations and liabilities of the Contributing Parties that relate solely to the Contributed Subsidiaries that are set forth on a schedule to the Contribution Agreement (as such schedule may be modified to reflect Additional Contributed Subsidiaries or additional obligations associated with any Interim Investment);

     - In consideration of the foregoing, TCI Music will issue and deliver to Liberty DMX, (1) 109,450,167 shares of Series B common stock; and (2) 150,000 shares of Series B preferred stock having an initial aggregate liquidation preference of $150 million.

     Closing. The Contribution Agreement will be consummated and the closing will occur as soon as practicable after all requisite shareholder approvals are obtained and all other closing conditions are satisfied or waived. It is anticipated by the Company that the consummation of the transactions contemplated by the Contribution Agreement will occur as soon as practicable after the annual meeting.

     Conditions to Completion of the Contribution Transaction. The Company and the Contributing Parties are not obligated to consummate the transactions contemplated by the Contribution Agreement unless (1) the Company's shareholders approve the Contribution Transaction and the Certificate of Amendment to the Certificate of Incorporation is effective, (2) the Certificate of Designations for the Series B preferred stock has been filed with the Secretary of State of the State of Delaware and is effective, (3) there is no judicial, regulatory or other legal prohibition preventing the completion of the Contribution Transaction in effect, (4) the inclusion of the fairness opinion of Morgan Stanley in the Proxy Statement has been approved by Morgan Stanley and such firm shall not have withdrawn such opinion prior to the closing date and (5) the documents and instruments and agreement to be executed and delivered pursuant to the Contribution Agreement have been executed and delivered by the parties thereto.

     The obligations of the Company to consummate the transactions contemplated by the Contribution Agreement are subject to the following conditions:

     - the accuracy in all material respects of Liberty's and the Contributing Subsidiaries' representations and warranties in the Contribution Agreement when made and as of the date of the closing;

     - the Contributing Parties' performance in all material respects of their respective agreements to be performed by them at or before the closing;

     - receipt of certain consents of persons whose consents are required in connection with the Contribution Agreement; and

     - Liberty's Board having adopted the policy with respect to the Company being Liberty's primary (but not exclusive) vehicle for Liberty's pursuit of Interactive Programming Opportunities and such policy is in effect on the closing date.

The Company may, at its option, waive any of such conditions.

     The obligations of the Contributing Parties to consummate the transactions contemplated by the Contribution Agreement are subject to the following conditions:

     - the accuracy in all material respects of the Company's representations and warranties in the Contribution Agreement when made and as of the date of the closing as though such representations and warranties were made as of such date;

     - the Company's performance in all material respects of all its agreements under the Contribution Agreement at or before the closing; and

     - receipt of certain consents of persons whose consents are required in connection with the Contribution Agreement.

The Contributing Parties may, at their option, waive any of such conditions.

     Representations and Warranties. The Contribution Agreement contains various representations and warranties customary for transactions similar to the Contribution Transaction. The Contribution Transaction includes customary representations and warranties by each of the Contributing Parties to the Company as to:

     - corporate organization, standing and power of Liberty and the Contributing Parties;

     - power and authority of the Contributing Parties to execute the Contribution Agreement and the other documents and agreements to be entered into in connection with the Contribution Agreement, subject to certain consents and shareholder approval; and the absence of conflicts between the terms of the Contribution Agreement, the other documents and agreements to be entered into in connection with the Contribution Agreement and the charter documents of the Contributing Parties;

     - absence of certain legal proceeding that would have a material adverse effect on the Contributing Parties or the Contributed Subsidiaries or on the ability of the Contributing Parties to consummate the transaction contemplated by the Contribution Agreement;

     - brokers and finders employed by the Contributing Parties;

     - provision of access to information concerning the transactions contemplated by the Contribution Agreement and the opportunity make inquiries and obtain information;

     - reliance by the Contributing Parties on their own tax, legal and financial advisers;

     The Contribution Agreement includes customary representations and warranties by Liberty as to:

     - the due execution, binding nature and enforceability of paragraph 4 of the Access Agreement; absence of actions pending and absence of a basis for actions relating to the Access Agreement; and vesting of the rights, benefits and obligations under paragraph 4 of the Access Agreement in the Company;

     The Contribution Agreement includes customary representations and warranties by Liberty DMX as to:

     - title to the equity interests in the Contributed Subsidiaries and absence of rights to acquire interests in or rights with respect to the equity interests of the Contributed Subsidiaries;

     - with respect to the Contributed Subsidiaries:

      - capitalization of the Contributed Subsidiaries;

      - identity of and title to the assets held by the Contributed
        Subsidiaries;

      - liabilities of the Contributed Subsidiaries; and conduct of business, disposition of assets of Contributed Subsidiaries and absence of material adverse changes;

      - compliance with certain laws and regulations; and

      - investment intent in acquiring the Series B common stock and Series B preferred stock under the Contribution Agreement.

     The Contribution Agreement also contains customary representations and warranties by the Company as to:

     - corporate organization, standing and power of the Company;

     - power and authority of the Company to execute the Contribution Agreement and the other documents and agreements to be entered into connection with the Contribution Agreement, subject to certain consents, including consent of shareholders; and the absence of conflicts between the terms of the Contribution Agreement, and the other documents and agreements to be entered into in connection with the Contribution Agreement and the charter documents of the Contributing Parties;

     - authorization and validity of the shares of Series B common stock and Series B preferred stock to be issued pursuant to the Contribution Agreement;

     - investment intent in acquiring the shares of capital stock of the Contributed Subsidiaries;

     - capitalization of the Company;

     - absence of certain material adverse changes;

     - brokers and finders employed by the Company;

     - fairness opinion delivered by Morgan Stanley;

     - compliance with certain laws and regulations;

     - provision of access to information to the Company by the Contributing Parties;

     - approval by the TCI Music Board and submission for shareholder approval of the transactions contemplated by the Contribution Agreement, including the issuance of the shares of Series B common stock and Series B preferred stock, the proposed amendments to TCI Music's Certificate of Incorporation; and

     - authorization and validity of the Series B preferred stock to be issued under the Contribution Agreement; reservation of shares of Series B common stock for issuance upon conversion of the Series B preferred stock.

     Additional Covenants and Agreements. Pursuant to the Contribution Agreement Liberty has agreed:

     - to cause its controlled affiliates that hold shares of TCI Music Voting Securities to vote all shares held by them in favor of approval of the Contribution Transaction and the transactions contemplated by the Contribution Agreement, and the amendments of the Certificate of Incorporation, and the election of the nominees for director at the annual meeting; and

     - as long as it beneficially owns a majority of the voting power of the outstanding shares of stock having the right to vote that it will use its commercially reasonable best efforts to make available to the Company the rights and benefits to which Liberty and its controlled affiliates are entitled pursuant to paragraph 1 of Schedule 7.14 with respect to TCI Music's offering of Interactive Video Services under paragraph 4 of the Access Agreement.

     Each of the Contributing Parties has agreed, except to the extent permitted by the Contribution Agreement, to transfer to each Contributed Subsidiary prior to the closing the assets attributed to such Contributed Subsidiary in the Contribution Agreement. The Contributing Parties also agreed that prior to the closing they will not and will not permit any Contributed Subsidiary to sell or dispose of any of the equity interests they hold.

     In addition, during the period from April 7, 1999 until the closing (the "interim period"), Liberty or its controlled affiliates may be offered Interactive Programming Opportunities ("Interim Opportunities") and the Contributed Subsidiaries may be offered the right to acquire additional ownership interests in entities in which they currently hold equity interests ("Additional Ownership Interests"). If Interim Opportunities arise during the interim period, Liberty may make such Interim Opportunities available to TCI Music for purposes of the Liberty policy by making such Interim Opportunity available to Liberty DMX and if TCI Music requests that Liberty proceed and make an investment resulting from such Interim Opportunity such investment will be made by Liberty DMX (an "Interim Investment"). If a Contributed Subsidiary is offered the right to acquire an Additional Ownership Interest, Liberty Digital may determine to cause such Contributed Subsidiary to accept such offer and acquire such Additional Ownership Interest and such Interim Opportunities and Additional Ownership Interests will be included in the assets contributed to the Company at the closing of the Contribution Transaction. Subject to the limitations set forth in the next sentence, Liberty will advance the funds necessary to make any Interim Investment or acquire an Additional Ownership Interest. The Contributed Subsidiaries and the Additional Contributed Subsidiaries may not invest more than $35 million for Interim Opportunities and Additional Ownership Interests, during the interim period without the consent of TCI Music; provided however that Liberty will not be required to advance more than $85 million in connection with any such additional investments.

     The parties have agreed to operate their businesses in the ordinary course consistent with past practices and use their best efforts to keep available the services of its employees and to preserve any beneficiary business relationship with customers, suppliers and others having business dealings with them. The parties have also agreed to use commercially reasonable efforts to obtain consents of third parties required to consummate the transactions contemplated by the Contribution Agreement and to consummate the Contribution Transaction.

     The parties also agreed to use reasonable efforts to cause the Contribution Transaction to constitute a tax-free exchange under Section 351 of the Code.

     Under the Contribution Agreement, the Company agreed to adopt the Deferred Compensation and Stock Appreciation Rights Plan and enter into agreements with Messrs. Masters and Ravenel upon the terms set forth in a Schedule to the Contribution Agreement.

     Pursuant to the Contribution Agreement, the Company agreed, to the extent such rights and benefits are made available to it, that it shall fulfill all obligations of Liberty under paragraph 4 of the Access Agreement (relating to the provision of Interactive Video Services).

     Termination; Effect of Termination. The Contribution Agreement may be terminated by mutual consent of TCI Music and Liberty or by either the Company on the one hand and Liberty on the other hand if the Contribution Transaction has not been consummated before December 31, 1999; provided, however, that the party seeking to terminate did not fulfill any obligation causing the Contribution Agreement not to be consummated by that date; (b) if there is a material breach of any representation, warranty, covenant or agreement on the part of the other party to the Contribution Agreement and the breach has not been cured within 15 business days after written notice thereof shall have been received by the party alleged to be in breach; (c) a court of competent jurisdiction or governmental entity enters and order, decree or ruling or takes other action which prevents the consummation of the Contribution Transaction and such order, decree, ruling or other action shall have become final and nonappealable; or (d) if the Contribution Transaction is not approved by the requisite vote of the shareholders of the Company on or prior to December 31, 1999. The Contribution Agreement generally provides that in the event of termination of the Contribution Agreement, no party will have any liability or further obligation to any other party to the Contribution Agreement, except with respect to liabilities for breach of a party's representations and warranties and covenants in the Contribution Agreement and the indemnification provisions described below.

     Indemnification. Under the Contribution Agreement, the Contributing Parties have agreed to indemnify the Company with respect to certain liabilities and losses arising out of breaches of covenants and representations and warranties made by the Contributing Parties in the Contribution Agreement and in any other agreement entered into in connection with the Contribution Agreement to which it is a party, provided that the amount of such liabilities and losses exceeds, individually or in the aggregate, $1,000,000, in which case Liberty and the Contributing Parties will be liable for the full amount of all such losses up to a maximum of $200,000,000.

     Under the Contribution Agreement the Company has agreed to indemnify Liberty and the Contributing Parties with respect to certain liabilities and losses arising out of breaches of covenants and representations and warranties made by the Company in the Contribution Agreement and in any other agreement entered into in connection with the Contribution Agreement to which it is a party, provided that the amount of such losses exceeds, individually or in the aggregate, $1,000,000, in which case the Company will be liable for the full amount of all such losses up to a maximum $200,000,000.

SERIES B PREFERRED STOCK

     Liquidation Preference. The liquidation preference of each share of the Series B preferred stock as of any date of determination is equal to the sum of
(a) the stated value per share of $1,000, plus (b) an amount equal to all dividends accrued on such share which have been added to and remain a part of the liquidation preference as of such date, plus (c) for purposes of the liquidation, redemption and conversion provisions of the Series B preferred stock, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) above during the period from and including the immediately preceding dividend payment date to but excluding the date in question.

     Dividends. The holders of Series B preferred stock are entitled to receive cumulative dividends, when and as declared by the TCI Music Board out of unrestricted funds legally available for that purpose, in preference to dividends on junior securities, including the common stock. Dividends accrue on the Series B preferred stock on a daily basis at the rate of 5% per annum of the liquidation preference per share, whether or not such dividends are declared or funds are available for payment of dividends. Accrued dividends are payable quarterly in cash. Dividends not paid on any dividend payment date are added to the liquidation preference on such date and remain a part of the liquidation preference until such dividends are paid. Upon the occurrence of any event described under "Default" below, the rate per annum at which dividends will accrue will increase to 7% per annum. Accrued dividends not paid as provided above on any dividend payment date accumulate and such accumulated unpaid dividends may be declared and paid at any time without reference to any regular dividend payment date, to holders of record of Series B preferred stock as of a special record date fixed by the Board.

     Subject to certain specified exceptions, TCI Music is prohibited from paying dividends on any parity securities or any junior securities (including common stock) during any period in which TCI Music is in arrears with respect to payment of dividends on Series B preferred stock.

     Liquidation. Upon any liquidation, dissolution or winding up of TCI Music, the holders of Series B preferred stock are entitled to receive from the assets of TCI Music available for distribution to stockholders an amount in cash per share equal to the liquidation preference of a share of Series B preferred stock, after payment is made on any senior securities and before any distribution or payment is made on any junior securities, which payment will be made ratably among the holders of Series B preferred stock and the holders of any parity securities. The holders of Series B preferred stock will be entitled to no other or further distribution of or participation in the remaining assets of TCI Music after receiving the liquidation preference per share.

     Conversion. Shares of Series B preferred stock are convertible into Series B common stock at the initial conversion rate of 171.674 fully paid and non-assessable shares of Series B common stock for each share of Series B preferred stock, which conversion rate was determined by dividing the stated value of a share of Series B preferred stock by $5.825. If on the conversion date for a share of Series B preferred stock the liquidation preference of such share is greater than its stated value, then an additional number of shares of Series B common stock or units of securities or other assets will be issued with respect to the amount of such difference. The number of additional shares or units to be issued will be determined by dividing the amount of the difference between the liquidation preference and the stated value by the quotient obtained by dividing the stated value of such share by the conversion rate then in effect. The conversion rate is subject to adjustment upon certain events specified in the certificate of designations establishing the Series B preferred stock.

     Subject to the provisions described in the immediately following paragraph, if the holders of Series B preferred stock would be entitled to receive upon conversion of such Series B preferred stock any TCI Music capital stock that is redeemable or exchangeable at the election of TCI Music ("Redeemable Capital Stock"), and all of the outstanding shares or other units of the Redeemable Capital Stock are redeemed or exchanged, then after such event (a "Redemption Event"), the holders of Series B preferred stock will be entitled to receive upon conversion of such shares, in lieu of shares of the Redeemable Capital Stock, the kind and amount of shares of stock and other securities and property receivable upon the Redemption Event by a holder of the number of shares or units of Redeemable Capital Stock into which such shares of Series B preferred stock could have been converted immediately prior to the effectiveness of the Redemption Event. After the Redemption Event, the holders of the Series B preferred stock will have no other conversion rights with respect to the Redeemable Capital Stock.

     Notwithstanding the foregoing, if (1) the redemption price for the shares of the Redeemable Capital Stock is paid in whole or in part in stock of a subsidiary of TCI Music ("Redemption Securities") and (2) in connection with the Redemption Event, the "Mirror Preferred Stock condition" is met, as such term is defined in the certificate of designations for the Series B preferred stock, then the provisions described in the immediately preceding paragraph will not apply, and after the Redemption Event the holders of Series B preferred stock that are not exchanged as described in this paragraph will not have conversion rights with respect to the Redeemable Capital Stock so redeemed or exchanged. Generally, the Mirror Preferred Stock condition will be satisfied if TCI Music makes appropriate provisions so that holders of Series B preferred stock have the right, exercisable on the effective date of the Redemption Event, to exchange their shares of Series B preferred stock for convertible preferred stock of TCI Music and convertible preferred stock of the issuer of the Redemption Securities. Such convertible preferred stocks shall together have an aggregate liquidation preference equal to the aggregate liquidation preference of the Series B preferred stock to be exchanged for them and otherwise shall contain terms and conditions equivalent to those of the Series B preferred stock, except that applicable time periods under the Series B preferred stock will be tacked to corresponding time periods under such convertible preferred stocks, and except that (A) the convertible preferred stock of the issuer of the Redemption Securities will be convertible into the kind and amount of Redemption Securities, cash and other assets that the holder of a share of Series B preferred stock in respect of which such convertible preferred stock is issued would have received in the Redemption Event, had such shares of Series B preferred stock been converted prior to the Redemption Event, and (B) (the convertible preferred stock of TCI Music will not be convertible into the Redeemable Capital Stock redeemed, or the Redemption Securities issued, in the Redemption Event.

     If TCI Music distributes the stock of one of its subsidiaries as a dividend to all holders of Series B common stock (a "Spin Off"), TCI Music will make appropriate provision so that holders of Series B preferred stock have the right to exchange their shares of Series B preferred stock on the effective date of the Spin Off for convertible preferred stock of TCI Music and convertible preferred stock of that subsidiary. These convertible preferred stocks shall together have an aggregate liquidation preference equal to the liquidation preference of a share of Series B preferred stock on the effective date of the Spin Off and otherwise shall contain terms and conditions equivalent to those of the Series B preferred stock, except that applicable time periods under the Series B preferred stock will be tacked to corresponding time periods under such convertible preferred stocks, and except that (1) the convertible preferred stock of the subsidiary whose stock is distributed in such Spin Off will be convertible into the kind and amount of stock of that subsidiary, and other securities and property that the holder of a share of Series B preferred stock in respect of which such convertible preferred stock is issued would have received in the Spin Off, had such shares of Series B preferred stock been converted prior to the record date for such Spin Off, and (2) the convertible preferred stock of TCI Music will not be convertible into the stock of that subsidiary. From and after the effective date of the Spin Off, holders of any shares of Series B preferred stock that have not been exchanged for convertible preferred stock of TCI Music and convertible preferred stock of that subsidiary shall have no conversion rights with respect to the stock of the subsidiary distributed in the Spin Off.

     Exchange Option. In the event an exchange offer is made by TCI Music or one of its subsidiaries to holders of Series B common stock pursuant to which capital stock of TCI Music or a subsidiary of TCI Music and/or other property will be issued in exchange for shares of Series B common stock, TCI Music or such subsidiary is required to make an equivalent offer to the holders of Series B preferred stock in lieu of any antidilution adjustment which might otherwise apply to the conversion rate of the Series B preferred stock. Pursuant to such offer holders may tender their shares of Series B preferred stock, based on the number of shares of Series B common stock into which such shares are then convertible, and receive in lieu of the securities or other property offered in such exchange offer (the "Exchange Securities"), a new series of preferred stock of the issuer of the Exchange Securities, which would be convertible into such Exchange Securities, would have an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Series B preferred stock exchanged for such new preferred stock and would otherwise contain terms and conditions equivalent to those of the Series B preferred stock.

     Redemption. Shares of Series B preferred stock are redeemable at the option of TCI Music at any time after June 30, 2006 at a redemption price per share payable in cash equal to the liquidation preference of such share on the redemption date. Any redemptions by TCI Music are required to be made pro rata if less than all shares of Series B preferred stock are to be redeemed.

     At any time on or after June 30, 2006, or prior to that date if an event described under "Default" below has occurred and is continuing, any holder of Series B preferred stock has the right to require TCI Music to redeem all or any portion of such holder's shares for a redemption price per share payable in cash equal to the liquidation preference of that share on the redemption date. The Company will redeem shares at the option of the holder out of funds that are legally available for that purpose and not restricted pursuant to any debt instrument of the Company. If the legally available funds are insufficient for that purpose, the Company will redeem the maximum number possible of the shares requested to be redeemed on the redemption date and will redeem the balance of such shares as additional funds become legally available.

     If and so long as TCI Music fails to redeem any shares of Series B preferred stock required to be redeemed at the option of the holder, TCI Music may not redeem or discharge any sinking fund obligation with respect to any shares of Series B preferred stock or any parity securities or junior securities or pay any dividends on any junior securities, and neither TCI Music nor any of its subsidiaries may purchase or otherwise acquire any Series B preferred stock, parity securities or junior securities unless all shares of Series B preferred stock required to be redeemed are redeemed. The foregoing prohibitions do not apply to (1) the redemption, exchange, purchase or other acquisition of Series B preferred stock, parity securities or junior securities solely in exchange for junior securities, (2) the payment of dividends on any junior securities solely in shares of junior securities or (3) certain purchase or exchange offers made to all holders of Series B preferred stock.

     Rank. Series B preferred stock will not rank junior to any other stock of TCI Music in respect of the right to receive dividends or liquidating distributions. TCI Music may not issue any senior securities without the consent of the holders of at least 66 2/3% of the number of shares of Series B preferred stock then outstanding.

     Voting Rights. Holders of Series B preferred stock are not entitled to vote on any matters submitted to a vote of the shareholders of TCI Music, except as required by law and except that without the consent of the holders of at least 66 2/3% of the number of shares of Series B preferred stock then outstanding, TCI Music may not take any action, including by merger, to amend any of the provisions of the certificate of designations for the Series B preferred stock, amend any of the provisions of the Certificate of Incorporation of the Company so as to adversely affect any preference or right of the Series B preferred stock or the Series B common stock, or amend any of the provisions of the Certificate of Incorporation relating to the convertibility of the Series B common stock into Series A common stock or the requirements with respect to dividends and share distributions on the Series A and Series B common stock.

     The shares of Series B preferred stock issued in connection with the Contribution Transaction will be fully paid and non-assessable.

     Default. A default under the certificate of designations for the Series B preferred stock occurs if any of the following occur: (1) events of default under the Company's revolving credit facility or any other debt instrument evidencing indebtedness in excess of $20 million; (2) the failure of the Company to declare and, on or within five days after the applicable dividend payment date, pay any portion of accrued dividends on the Series B preferred stock, (3) the entry of a decree or order for relief in respect of the Company under Title 11 of the United States Code or any other applicable federal or state bankruptcy law or similar law (a "Bankruptcy Law") or the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official (a "Receiver") of the Company or of any substantial part of its properties, or ordering the winding up or liquidation of the affairs of the Company or the filing of an involuntary petition and the entry of a temporary stay and such petition and stay are not diligently contested or continue undismissed for a period of 60 consecutive days; (4) or the filing by the Company of a petition, answer or consent seeking relief under any Bankruptcy Law or the consent by the Company to the institution of proceedings under any Bankruptcy Law or to the filing of any such petition or to the appointment or taking of possession of a Receiver of the Company or any substantial part of its properties or the Company failing generally to pay its respective debts as they become due or taking any action in furtherance of any such action.

     In the event of any action at law or suit in equity with respect to the Series B preferred stock, the Company may be required to pay reasonable sums for attorneys' fees incurred by the holder thereof in connection with such action or suit and all other costs of collections.

OTHER AGREEMENTS

     Tax Liability Allocation and Indemnification Agreement. Pursuant to the Contribution Agreement, at the closing TCI Music, on behalf of itself and its subsidiaries, and Liberty and Liberty Media Group LLC will enter into the Tax Sharing Agreement, with terms, mutually satisfactory to the parties, pursuant to which the parties will agree to allocate and settle among themselves in an equitable manner the respective consolidated federal income tax liability and benefits of such parties in connection with a filing of a consolidated federal income tax return with Liberty and its affiliates and to allocate and settle among themselves in an equitable manner the state, local or foreign tax liability and benefits in connection with combined, consolidated and unitary state, local and foreign income tax returns which include such parties.

     The Tax Sharing Agreement will generally provide that (1) the Company will compensate Liberty to the extent that the Company has tax liability calculated on a separate return basis, and (2) the Company will receive a credit against payments required under (1), above, to the extent of Company losses that are used by the consolidated group. In addition, the Company will reimburse Liberty for any tax benefit to the Company from any deductions arising under the Deferred Compensation and Stock Appreciation Rights Plan, regardless of whether such tax benefit is received before or after deconsolidation. Furthermore, Company losses will be increased by certain "deemed deductions" arising from dividends payable to Liberty DMX with respect to the Series B preferred stock that Liberty DMX will hold after the closing of the Contribution Transaction. In the event that the Company has not received the benefit of credits for Company losses by the time (if ever) it leaves the consolidated group, the Company will be compensated for such losses (unless such losses would otherwise have expired unused) at the earlier of the time that the (A) Company would have been able to use such losses to offset income in its separate tax return; or (B) Liberty ownership of Company voting stock falls below 20%.

     Registration Rights Agreement. Pursuant to the Contribution Agreement, at the closing, TCI Music, Liberty and any of Liberty's controlled affiliates that hold any shares of stock will enter into a Registration Rights Agreement, with terms mutually satisfactory to the parties. Such agreement will provide Liberty and any such controlled affiliate the right to require the Company to effect up to six separate registrations under the Securities Act of 1933 with respect to such stock held by Liberty or its controlled subsidiaries (including the shares acquired in the Contribution Transaction) and the right to include such shares in any other registration statement filed by TCI Music with the Commission. The registration rights will be transferable by Liberty and its controlled affiliates to any transferee of the shares of common stock or Series B preferred stock or to a secured party in connection with any hedging transaction.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited proforma condensed combined financial information has been prepared to give pro forma effect to the Contribution Transaction, the investment in the MTVN Partnership and the conversion of the Series A preferred stock prior to redemption and the redemption of the Series A preferred stock. The Contribution Transaction has been accounted for in a manner similar to a pooling of interests, as Liberty and TCI Music are entities under common control, while the investment in the MTVN Partnership has been accounted for as a sale between unaffiliated parties.

     The unaudited proforma condensed combined balance sheet as of March 31, 1999 and the unaudited proforma condensed combined statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 give proforma effect to (1) the Contribution Transaction, which includes (A) the contribution of the contributed assets and (B) the assignment of the rights to provide Interactive Video Services under the Access Agreement (as discussed elsewhere herein) in exchange for common and preferred stock, (2) the exchange of SonicNet and The Box, for a 10% ownership interest in the MTVN Partnership,
(3) the conversion of the Series A preferred stock prior to redemption and the redemption of the Series A preferred stock (it is assumed all shares are converted for pro forma purposes) and (4) the related tax effects of the transactions. The unaudited proforma information gives effect to the transactions as if they had occurred as of March 31, 1999, for the unaudited condensed combined balance sheet and as of January 1, 1998 for the unaudited condensed combined statements of operations.

     The unaudited proforma condensed combined balance sheet and condensed combined statement of operations do not purport to represent what TCI Music's results of operations would have actually been if the foregoing transactions had, in fact occurred on January 1, 1998. The unaudited proforma condensed combined balance sheet and condensed combined statement of operations should be read in conjunction with the historical audited consolidated financial statements of TCI Music.

                           TCI MUSIC AND SUBSIDIARIES

              UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          ADD:
                                             ADD:          LESS:     INVESTMENT IN         ADD:
                                          CONTRIBUTED    EXCHANGED        MTVN        PREFERRED SHARE
                             HISTORICAL     ASSETS       ASSETS(F)   PARTNERSHIP(G)    CONVERSION(H)     PROFORMA
                             ----------   -----------    ---------   --------------   ---------------   ----------
Assets
Total current assets.......   $ 26,206     $ 50,000(a)    $ 7,021                                       $   69,185
Investments in affiliates
  and other cost
  investments..............        882      500,344(b)        501       $150,000                           650,725
Property, plant and
  equipment, net...........     25,258           --        10,571                                           14,687
Intangible assets, net.....    148,462           --        47,678                                          100,784
Other assets...............      7,808      250,000(c)      6,509             --               --          251,299
                              --------     --------       -------       --------         --------       ----------
          Total assets.....    208,616      800,344        72,280        150,000               --        1,086,680
                              --------     --------       -------       --------         --------       ----------
Liabilities and
  Stockholders' Equity
Total current
  liabilities..............     19,656           --         5,021                                           14,635
Debt, including related
  party....................    102,817           --                                                        102,817
Other liabilities..........     13,378      300,140(d)      1,283         51,610               --          363,845
                              --------     --------       -------       --------         --------       ----------
          Total
            liabilities....    135,851      300,140         6,304         51,610                           481,297
Redeemable convertible
  preferred stock..........     34,679      150,000(e)                                    (34,679)         150,000
Stockholders' Equity.......     38,086      350,204(e)     65,976         98,390           34,679          455,383
                              --------     --------       -------       --------         --------       ----------
          Total liabilities
            and
            stockholders'
            equity.........   $208,616     $800,344       $72,280       $150,000         $     --       $1,086,680
                              --------     --------       -------       --------         --------       ----------
Weighted average common
  shares...................     81,377      109,450                                         4,853          195,680
                              ========     ========                                      ========       ==========
Book value per share.......   $   0.47                                                                  $     2.33
                              ========                                                                  ==========

- ---------------

Contributed Assets

(a) Assumes $50 million in cash will be received from Liberty in connection with the Contribution Agreement.

(b) Amount represents the carrying value of the investments contributed to TCI Music by Liberty under the Contribution Agreement.

(c) Amount reflects the carrying value of the rights to provide Interactive Video Services under the Access Agreement assigned to TCI Music under the Contribution Agreement.

(d) Amount reflects the deferred tax liability associated with the assets contributed to TCI Music.

(e) Reflects the issuance of $150 million of TCI Music Series B convertible preferred stock and 109.4 million shares of Series B common stock to Liberty in exchange for the net assets and liabilities contributed to TCI Music under the Contribution Agreement.

Exchanged Assets

(f) Amounts reflect the carrying values of the assets and liabilities of SonicNet and The Box (contributed by TCI Music to the MTVN Partnership in exchange for a 10% ownership interest in the MTVN Partnership) as if such assets were deconsolidated from TCI Music on March 31, 1999.

Investment in the MTVN Partnership

(g) TCI Music will record its 10% ownership interest in the MTVN Partnership at its ascribed fair value of $150 million (such ascribed fair value has been estimated by management and is subject to final valuation procedures). TCI Music will account for its investment in the MTVN Partnership under the cost method. The contribution of SonicNet and The Box in exchange for the 10% interest in the MTVN Partnership will be accounted for as a sale for financial reporting purposes, and accordingly, it is expected that TCI Music will recognize a gain on the transaction. An illustration of the gain computation, on a proforma basis, at March 31, 1999 is as follows:

   Ascribed fair value of the MTVN Partnership investment......  $150,000
   Less: Net assets of SonicNet and The Box....................    65,976
   Less: Make-well liability to AT&T (reflected in other
     liabilities above)........................................    30,000
                                                                 --------
   Pre-tax gain on sale........................................    54,024
   Less: Deferred income taxes (reflected in other liabilities
     above)....................................................    21,610
                                                                 --------
   Proforma effect on net income...............................  $ 32,414
                                                                 ========

     The above proforma gain has not been reflected in the accompanying unaudited proforma condensed statements of operations due to its nonrecurring nature.

Preferred Share Conversion

(h) Amounts reflect the conversion of 1,617,574 shares of redeemable convertible preferred stock into TCI Music Series A common stock, at a conversion rate of one preferred share to three TCI Music Series A common shares.

                           TCI MUSIC AND SUBSIDIARIES

         UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     ADD:           LESS:          ADD:
                                                  CONTRIBUTED     EXCHANGED   PREFERRED SHARE
                                     HISTORICAL     ASSETS        ASSETS(6)     CONVERSION      PROFORMA
                                     ----------   -----------     ---------   ---------------   ---------
Revenue............................   $22,591      $     --        $ 6,866        $   --        $ 15,725
Operating expenses.................    20,899            --         10,508            --          10,391
Depreciation and amortization......     6,837         6,944 (1)      2,899            --          10,882
                                      -------      --------        -------        ------        --------
  Operating income/(loss)..........    (5,145)       (6,944)        (6,541)           --          (5,548)
Interest income/(expense)..........    (1,518)           --             51            --          (1,569)
Share of losses of affiliates......      (106)          (66)(2)       (111)           --             (61)
Other, net.........................       (51)           --            (37)           --             (14)
                                      -------      --------        -------        ------        --------
  Income/(loss) before income
     taxes.........................    (6,820)       (7,010)        (6,638)           --          (7,192)
Income tax benefit/(expense).......       441         2,804 (3)      2,655 (3)        --             590
                                      -------      --------        -------        ------        --------
  Net income/(loss) from continuing
     operations....................    (6,379)       (4,206)        (3,983)                       (6,602)
Accretion of redeemable convertible
  preferred stock..................      (378)           --             --           378(7)           --
                                      -------      --------        -------        ------        --------
Preferred stock dividends..........        --        (1,875)(4)         --            --          (1,875)
                                      -------      --------        -------        ------        --------
Net income/(loss) attributable to
  common stockholders from
  continuing operations............   $(6,757)     $ (6,081)       $(3,983)       $  378        $ (8,477)
                                      -------      --------        -------        ------        --------
  Weighted average common shares...    81,377       109,450 (5)                    4,853         195,680
                                      =======      ========                       ======        ========
  Basic and diluted loss to common
     stockholders from continuing
     operations per common share...   $ (0.08)                                                  $  (0.04)
                                      =======                                                   ========

- ---------------

Contributed Assets

(1) Amount reflects the amortization expense under the Access Agreement, using a life of nine years.

(2) Amount reflects Liberty's share of losses and net gains recognized by Liberty on certain equity transactions of equity affiliates, contributed in the Contribution Transaction.

(3) Amount reflects the tax effect of the proforma adjustments, using an assumed tax rate of 40%.

(4) Amount reflects the dividends that would have been paid on the $150 million of Series B convertible preferred stock issued in the Contribution Transaction.

(5) Amount reflects the issuance of 109.4 million shares of Series B common stock to Liberty DMX in connection with the Contribution Transaction.

Exchanged Assets

(6) Amounts reflect historical results from operations of SonicNet and The Box for the three months ended March 31, 1999. The amounts have been revised to reflect the results of operations of TCI Music as if the transaction had occurred on January 1, 1998. The effective tax rate has been assumed to be 40%.

Preferred Share Conversion

(7) Amount reflects the reversal of accretion on historical TCI Music preferred shares as if the conversion of such shares had occurred on January 1, 1998.

                           TCI MUSIC AND SUBSIDIARIES

         UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   ADD:
                                                     ADD:           LESS:       PREFERRED
                                                  CONTRIBUTED     EXCHANGED       SHARE
                                     HISTORICAL     ASSETS        ASSETS(6)     CONVERSION    PROFORMA
                                     ----------   -----------     ---------     ----------    --------
Revenue............................   $ 84,452     $     --       $ 27,899        $   --      $ 56,553
Operating expenses.................     77,822           --         39,628            --        38,194
Depreciation and amortization......     24,120       27,777 (1)      9,403            --        42,494
                                      --------     --------       --------        ------      --------
  Operating loss...................    (17,490)     (27,777)       (21,132)           --       (24,135)
Interest income (expense)..........     (5,370)          --                           --        (5,370)
Share of losses of affiliates......       (526)        (494)(2)       (676)           --          (344)
Other, net.........................       (135)         751 (2)         --            --           616
                                      --------     --------       --------        ------      --------
  Income/(loss) before income
     taxes.........................    (23,521)     (27,520)       (21,808)           --       (29,233)
Income tax benefit/(expense).......      1,229       11,008 (3)      8,723 (3)        --         3,514
                                      --------     --------       --------        ------      --------
  Net income/(loss) from continuing
     operations....................    (22,292)     (16,512)       (13,085)                    (25,719)
Accretion of redeemable convertible
  preferred stock..................     (1,354)          --             --         1,354(7)         --
                                      --------     --------       --------        ------      --------
Preferred stock dividends..........         --       (7,500)(4)         --            --        (7,500)
                                      --------     --------       --------        ------      --------
Net income/(loss) attributable to
  common stockholders from
  continuing operations............   $(23,646)    $(24,012)      $(13,085)       $1,354      $(33,219)
                                      --------     --------       --------        ------      --------
  Weighted average common shares...     81,046      109,450 (5)                    4,853       195,349
                                      ========     ========                       ======      ========
  Basic and diluted loss to common
     stockholders from continuing
     operations per common share...   $  (0.29)                                               $  (0.17)
                                      ========                                                ========

- ---------------

Contributed Assets

(1) Amount reflects the amortization expense under the Access Agreement, using a life of nine years.

(2) Amount reflects Liberty's share of losses and net gains recognized by Liberty on certain equity transactions of equity affiliates, contributed in the Contribution Transaction.

(3) Amount reflects the tax effect of the proforma adjustments, using an assumed tax rate of 40%.

(4) Amount reflects the dividends that would have been paid on the $150 million of Series B convertible preferred stock issued in the Contribution Transaction.

(5) Amount reflects the issuance of 109.4 million shares of Series B common stock to Liberty DMX in connection with the Contribution Transaction.

Exchanged Assets

(6) Amounts reflect historical results from operations of SonicNet and The Box for the three months ended March 31, 1999. The amounts have been revised to reflect the results of operations of TCI Music as if the transaction had occurred on January 1, 1998. The effective tax rate has been assumed to be 40%.

Preferred Share Conversion

(7) Amount reflects the reversal of accretion on historical TCI Music preferred shares as if the conversion of such shares had occurred on January 1, 1998.

             PROPOSAL 2 -- APPROVAL OF AMENDMENTS TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

REASON FOR AND EFFECTS OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF
INCORPORATION

     On April 23, 1999, the Board of Directors unanimously approved, and recommended for adoption by the shareholders at the annual meeting, amendments to Article I, Article IV and Article VIII of the Company's Certificate of Incorporation to (i) change the Company's name to Liberty Digital, Inc.; (ii) to increase the number of authorized shares of capital stock to 1,755,000,000 from 495,000,000, consisting of an increase in the authorized number of shares of Series A common stock to 1,000,000,000 from 295,000,000 and an increase in the authorized number of shares of Series B common stock to 755,000,000 from 200,000,000; and (iii) to eliminate the prohibition against shareholder action by without a meeting written consent.

     Name Change. At the time of the Company's inception, the Company's strategy was to develop a portfolio of integrated, interactive, digitally-delivered music entertainment services. As a result of the Contribution Transaction the Company's business will no longer be focused primarily on the music business. The Board of Directors is proposing to change the Company's name to Liberty Digital, Inc. The Board believes that the name Liberty Digital, Inc. will better reflect the Company's association with its parent, Liberty Media Corporation, and will more accurately communicate the Company's focus on the interactive television and interactive programming businesses and investments as a result of the Contribution Transaction. In connection with the name change the Company expects to change the trading symbol for the Series A common stock on the Nasdaq SmallCap Market from "TUNE" to "LDIG.A" effective as soon as practicable following the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

     Increase of Authorized Shares of the Company. Pursuant to its Certificate of Incorporation, the Company is authorized to issue a maximum of 495,000,000 shares of common stock, consisting of 295,000,000 shares of Series A common stock and 200,000,000 shares of Series B common stock. As of July 26, 1999, there were issued and outstanding 23,790,745 shares of Series A common stock and 62,500,000 shares of Series B common stock. The number of shares of Series B common stock available for issuance is not sufficient to cover all of the shares of Series B common stock issuable in connection with the Contribution Transaction, including the number that may be issuable upon conversion of the Series B preferred stock. Pursuant to the Contribution Agreement, 109,450,167 shares of Series B common stock will be issued at the closing and up to 25,751,100 shares of Series B common stock will be issuable upon conversion of the Series B preferred stock issued to Liberty DMX at the closing of the Contribution Transaction. The Board is proposing to amend Article IV of the Certificate of Incorporation to increase the number of authorized shares of capital stock to 1,755,000,000 from 495,000,000; to increase the number of authorized shares of Series A common stock to 1,000,000,000 from 295,000,000; and to increase the number of authorized shares of Series B common stock to 755,000,000 from 200,000,000. The number of shares of authorized preferred stock will remain the same at 5,000,000 shares. The purpose of this proposal is to ensure that sufficient shares of Series A common stock and Series B common stock will be available (1) for issuance in connection with the transactions contemplated by the Contribution Agreement, (2) for issuance upon conversion of the Series B common stock and Series B preferred stock to be issued in the Contribution Transaction and (3) if and when needed for issuance from time to time for any proper purpose approved by the Board, including issuances to effect other acquisitions, to grant options, to provide for stock splits, raise capital and for other corporate purposes. The Board believes that the availability of the number of additional authorized shares for issuance upon approval of the Board will be beneficial to the Company and its shareholders by providing the Company with the flexibility required to promptly consider and respond to future business opportunities and needs as they arise.

     Elimination of Prohibition Against Shareholder Action by Written
Consent. The purpose of this amendment is to enable shareholders to utilize
Section 228 of the Delaware General Corporation Law, which permits a corporation's shareholders to act without a meeting by written consent. Section B of Article VIII of the Company's Certificate of Incorporation currently prohibits shareholder action by written consent in lieu of a meeting. The amendment would delete Section B of Article VIII in its entirety.

     The Company does intend to continue to hold annual meetings of shareholders. In addition, the rules of the Nasdaq Stock Market on which the Series A common stock is listed require the holding of shareholder meetings in connection with certain actions, unless such requirement is waived by Nasdaq.
Section 228 of the Delaware General Corporation Law provides that if shareholder action is taken by less than unanimous written consent, prompt notice of such action shall be given to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. Additionally, Regulation 14C of the Exchange Act requires that an information statement be mailed to shareholders of a publicly traded company at least 20 days prior to the taking of any shareholder action by written consent.

     A provision prohibiting shareholder action by written consent in lieu of a meeting is often considered to be part of an antitakeover defensive strategy. In light of the number of shares of the Company's Voting Securities that are and will be beneficially owned by Liberty after the Contribution Transaction as described in this proxy statement, the Board of Directors believes that this provision is not appropriate for the Company. After the Contribution Transaction is completed affiliates of Liberty will hold approximately 50.3% of the outstanding shares of Series A common stock, 100% of the outstanding shares of Series B common stock, and 100% of the outstanding shares of Series B preferred stock. As a result, Liberty's vote will determine the outcome of the vote of any matter submitted to the shareholders for their approval. The Board believes that Section B of Article VIII of the Company's Certificate of Incorporation should be deleted in its entirety to eliminate this provision.

EFFECTIVE DATE OF AMENDMENTS

     The amendments to the Certificate of Incorporation will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which is anticipated to be as soon as practicable following the date of the annual meeting.

     In accordance with Delaware law and notwithstanding approval of the amendments by the shareholders, at any time prior to the effectiveness of the filing of certificate of amendment to the Certificate of Incorporation with the Secretary of State, the Board may abandon such proposed amendments without further action by the shareholders. The amendments to the Certificate of Incorporation will not affect in any way the validity or transferability of currently outstanding stock certificates. Shareholders will not be required to surrender or exchange any stock certificates that they currently hold.

VOTES REQUIRED FOR APPROVAL

     The affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding Voting Securities voting together as a single class is required to approve the amendment to the Certificate of Incorporation.

     Affiliates of Liberty own approximately 86.3% of the outstanding shares of the Voting Securities and 98.2% of the voting power of the Voting Securities. Liberty agreed to cause its affiliates to vote its shares of Voting Securities beneficially owned by them "FOR" approval of the change of the Company's name, thus assuring its approval at the annual meeting.

     THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE CONTRIBUTION TRANSACTION AND THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

RECOMMENDATION OF BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

                PROPOSAL 3 -- APPROVAL OF DEFERRED COMPENSATION
                       AND STOCK APPRECIATION RIGHTS PLAN

BACKGROUND

     As part of the Contribution Transaction, TCI Music will adopt the Deferred Compensation and Stock Appreciation Rights Plan. The Deferred Compensation and Stock Appreciation Rights Plan will be adopted to replace the Executive SARs previously granted by Liberty to Messrs. Masters and Ravenel (the "Executives"). In consideration of TCI Music incurring the liability under the Deferred Compensation and Stock Appreciation Rights Plan, it was determined that the number of shares of Series B common stock that Liberty would receive upon the closing of the Contribution Transaction be reduced by 9 1/2% of the sum of (1) total number of shares of Series A common stock and Series B common stock held by Liberty (74,457,196 shares) and (2) the 128,755,360 shares otherwise issuable to Liberty in the Contribution Transaction, or 19,305,193 shares. See "Proposal 1 -- Approval of Contribution Transaction -- Background of the Contribution Transaction". The number of shares subject to the Deferred Compensation and Stock Appreciation Rights is 19,295,193, which was decreased to reflect Mr. Masters waiving awards with respect to 10,000 shares in consideration of the Company's granting an option to purchase 10,000 shares to one of TCI Music's employees. The purpose of the Deferred Compensation and Stock Plan is to provide an incentive compensation plan for Mr. Masters and Mr. Ravenel that has substantially the same economic terms as the Executive SARs and on terms that should permit the Company to deduct any compensation paid to Executives under the Deferred Compensation and Stock Appreciation Rights Plan, with certain exceptions. Pursuant to the Tax Sharing Agreement, the Company will reimburse Liberty for any tax benefit to the Company from any deductions arising from compensation paid pursuant to the Deferred Compensation and Stock Appreciation Rights Plan. The Executive SARs provide that Messrs. Masters and Ravenel have the right to receive cash payments in an aggregate amount equal to 9 1/2% of the increase of Liberty Digital's equity value from a base of $500 million.

DESCRIPTION OF THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN

     On July 30, 1999, the Compensation Committee adopted the Deferred Compensation and Stock Appreciation Rights Plan, subject to the approval of the Deferred Compensation and Stock Appreciation Rights Plan by the shareholders at the annual meeting and the closing of the Contribution Transaction. The following description is a brief summary of the Deferred Compensation and Stock Appreciation Rights Plan. The Compensation Committee of the board of directors intends to grant awards under the Deferred Compensation and Stock Appreciation Rights Plan on a date prior to or concurrently with the closing of the Contribution Transaction.

     Only two persons, Mr. Masters and Mr. Ravenel, are eligible to participate in the Deferred Compensation and Stock Appreciation Rights Plan. If the Deferred Compensation and Stock Appreciation Rights Plan is adopted, it will replace the Executive SARs, which will be terminated. The Deferred Compensation and Stock Appreciation Rights Plan is comprised of a deferred compensation component and stock appreciation rights grants. The deferred compensation component provides Messrs. Masters and Ravenel with the right to receive an aggregate of 9 1/2% of the appreciation in the Series A common stock (as reflected by its market price) over a base price, subject to a maximum amount payable; and the stock appreciation rights provide Executives with the appreciation in the market price of the Series A common stock above the maximum amount payable under the deferred compensation component.

  Deferred Compensation Component

     Pursuant to the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan, Executives will be entitled to deferred compensation in an aggregate amount equal to the appreciation in the fair market value above $2.46 per share on 19,295,193 shares of TCI Music Series A common stock, which represents approximately 9 1/2% of the aggregate number of shares of Series A common stock and Series B common stock that would have been held by Liberty after the consummation of the transactions contemplated by the Contribution Transaction but for the adjustments negotiated with TCI

Music regarding the adoption of the Deferred Compensation and Stock Appreciation Rights Plan. The $2.46 per share amount was determined by dividing the number of shares of Series A common stock and Series B common stock that Liberty would have otherwise held following the Contribution Transaction by $500 million, which was the base threshold for the measurement of appreciation under the Executive SARs. The aggregate amount of deferred compensation payable pursuant to the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan is capped at the difference between (1) the Strike Price and (2) $2.46 per share, multiplied by 19,295,193 (the number of shares on which the deferred compensation is calculated).

     Each of Messrs. Masters and Ravenel will be entitled to deferred compensation in an amount equal to the difference between (1) the lesser of the Strike Price and the Valuation Price Per Share of a share of Series A common stock and (2) $2.46 per share, multiplied by the number of shares attributable to him. Under the Deferred Compensation and Stock Appreciation Rights Plan, deferred compensation with respect to 15,230,942 shares will be granted to Mr. Masters and deferred compensation with respect to 4,064,251 shares will be granted to Mr. Ravenel. The deferred compensation is payable only if the fair market value of the TCI Music Series A common stock on the Valuation Date exceeds $2.46 plus interest on that amount from January 1, 1999 at the rate of 10% per annum, compounded annually.

     The "Valuation Date" is the earliest to occur of (1) the termination of the Executive's employment, (2) a change of control or sale of TCI Music (as defined) or (3) December 15, 2003. Interest will accrue on the amount of any deferred compensation from the Valuation Date until the payment date. No payments under the deferred compensation component of the Deferred Compensation and Stock Appreciation Rights Plan will be made until after termination of employment with TCI Music.

  Stock Appreciation Rights

     On the Effective Date, Mr. Masters will be granted stock appreciation rights with respect to 15,230,942 shares of Series A common stock and Mr. Ravenel will be granted stock appreciation rights with respect to 4,064,251 shares of Series A common stock pursuant to which they will be entitled to any increase in the value of Series A common stock above the Strike Price. Upon exercise of stock appreciation right, participants will receive the difference between the fair market value of a share of Series A common stock on the date of exercise and the Strike Price; provided however in the case of a deemed exercise on a Valuation Date, executives will receive the difference between the Valuation Price Per Share of a share of Series A common stock on the date of exercise and the Strike Price, in each case multiplied by the number of shares as to which the exercise relates. All vested but unexercised stock appreciation rights are automatically deemed exercised (to the extent they are in-the-money) on the Valuation Date. All unexercised options expire immediately after the Valuation Date.

  Payment

     Amounts payable under the Deferred Compensation and Stock Appreciation Rights Plan or may be made at TCI Music's option in cash or TCI Music stock. On any payment date, Liberty will have the right to direct TCI Music to pay amounts due to participant in cash and to purchase from TCI Music a number of shares of Series B common stock equal to the amount of cash to be paid to Executive divided by the value of a share of Series A common stock used to determine the amount of the payment to Executive. The purchase price paid by Liberty will be equal to the amount of cash paid to Executive. As an alternative to the foregoing payment procedure, Liberty may, in the case of an exercise of a stock appreciation right, purchase the number of shares of Series B common stock equal to the number of shares subject to the stock appreciation right from TCI Music for value of a share of Series A common stock used to determine the amount of the payment to participant multiplied by the number of stock appreciation rights exercised. In no event will Liberty have the right to purchase more than an aggregate of 19,295,193 shares of Series A common stock.

  Vesting

     Mr. Masters and Mr. Ravenel will become vested in the rights to appreciation under the deferred compensation component and the stock appreciation rights granted under the Deferred Compensation and Stock Appreciation Rights Plan with respect to 20% of the shares attributable to each of them on each December 15 beginning December 15, 1999. Upon the sale of the Company, a change of control of the Company (as defined), Executive's death, termination of Executive's employment by the Company for any reason other than cause (as defined) or termination of the Executive's employment by him for good reason (as defined) all such rights and options will become fully vested. All rights and options not vested will be forfeited by Executive if he is terminated for cause (as defined).

  Other Terms

     TCI Music has agreed to provide registration rights for any shares issued to an Executive pursuant to the Deferred Compensation and Stock Appreciation Rights Plan. Each Executive will have a duty to sell the securities in a manner that will, in the good faith judgment of Executive and his financial advisors, maximize the average price per share.

     If payments are made in TCI Music stock, Liberty will provide price protection for the 180-day period after the effective date of the registration statement for the difference between the fair market value on the date of exercise or the Valuation Date or the Valuation Price Per Share of a share of Series A common stock, as applicable, and the market value of the shares on the date of sale in order to ensure that the Executives are not adversely affected by the payment being made in stock, rather than cash, which was the only form of payment permitted under the Executive SARs.

FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING DISCUSSION IS A BRIEF SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT LAW OF TRANSACTIONS UNDER THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN. THIS INFORMATION IS NOT INTENDED TO BE A DEFINITIVE EXPLANATION OF ALL THE TAX CONSEQUENCES OF SUCH TRANSACTIONS AND DOES NOT DESCRIBE STATE, LOCAL OR OTHER TAX CONSEQUENCES.

     The Deferred Compensation and Stock Appreciation Rights Plan will defer receipt, and therefore the recognition as income for federal income tax purposes, of the Executive's compensation payable under the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan. The maximum number of shares of Series A common stock that may be issued under the Deferred Compensation and Stock Appreciation Rights Plan is 19,295,193 plus the number of shares determined by dividing the difference between the Strike Price and $2.46 by the Valuation Price Per Share of a share of series A common stock.

     In general, an Executive will recognize no income at the time of the grant of the stock appreciation right. Upon exercise of a stock appreciation right, an Executive will recognize ordinary income (treated as compensation subject to withholding) in an amount equal to the excess of the fair market value of the shares of Series A common stock on the date of exercise over the exercise price of the stock appreciation right. The basis in shares, if any, acquired upon exercise of a stock appreciation right will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise.

     Section 162(m) of the Code limits the deduction that a publicly traded company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Compensation attributable to a stock appreciation right is deemed to satisfy the requirements for performance-based compensation only if
(1) the grant is made by a committee composed of two or more outside directors,
(2) the plan states the
maximum number of shares and the maximum amount of compensation to be received with respect to which awards may be granted during a specified period to any employee and (3) under the terms of the plan, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant. The Deferred Compensation and Stock Appreciation Rights Plan has been designed to enable the stock appreciation rights to qualify as performance-based compensation for purposes of Section 162(m) of the Code. The deferred compensation rights have been structured so that Section 162(m) of the Code will not affect the deductibility of the deferred compensation payments. Accordingly, absent a change of control or sale of the Company, the Company believes it should be entitled to a business expense deduction in the same amount and at the same time as the Executive recognizes ordinary income. Pursuant to the Tax Sharing Agreement, the Company will reimburse Liberty for any tax benefit to the Company from any deductions arising from compensation paid pursuant to the Deferred Compensation and Stock Appreciation Rights Plan.

     In general, upon payment of deferred compensation or the exercise of a stock appreciation right under the Deferred Compensation and Stock Appreciation Rights Plan as a result of acceleration of vesting of such rights pursuant to a change in control or sale of the Company, the federal income tax consequences to the Company and Executives will be the same as for the payment of the deferred compensation and the exercise of a stock appreciation right, except to the extent Code provisions relating to payment of compensation upon the change of control or sale of the Company may apply.

APPROVAL OF THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN

     Under the Nasdaq Stock Market Rules, approval of the Company's shareholders is required when a stock option plan is to be established or other arrangement made pursuant to which stock in excess of (1) 1% of the number of shares of common stock, (2) 1% of the voting power of voting securities or (3) 25,000 shares may be acquired by officers and directors. To be adopted, the Deferred Compensation and Stock Appreciation Rights Plan must be approved by the affirmative vote of a majority of the combined voting power of the outstanding Voting Securities represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class. Uninstructed shares may not be voted on this matter. For purposes of this matter, abstentions have the effect of negative votes but broker non-votes will not be taken into account.

     THE PROPOSAL TO APPROVE THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN IS CONTINGENT ON THE APPROVAL BY THE SHAREHOLDERS OF THE PROPOSALS TO APPROVE THE CONTRIBUTION TRANSACTION AND THE AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

RECOMMENDATION OF THE BOARD

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE DEFERRED COMPENSATION AND STOCK APPRECIATION RIGHTS PLAN.

                      PROPOSAL 4 -- ELECTION OF DIRECTORS

GENERAL

     The persons named in the accompanying proxy will vote for the election of three directors, with the term of office of each to continue until the annual meeting of shareholders in the year 2002 or until his successor shall have been duly elected and qualified, unless authority to vote is withheld. Robert R. Bennett, Peter M. Kern and Bruce W. Ravenel are the three nominees for election as directors of the Company, and the Company is informed that these nominees are willing to serve as directors. However, if any such nominee should decline or shall become unable to serve as a director for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy. Messrs. Bennett, Kern and Ravenel are each incumbent directors.

     The following lists the current directors of TCI Music, their birth dates, and a description of their business experience and positions held as of June 30, 1999. The Board currently consists of nine directors. Directors are elected to staggered three year terms with approximately one-third elected annually. The Company is considering, but has not determined to reduce the size of its board of directors after the annual meeting.

NOMINEES FOR ELECTION AS DIRECTORS

NAME                                               POSITIONS
- ----                                               ---------
Robert R. Bennett         Has served as a director of TCI Music since January 1997 and
Born April 19, 1958       as acting Chief Financial Officer of TCI Music from June
                          1997 until July 1997. Mr. Bennett has served as President
                          and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994. Mr. Bennett
                          served as an Executive Vice President of TCI from April 1997 to March 1999. From June 1995 through March 1997, Mr.
                          Bennett was an Executive Vice President, Chief Financial
                          Officer, Secretary and Treasurer of Liberty. Mr. Bennett
                          served as Senior Vice President of Liberty from September
                          1991 to June 1995. Mr. Bennett serves as a director of TV
                          Guide, Inc., a media and communications company.
Peter M. Kern             Has served as a director of TCI Music since January 1997.
Born June 2, 1967         Mr. Kern has served as President of Gemini Associates Inc., a firm that provides strategic advisory services primarily to media companies, since April 1996. From December 1993 to
                          January 1996, he served as Senior Vice President of
                          Strategic Development and Corporate Finance of Home Shopping
                          Network, Inc. and served as its Vice President of Strategic
                          Development and Assistant to the Chief Executive Officer
                          from March 1993 to December 1993. Prior to joining Home
                          Shopping Network, Inc., he served as Vice President of
                          Corporate Finance and Strategic Development for Whittle
                          Communications, L.P. and worked at the New York investment banking firm, Bear, Stearns & Co., Inc.
Bruce W. Ravenel          Has served as a director and Executive Vice President of the
Born January 25, 1950     Company since June 1999. He has served as a director and
                          Executive Vice President of Liberty Digital, a subsidiary of
                          Liberty, since January 1999. From September 1998 to January
                          1999 he was employed by Liberty in connection with the
                          formation of Liberty Digital. From April 1998 to September
                          1998, Mr. Ravenel was Executive Vice
                          President -- Interactive Ventures of TCI Communications,
                          Inc., a former subsidiary of TCI. Mr. Ravenel also served as
                          President and Chief Executive Officer of TCI.Net, Inc. and
                          Senior Vice President -- Internet Services of TCI
                          Communications, Inc. from January 1996 to April 1998; and
                          Senior Vice President and Chief Operating Officer of TCI
                          Technology Ventures, Inc. from March 1994 to January 1996.
                          Mr. Ravenel was a founder and served on the board of
                          directors of At Home Corporation from March 1995 until the closing of the AT&T Merger. Prior to joining TCI in 1991,
                          Mr. Ravenel was Director of Strategic Alliance Management
                          for U S WEST, Inc. Prior to that he worked for DI-SYS, Ltd., the developer of the X*Press Information Service, from 1984 to 1987. He was founder and President of Language Resources,
                          Inc. from 1978 to 1984. He began his career at Intel
                          Corporation in 1976, where he was a designer of the 8086 and
                          8087 microprocessors.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

NAME                                               POSITIONS
- ----                                               ---------
Leo J. Hindery, Jr.       Has served as a director of TCI Music since January 1997.
Born October 31, 1947     Mr. Hindery served Chairman of the Board of TCI Music from
                          January 1997 to January 1999. He has been President of AT&T
                          Broadband since March 1999. He has served as a director of
                          TCI since May 1997. Mr. Hindery has served as the President and Chief Operating Officer of TCI since March 1997. Mr.
                          Hindery has served as President and Chief Executive Officer of TCI Communications, Inc. ("TCIC"), a former subsidiary of
                          AT&T engaged in the ownership and operation of cable
                          television systems and the predecessor company of TCI from
                          March 1997 to March 1999, when it merged into TCI and has
                          served as President and Chief Executive Officer of TCI
                          Pacific Communications, Inc. ("TCI Pacific"), an operator of cable television systems and a subsidiary of TCI since
                          September 1997. Mr. Hindery was previously founder, Managing
                          General Partner and Chief Executive Officer of InterMedia
                          Partners, a cable TV operator, and its affiliated entities from 1988 until March 1997. Mr. Hindery was a director of
                          DMX Inc. from May 1996 to July 1997. Until March 8, 1999,
                          Mr. Hindery was a director of United Video Satellite Group,
                          Inc. (now known as TV Guide, Inc.), a distributor of
                          satellite based television services that prior to March 1,
                          1999 was a subsidiary of TCI. Mr. Hindery is also a director of At Home Corporation, a subsidiary of AT&T, TCI Satellite
                          Entertainment, Inc., a distributor of satellite-based
                          television services, Cablevision Systems Corporation
                          Knowledge Enterprises, Inc. and Lenfest Communications, Inc.
David B. Koff             Has served as a director of TCI Music since May 1997. Mr.
Born December 26, 1958    Koff was interim President and Chief Executive Officer of
                          TCI Music from May 1997 to December 31, 1997. Since December
                          31, 1997, Mr. Koff has served as a Vice President and
                          Assistant Secretary of TCI Music. He has been a Senior Vice
                          President of Liberty since February 1998. He was Vice
                          President Corporate Development of Liberty from August 1994 to February 1998. From March 1993 to August 1994, he was
                          special counsel to Liberty.
Lee Masters               Has served as Chairman of the Board of TCI Music since
Born December 26, 1951    January 1999. Mr. Masters was appointed President and Chief
                          Executive Officer of the Company in June 1999. Since January
                          1999, Mr. Masters has served as a director and President and
                          Chief Executive Officer of Liberty Digital. From January
                          1990 to December 1998 Mr. Masters served as President and
                          CEO of E! Entertainment television, a cable television
                          program network. From March 1986 to December 1989 he served as executive vice president and general manager of MTV.
                          Prior to his career in television, Mr. Masters had a 20-year career in radio. Mr. Masters' legal name is Jarl Mohn. Mr.
                          Masters serves as a director of NewStar Media, Inc.
                          (formerly Dove Audio), an independent producer of audio
                          books, printed books and television films.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

NAME                                               POSITIONS
- ----                                               ---------
Donne F. Fisher           Has served as a director of TCI Music since January 1997.
Born May 24, 1938         Mr. Fisher was an Executive Vice President of TCI from
                          January 1994 through January 1, 1996. On January 1, 1996,
                          Mr. Fisher resigned his position as Executive Vice President of TCI and has been providing consulting services to TCI
                          since January 1996. Mr. Fisher served as an Executive Vice
                          President of TCIC from December 1991 to October 1994. Mr.
                          Fisher served as a director of TCI from June 1994 to March
                          1999, served as a TCIC director from 1980 to March 1999, and served as a director of TCI Pacific from July 1996 to March
                          1999. Mr. Fisher is a director of General Communications,
                          Inc.
J C Sparkman              Has served as a director of TCI Music since May 1997. He
Born September 12, 1932   served as a director of TCI from December 1996 to March
                          1999. Mr. Sparkman served as an Executive Vice President of
                          TCI from January 1994 to March 1995. Mr. Sparkman retired in
                          March 1995 and has provided consulting services to TCI since
                          March 1995. Mr. Sparkman served as an Executive Vice
                          President of TCIC from 1987 to October 1994 and as a
                          director of DMX from 1989 to July 1997. Mr. Sparkman is a
                          director of Shaw Communications, Inc.
Lon A. Troxel             Has served as a director of TCI Music since May 1997. Mr.
Born October 14, 1947     Troxel was appointed President and Chief Executive Officer of DMX in July 1997. Mr. Troxel served as Chief Operating
                          Officer of DMX from April 1997 to July 1997, and served as
                          Executive Vice President, Commercial Division from October
                          1991 to April 1997.

VOTES REQUIRED FOR APPROVAL

     The election of directors must be approved by a plurality of the votes cast with respect to the shares of the voting securities, represented in person or by proxy and entitled to vote at the annual meeting, voting together as a single class.

     Affiliates of Liberty own approximately 86.3% of the outstanding shares of the Voting Securities and 98.2% of the voting power of the Voting Securities. Liberty has agreed to cause its affiliates to vote all shares of Voting Securities beneficially owned by them "FOR" the election of the nominees, thus assuring their election at the annual meeting.

RECOMMENDATION OF BOARD

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

                               EXECUTIVE OFFICERS

     The following lists the executive officers of the Company, their birth dates, a description of their business experience and positions held with the Company as of June 30, 1999. Information concerning Mr. Koff, Mr. Masters, Mr. Ravenel and Mr. Troxel who are also directors, is listed under the heading "Election of Directors," above. All officers are appointed for an indefinite term, serving at the pleasure of the Board of Directors.

NAME                                               POSITIONS
- ----                                               ---------
Ralph J. Sorrentino       Has served as Executive Vice President and Chief Financial
Born June 28, 1952        Officer of TCI Music since May 1998. From March 1992 to
                          September 1997, Mr. Sorrentino served at Bohbot
                          Entertainment & Media Inc., an international television
                          production and syndication company. From October 1994 to
                          September 1997, Mr. Sorrentino was President and Chief
                          Operating Officer of Bohbot Entertainment & Media Inc.; from
                          March 1992 to October 1994, Mr. Sorrentino was Executive
                          Vice President/Chief Financial & Administrative Officer of
                          Bohbot Entertainment & Media Inc. While serving as Executive
                          Vice President and Chief Financial and Administrative
                          Officer at Bohbot, in January 1994, Mr. Sorrentino also
                          served as President of Bohbot's Entertainment division
                          before being named President & COO of the overall Bohbot
                          organization. From 1982 to 1992, Mr. Sorrentino served in
                          three executive positions at The Interpublic Group of
                          Companies, a diversified advertising concern. From 1990 to
                          1992, he was Senior Vice President/Director of Finance for
                          its subsidiary, Lintas New York.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers, by blood, marriage or adoption.

     During the past five years, none of the above persons have had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such Section 16(a) forms filed on Forms 3, 4 and 5, and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that, during the year ended December 31, 1998, its executive officers, directors and greater-than-ten-percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, for fiscal 1998, a summary of certain information regarding all forms of compensation for the Chief Executive Officer and the other executive officers and one former executive officer (the "named executive officers") whose total annual salary and bonus exceeded $100,000 during fiscal 1998. Mr. McPartland served as President and Chief Executive Officer until May 31, 1999; Mr. McGlade was President and Chief Executive Officer of The Box until July 15, 1999, when substantially all of the assets of The Box were contributed to the MTVN Partnership.

                                                                                   LONG TERM COMPENSATION
                                                                                           AWARDS
                                                                                 ---------------------------
                                                   ANNUAL                                       SECURITIES
                                                COMPENSATION                                    UNDERLYING
                                              -----------------   OTHER ANNUAL   RESTRICTED   STOCK OPTIONS/    ALL OTHER
                                              SALARY     BONUS    COMPENSATION     STOCK         SARS(1)       COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR      $         $          $(5)         AWARDS           #              $(6)
     ---------------------------       ----   -------    ------   ------------   ----------   --------------   ------------
Thomas McPartland....................  1998   375,000(2)     --          --           --         250,000(7)           --
  President and CEO                    1997       N/A
Alan R. McGlade......................  1998   273,552        --     100,000(8)        --         155,000(7)       10,000
  President and CEO of The Box         1997    88,931(3)     --          --           --          64,200(7)           --
Ralph J. Sorrentino..................  1998   174,519(4)     --          --           --         150,000(7)       10,000
  Executive Vice President and         1997       N/A
  Chief Financial Officer
Lon A. Troxel........................  1998   285,577    15,000          --        9,230              --          10,000
  President and CEO of DMX             1997   189,660        --          --           --         200,000(7)           --
J. Wendy Kim.........................  1998   121,630    101,250    125,000           --              --          11,309
  former Vice President and Chief      1997   110,096        --          --           --              --           6,924
  Financial Officer

- ---------------

(1) For information concerning these awards see "Option/SAR-Grants in Last Fiscal Year" set forth below. There were no grants from other long term incentive plans; therefore column "LTIP Payouts" is omitted.

(2) Mr. McPartland began employment with the Company on January 1, 1998, the day after the Company acquired Paradigm. Accordingly, the salary information included in the table represents only salary from that date through December 31, 1998.

(3) Mr. McGlade began employment with the Company on December 16, 1997, the date the Company acquired The Box. Accordingly, the 1997 salary information included in the table represents only 15 days' employment during 1997.

(4) Mr. Sorrentino began employment with the Company on May 11, 1998. Accordingly, the salary information included in the table represents only salary from that date through December 31, 1998.

(5) Certain perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns during the fiscal 1998.

(6) Amounts represent contributions to the TCI Employee Stock Purchase Stock Plan ("TCI Stock Plan"). The TCI Stock Plan provides benefits upon an employee's retirement which normally is when the employee reaches 65 years of age. TCI Stock Plan participants may contribute up to 10% of their compensation and the Company (by annual resolution of the Board of Directors) may contribute up to a matching 100% of the participants' contributions. Participant contributions to the TCI Stock Plan are fully vested upon contribution.

    Generally, participants acquire a vested right in the Company contributions as follows:

                                                                   VESTING
    YEARS OF SERVICE                                              PERCENTAGE
    ----------------                                              ----------
    Less than 1.................................................        0%
    1-2.........................................................       33%
    2-3.........................................................       66%
    3 or more...................................................      100%

    With respect to the Company contributions made to the TCI Stock Plan in 1998 and 1997 Mr. Troxel is fully vested. The TCI Stock Plan also includes a salary deferral feature in respect of employee contributions. Forfeitures (due to participants' withdrawal prior to full vesting) are used to reduce the Company's otherwise determined contributions.

    Directors who are not employees of the Company are ineligible to participate in the TCI Stock Plan. Under the terms of the TCI Stock Plan, employees are eligible to participate after three months of service. Although the Company has not expressed an intent to terminate the TCI Stock Plan, it may do so at any time. The TCI Stock Plan provides for full immediate vesting of all participants' rights upon termination of the TCI Stock Plan.

(7) These options were repriced on December 11, 1998. See "Option/SAR Repricing below."

(8) Represents loan by the Company that was forgiven. See "Certain Relationships and Related Party Transactions."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options and stock appreciation rights ("SARs") by the Company to each of the named executive officers during fiscal 1998.

                                     NUMBER OF
                                     SECURITIES     % OF TOTAL
                                     UNDERLYING    OPTIONS/SARS
                                      OPTIONS/          TO         EXERCISE                   GRANT DATE
                                        SARS        EMPLOYEES       PRICE       EXPIRATION   PRESENT VALUE
NAME                                 GRANTED(1)   IN FISCAL YEAR    ($/SH)         DATE         ($)(2)
- ----                                 ----------   --------------   --------     ----------   -------------
Thomas McPartland..................   250,000          16.0          4.00(3)     1/15/08       1,502,500
  President and CEO
Alan R. McGlade....................   155,000           9.9          4.00(3)     1/15/08         931,550
  President and CEO of The Box
Ralph J. Sorrentino................   150,000           9.6          4.00(3)     1/15/08         901,500
  Executive Vice President and
     Chief Financial Officer
Lon A. Troxel......................        --            --            --             --              --
  President and CEO of DMX
J. Wendy Kim.......................        --            --            --             --              --
  former Vice President and Chief
     Financial Officer

- ---------------

(1) All grants of stock options were options to purchase Series A common stock. All stock options were granted in tandem with SARs. All options were granted pursuant to the TCI Music 1997 Stock Incentive Plan (the "1997 Plan"), effective January 15, 1998, vest in 20% cumulative increments, with the first increment vesting as of January 15, 1999, with each additional increment vesting on each of the next four anniversaries thereof. Notwithstanding the vesting schedule, the option shares become available for purchase if grantee's employment with the Company terminates as a result of the total disability or death of the grantee. Further, the option shares will become available for purchase in the event of an Approved Transaction, Board Change, or Control Purchase (each as defined in the 1997 Plan), unless, in the case of an Approved Transaction, the compensation committee under the circumstances specified in the 1997 Plan, determines otherwise.

(2) The values shown are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of this calculation include the following:
    (a) a 5.13% risk-free interest rate; (b) a 88% volatility factor; (c) a 60-month expected life term; (d) a weighted average expected individual yield; and (e) the closing market price of a share of Series A common stock on the date of grant, resulting in a fair value of the options granted during fiscal 1998 of $6.01. The actual value the executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by the executive will not necessarily be the value determined by the model.

(3) These options were repriced on December 11, 1998. See "Option/SAR Repricings" below.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows certain information with respect to the exercise of stock options/SARs by the named executive officers during fiscal 1998 and year-end value of unexercised stock options/SARs at December 31, 1998.

                                                          NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN
                                  SHARES      VALUED      SECURITIES UNDERLYING       THE MONEY OPTIONS/SARS
                                ACQUIRED ON   REALIZE   OPTIONS/SARS AT FY-END (#)       AT FY-END ($)(2)
NAME                            EXERCISE(#)   ($)(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- ----                            -----------   -------   --------------------------   -------------------------
Thomas McPartland.............      --            --               0/250,000                   0/171,875
  President and CEO
Alan R. McGlade...............  21,400        11,771          42,800/155,000              29,425/106,562
  President and CEO of The Box
Ralph J. Sorrentino...........      --            --               0/150,000                   0/103,125
  Executive Vice President and
     Chief Financial Officer
Lon A. Troxel.................      --            --          80,000/120,000               55,000/82,500
  President and CEO of DMX
J. Wendy Kim..................      --            --                      --                          --
  former Vice President and
     Chief Financial Officer

- ---------------

(1) Based on fair market value of the Series A common stock on the exercise date.

(2) The values indicated are based upon the closing trading price on the Nasdaq SmallCap Market of one share of Series A common stock on December 31, 1998, or $4.6875.

OPTION/SAR REPRICINGS

     The table below sets forth certain information concerning the repricing of stock options/SARs held by any executive officer of the Company which occurred December 11, 1998. Further explanation concerning these repricings is included in the Report of the Compensation Committee on Executive Compensation, below.

                                        SECURITIES UNDERLYING   MARKET PRICE OF    EXERCISE PRICE AT       NEW
                                            OPTIONS/SARS        STOCK AT TIME OF        TIME OF          EXERCISE
NAME                           DATE         REPRICED (#)         REPRICING ($)       REPRICING ($)     PRICE ($)(1)
- ----                         --------   ---------------------   ----------------   -----------------   ------------
Thomas McPartland..........  12/11/98          250,000               $3.90               $6.50            $4.00
  President and CEO
Alan R. McGlade............  12/11/98           21,400               $3.90               $6.25            $4.00
  President and CEO of                          21,400               $3.90               $6.25            $4.00
  The Box                                       21,400               $3.90               $6.25            $4.00
                                               155,000               $3.90               $6.50            $4.00
Ralph J. Sorrentino........  12/11/98          150,000               $3.90               $6.50            $4.00
  Executive Vice President
  and Chief Financial
  Officer
Lon A. Troxel..............  12/11/98          200,000               $3.90               $6.25            $4.00
  President and CEO of DMX

                              LENGTH OF ORIGINAL
                             OPTION TERM REMAINING
NAME                         AT DATE OF REPRICING
- ----                         ---------------------
Thomas McPartland..........    9 yrs. 1 mo.
  President and CEO
Alan R. McGlade............       1/2 mo.
  President and CEO of            1 year
  The Box                         2 years
                               9 yrs. 1 mo.
Ralph J. Sorrentino........    9 yrs. 5 mos.
  Executive Vice President
  and Chief Financial
  Officer
Lon A. Troxel..............    8 yrs. 7 mos.
  President and CEO of DMX

- ---------------

(1) Represents the average of averages of the closing prices of a share of Series A common stock over the 60 trading days ending December 10, 1998 and the 60 calendar days ended December 9, 1998, rounded up to the nearest cent.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Masters Employment Agreement

     In connection with the Contribution Transaction, Mr. Masters and the Company will amend the Masters Employment Agreement to omit his Executive SAR and replace it with awards under the Deferred Compensation and Stock Appreciation Rights Plan, among other changes, and the Company will replace Liberty as a party to and the employer under the Masters Employment Agreement. The following is a summary of the material terms of the Masters Employment Agreement as so amended.

     Compensation. During the term of the Masters Employment Agreement the Company will pay Mr. Masters salary at the rate of $750,000 per annum. That rate is to be increased annually, on January 1, by the greater of the increase in a consumer price index for the previous year or 5%. The Board will review Mr. Masters' compensation annually to determine whether any additional increase in Mr. Masters' salary is appropriate.

     Term; Termination. Mr. Masters' Employment Agreement will be for a term through December 15, 2003. His employment may be terminated by the Company (1) upon the death of Mr. Masters, (2) upon 180 days prior notice from the Company to Mr. Masters in the event of an illness or other disability which has incapacitated Mr. Masters from performing his duties thereunder for at least 180 consecutive during the 12-calendar months preceding the month in which such notice is given or (3) at any time upon notice of termination and by paying Mr. Masters in a lump sum on the effective date all compensation for the remaining term of the Employment Agreement, calculated at the annual rate then in effect. Mr. Masters can also be terminated for cause (as defined in the Masters Employment Agreement). Mr. Masters may terminate his employment with the Company at any time by giving notice to the Company.

     If Mr. Masters terminates his employment for good reason (as defined in the Masters Employment Agreement), Mr. Masters will be entitled to a lump sum payment of the compensation for the remaining term of the Masters Employment Agreement, calculated at the annual rate then in effect. If Mr. Masters' employment is terminated for illness or disability, the Company will continue to pay his annual salary, at the rate in effect at the time of termination of his employment, for one year from the date of termination. If Mr. Masters dies while employed by the Company or during the period he is receiving payments from the

Company on account of termination for illness or disability, the Company will, following his death, pay to Mr. Masters' beneficiary a lump sum amount equal to one years' compensation, calculated at the annual rate in effect at the time of the death.

     Indemnification. The Company will indemnify Mr. Masters to the fullest extent permitted by applicable law in respect of any claim or threatened claims (including reasonable counsel fees incurred in connection with the defense thereof) against him by reason of his being or having been an officer or director of the Company or any subsidiary of the Company or having served at the request of the Company as a director, officer, employee or agent of another corporation or of another entity.

     Non-Competition; Confidentiality. Mr. Masters has agreed that during his employment and, in the case of a voluntary termination (as defined in the Masters Employment Agreement) by Mr. Masters or a termination by the Company for cause (as defined in the Masters Employment Agreement), for a period from the date of termination until the earlier of December 31, 2003 or the second anniversary of the date of such termination, he will not directly or indirectly own, manage, operate, participate in or be employed by or otherwise be interested in or connected in any manner with any person, firm, corporation or other enterprise that competes in the United States or elsewhere in the world in any material respect with any business conducted by the Company or any of its subsidiaries during Mr. Masters' employment, with certain exceptions. In addition, the Masters Employment Agreement provides that Mr. Masters will not, as long as he is employed by the Company or thereafter, make use of, divulge to any person and use his best efforts to prevent the publication or disclosure of confidential or proprietary information concerning the business of the Company or of the dealings of the Company or of any of its customers that may have come into his knowledge during his employment, with certain exceptions.

  Troxel Employment Agreement

     DMX and Lon A. Troxel are parties to an Employment Agreement dated October 1, 1991, as amended, for a term until May 31, 2002. Pursuant to the Employment Agreement Mr. Troxel receives annual salary of $300,000 from June 1, 1998 through December, 1999 and $350,000 thereafter. Pursuant to the Employment Agreement Mr. Troxel has agreed not to acquire more than a 10% direct or indirect ownership in any cable company, other than DMX, without the prior written consent of DMX. Mr. Troxel receives basic and extended benefits commensurate with other senior management employees such as vacation pay and other fringe benefits. If Mr. Troxel becomes disabled during the term of the agreement, he will receive the same compensation he is entitled to under the Employment Agreement for a time period not exceeding six months.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     Neither the report of the Compensation Committee of the Board of Directors nor the stock performance graphs which follow such report shall be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION PHILOSOPHY

     The Compensation Committee's compensation philosophy is based on the belief that a link should exist between executive compensation and the return on investment provided to shareholders as reflected by the appreciation in the price of the Company's stock. In applying this philosophy, the Compensation Committee has developed and implemented a compensation policy which seeks to attract, motivate and retain highly qualified executives with the business experience and acumen necessary for achievement of the long-term business objectives of the Company and to align the financial interests of the Company's senior executives with those of its shareholders. The Company attempts to realize these goals by providing competitive compensation and by linking a portion of the compensation to the enhancement of shareholder value.

     The Company's executive compensation is based principally on two components -- salary and equity-based incentives -- each of which is intended to serve the Company's overall compensation philosophy.

     Base Salaries. Base salary for executive officers is generally targeted at the median for executives with comparable qualifications, experience and responsibilities at other companies in the industry. In the aggregate, executive salaries are consistent with this philosophy. Salary levels for executive officers also reflect the Committee's judgments on appropriate salaries in light of the duties and responsibilities inherent in the executives' respective positions. The particular qualifications of an individual holding the position and his or her level of experience, as well as information concerning compensation paid by other companies in the industry, are considered in establishing salary levels. The Committee's assessment of the individual's performance and contribution to the Company's performance are the primary criteria influencing decisions regarding salary. For those executives who joined the Company during the year, the primary factor in setting salary levels was the Company's desire to provide compensation in amounts sufficient to induce these individuals to join the Company. Although the 1997 Plan permits cash bonuses and other performance based awards, the Company pays a limited number of cash bonuses to its senior executives.

     Annual salary adjustments are recommended by the Chief Executive Officer of TCI Music by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance of TCI Music and such executive officer. The Compensation Committee performs a similar review of the Chief Executive Officer's salary. Individual performance ratings take into account such factors as achievement of specific goals that are driven by TCI Music's strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee. Certain terms of the employment agreement of certain named executive officers are described in "Employment Contracts and Termination of Employment and Change of Control Arrangements" above.

     Equity-Based Incentives. A key component of executive officers' compensation is the grant of equity-based incentives under the 1997 Plan.

     The Compensation Committee grants equity-based incentives to TCI Music's executives in order to align their interests with those of the shareholders, primarily stock options and stock appreciation rights. Equity-based incentives are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the value of Series A common stock, which in turn provides shareholder gains. Equity-based incentives also provide executive officers with the opportunity to acquire and build a meaningful ownership interest in the Company.

     The Compensation Committee generally grants options and SARs to new executive officers and other key employees upon their commencement of employment with TCI Music, and considers stock option awards throughout the year. In determining the number of options awarded to an individual executive officer, the Compensation Committee generally establishes a level of award based upon the position of the individual and his or her level of responsibility and upon recommendations made by the Company's Chief Executive Officer. The Committee's decisions concerning individual option awards are based on its judgment concerning the appropriate amount of long-term compensation that should be paid to the executive in question. The Company awarded stock options to acquire an aggregate of 1,560,900 shares of Series A common stock, together with tandem SARs, to certain executive officers and other employees of the Company during 1998. The Company also has granted a limited number of restricted stock awards.

     Stock options and SARs are generally granted at an exercise price equal to or near the average market price of a share of Series A common stock for a period preceding the date of the grant. Options granted to executive officers typically vest ratably over a period of five years following the date of grant and expire after ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for TCI Music's shareholders through appreciation of the stock price. Management of TCI Music believes that stock options and SARs have been helpful in attracting and retaining skilled executive personnel.

     The stock options in tandem with stock appreciation rights and the restricted stock awards are more fully described in "Executive
Compensation -- Summary Compensation Table of the Company" and "Executive Compensation -- Option/SAR Grants Table of the Company."

     The Company made the above-described grants after a review of the exercise prices, numbers and dates of the awards of the stock options, tandem stock appreciation rights, and restricted stock already held by the Company's executives and other key employees. The Compensation Committee based its grants for 1998 in part upon the level of the executive or other key employee's responsibilities, experience and expertise and the degree to which such person is in a position to contribute to the achievement or advancement of the Company's financial and strategic objectives. Specifically, during 1998, the Compensation Committee granted to Mr. McPartland options in tandem with stock appreciation rights to purchase 250,000 shares of Series A common stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The executive compensation policy described above was applied in setting Mr. McPartland's compensation. Mr. McPartland generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation consists of annual base salary and long-term equity-linked compensation in the form of stock options and SARs. The Compensation Committee's general approach in establishing Mr. McPartland's compensation was to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of TCI Music, as reflected in part by the market price of the Series A common stock.

     Mr. McPartland's compensation for the year ended December 31, 1998 included $375,000 in base salary. Mr. McPartland's salary for 1998 was based on, among other factors, TCI Music's performance and the 1997 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

     The award granted to Mr. McPartland is more fully described in "Executive Compensation -- Summary Compensation Table of the Company" and "Executive Compensation -- Option/SAR Grants Table of the Company."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code and the U.S. Treasury regulations relating thereto restrict publicly traded companies from claiming or receiving a tax deduction on compensation paid to an executive officer in excess of $1 million, unless such compensation is performance based. As such, many companies with executive pay levels exceeding the $1 million limit have revised or amended current compensation programs to qualify the payments thereunder for deductibility. The Compensation Committee has not determined whether the 1997 Plan conforms to such 162(m) requirements.

OPTION/SAR REPRICING

     On November 30, 1998 the Compensation Committee met to consider repricing of options/SARs granted in 1997 and 1998 to certain officers and employees of the Company as a result of a significant decline in the market price of the shares of Series A common stock after the expiration of the rights attached to such shares ("TCI Rights"). The Compensation Committee was concerned that the decline significantly reduced the incentive the outstanding options were intended to create. When the options were granted in July 1997, December 1997, May 1998 and July 1998, the Series A common stock was then trading with a TCI Right granted by TCI in connection with the DMX Merger. Each TCI Right entitled the holder to require TCI to purchase from such holder one share of Series A common stock for $8.00, payable at the election of TCI, in cash, a number of shares of TCI's Series A TCI Group Common Stock having an equivalent value, or a combination thereof, if during the one-year period beginning on July 11, 1997 the price of the Series A common stock trading with associated TCI Rights did not equal or exceed $8.00 for a period of at least 20 consecutive trading days. The TCI Rights became exercisable from July 11, 1998 through August 13, 1998 and on August 14, 1998 Series A common stock without TCI Rights commenced trading on the Nasdaq SmallCap Market.

     During the period the Series A common stock was trading with a TCI Right, there was no public market for the Series A common stock without attached TCI Rights and accordingly, there was no way to determine the value of the Series A common stock without TCI Rights. After the TCI Rights expired in August, the high sale prices of Series A common stock declined substantially from $7.125 on August 14, 1998 (the first trading day after the TCI Rights expired), to $4.50 on August 31, 1998, and $2.8125 by September 15, 1998. The Committee determined that repricing of the options/SARs would be corrective in nature to accurately and fairly reflect the fair market value of the Series A common stock without TCI Rights and to provide the incentives for optionees that was intended when the options/SARs were granted. The Compensation Committee considered the market prices of the Series A common stock since August 14, 1998 and the average market prices over various time frames and determined that a 60-day average was an appropriate measure to determine the new exercise price. The averages of the closing prices of a share of Series A common stock over the 60 trading days ending November 27, 1998 was $3.85. Accordingly, the Compensation Committee determined to recommend to the Board that the options/SARs be repriced at $3.85. The Compensation Committee recommended to the Board that the options/SARs be repriced to become exercisable at $3.85 per share.

     On December 11, 1998, the Board met and considered the Committee's recommendation. The Board agreed that repricing was appropriate to restore the incentives the grant of the options/SARs was intended to create. The Board considered the average market prices over various time frames and likewise determined that a 60-day average was an appropriate measure to determine the new exercise price. The Board then considered the average of the closing prices of a share of Series A common stock over the 60 trading days ended December 10, 1998 ($3.90) and the 60 calendar days ended December 9, 1998 ($4.08) and determined that the option/SARs should be repriced at the average of such averages rounded up to the next cent, or $4.00. All other terms and conditions of the options, including grant date and vesting schedule, remained the same.

                                            COMPENSATION COMMITTEE

                                            Donne F. Fisher
                                            Peter M. Kern

                            STOCK PERFORMANCE GRAPHS

     From July 11, 1997, when the Series A common stock began trading on the Nasdaq SmallCap Market until August 13, 1998, each share of Series A common stock issued in connection with the merger of the Company and DMX (the "DMX Merger") traded on the Nasdaq SmallCap Market together with a TCI Right in connection with the DMX Merger. Each TCI Right entitled the holder to require TCI to purchase from such holder one share of Series A common stock for $8.00, payable at the election of TCI, in cash, a number of shares of TCI's Series A TCI Group Common Stock having an equivalent value, or a combination thereof, if during the one-year period beginning on July 11, 1997 the price of the Series A common stock trading with associated TCI Rights did not equal or exceed $8.00 for a period of at least 20 consecutive trading days. The TCI Rights became exercisable from July 11, 1998 through August 13, 1998. All unexercised TCI Rights expired at the close of business on August 13, 1998. On August 14, 1998 Series A common stock without TCI Rights commenced trading on the Nasdaq SmallCap Market. There was no public trading market for the Company's securities prior to July 11, 1997.

     The following graphs compare: (a) the percentage change in the cumulative total shareholder return on the Series A common stock (with associated TCI Rights) from July 11, 1997 to August 13, 1998 (the date the TCI Rights expired); and (b) the percentage change in the cumulative total shareholder return on the Series A common stock (without TCI Rights) from August 14, 1998 (the date the Series A common stock (without TCI Rights) commenced trading on the Nasdaq SmallCap Market) to December 31, 1998. The Series A common stock graphs are compared for each time period with the cumulative total return on the Nasdaq Composite Index (U.S. and Foreign) and with a peer group consisting of College Television Network, Inc., Gaylord Entertainment Company and ACTV, Inc.

     The comparisons assume $100 was invested at the beginning of each time period and assume the reinvestment of dividends.

                           COMPARATIVE TOTAL RETURNS
             TCI MUSIC, INC., NASDAQ COMPOSITE INDEX AND PEER GROUP
                 (PERFORMANCE RESULTS 7/11/97 THROUGH 8/13/98)

                                                                         NASDAQ
               MEASUREMENT PERIOD                    TCI MUSIC,        COMPOSITE
             (FISCAL YEAR COVERED)                      INC.             INDEX           PEER GROUP
             ---------------------                   ----------        ---------         ----------
                    7/11/97                            100.00            100.00            100.00
                   12/31/97                            108.93            104.51            110.68
                    8/13/98                            113.39            119.96            105.64

                           COMPARATIVE TOTAL RETURNS
             TCI MUSIC, INC., NASDAQ COMPOSITE INDEX AND PEER GROUP
                 (PERFORMANCE RESULTS 8/14/98 THROUGH 12/31/98)

                                                                         NASDAQ
               MEASUREMENT PERIOD                    TCI MUSIC,        COMPOSITE
             (FISCAL YEAR COVERED)                      INC.             INDEX           PEER GROUP
             ---------------------                   ----------        ---------         ----------
                    8/14/98                            100.00            100.00            100.00
                   10/22/98                             50.94             95.11             84.72
                   12/31/98                             70.75            122.48            108.26

                       CONCERNING THE BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

     Standard Arrangements. Members of the Board of TCI Music who are also full-time employees of TCI Music or TCI or Liberty, or any of their respective subsidiaries, do not receive any additional compensation for their services as directors. TCI Music has not established any fees for directors who are not full-time employees of TCI Music or TCI or Liberty or any of their respective subsidiaries. All members of the Board are reimbursed for expenses incurred to attend any meetings of the Board and any committee thereof.

     Other Arrangements. The Board granted, effective as of July 11, 1997, (i) to each of Messrs. Hindery, Kern and Fisher, options to purchase 833,334 shares of Series A common stock at a price of $6.25 per share, (ii) to Mr. Troxel, options to purchase 200,000 shares of Series A common stock at a price of $6.25 per share, (iii) to each of Messrs. Sparkman, Bennett and Koff, options to purchase 100,000 shares of Series A common stock at a price of $6.25 per share. Such options will vest in 20% cumulative increments, with the first increment vesting as of July 11, 1997. Mr. Troxel's options were repriced on December 11, 1998 to be exercisable at $4.00 per share. See "Executive
Compensation -- Option/SAR Repricing."

BOARD MEETINGS

     During 1998, the Board of Directors of the Company held three meetings. None of the directors attended fewer than 75% of the meetings of the Board of Directors or of any committee of which he is a member except for Mr. Hindery, Mr. Sparkman and Mr. Troxel.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing nomination committee of the Company's Board of Directors.

     The members of the Executive Committee are Peter M. Kern, Leo J. Hindery and Robert R. Bennett. The Executive Committee exercises all of the powers and authority of the Board of Directors between meetings of the entire Board of Directors, other than such powers and authority as the Delaware General Corporation Law specifically prohibits an executive committee from performing. During 1998, the Executive Committee did not hold any meetings.

     The members of the Audit Committee are Peter M. Kern and Robert R. Bennett. The duties of the Audit Committee are to review and monitor the Company's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the Company's independent auditors and by its internal auditing staff and to make such recommendations to the Board of Directors as may seem appropriate to the Committee to assure that the interests of the Company are adequately protected and to review all related party transactions and potential conflict-of-interest situations. The Audit Committee of the Company did not hold any meetings during 1998 since matters usually considered by the Audit Committee were considered by the full Board.

     The members of the Compensation Committee are Donne F. Fisher and Peter M. Kern. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the executive officers of the Company, to consider and make recommendations to the Board of Directors concerning existing and proposed employment agreements between the Company and its executive officers and to administer the 1997 Plan. The Compensation Committee of the Company held four meetings during 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of the common stock and Series A preferred stock of TCI Music as of June 30, 1999 by: (1) each person who is known by TCI Music to be the beneficial owner of more than five percent of any class of the outstanding shares of the Series A common stock and the Series B common stock; (2) each director of TCI Music; (3) the named executive officers; and (4) all of TCI Music's directors and executive officers as a group. Upon completion of the Contribution Transaction Liberty will beneficially own all of the issued and outstanding shares of Series B preferred stock. The table also shows information regarding ownership of the common stock and the Series B preferred stock on a pro forma basis following the Contribution Transaction. Each share of Series B common stock is convertible into one share of Series A common stock at the option of the holder. Each share of Series B preferred stock is convertible into 171.674 shares of Series B common stock. The table does not assume conversion of these shares. Shares issuable upon exercise of options within 60 days of June 30, 1999 are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Voting power in the table is computed with respect to a general election of directors. So far as is known to TCI Music, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. The address of the directors and named executive officers of TCI Music is 67 Irving Place North, Fourth Floor, New York, New York 10003.

                                                        AS OF JUNE 30, 1999            ADJUSTED FOR THE CONTRIBUTION TRANSACTION
                                                ------------------------------------   ------------------------------------------
                                                                          AMOUNT AND                                  AMOUNT AND
                                                                          NATURE OF                                    NATURE OF
NAME AND ADDRESS OF                             BENEFICIAL   PERCENT OF     VOTING       BENEFICIAL     PERCENT OF      VOTING
BENEFICIAL OWNER              TITLE OF CLASS    OWNERSHIP     CLASS(1)     POWER(1)    OWNERSHIP(11)     CLASS(1)      POWER(1)
- -------------------           ---------------   ----------   ----------   ----------   --------------   -----------   -----------
Liberty Media Corporation...  Series A Common   11,957,196      50.3       98.2          11,957,196         50.3       99.4
  9197 South Peoria Street    Series B Common   62,500,000     100.0                    171,950,167        100.0
  Englewood, CO 80112                Series B
                                    Preferred           --        --                        150,000        100.0
Shaw Communications, Inc....  Series A Common    1,900,000(2)     8.0        *            1,900,000(2)       8.0         *
  630 Third Avenue Suite 900  Series B Common           --        --                             --           --
  Calgary, Alberta
  CANADA T2P 4L4
JR Shaw.....................  Series A Common    1,900,000(3)     8.0        *            1,900,000(3)       8.0         *
  c/o Shaw Communications,
    Inc.                      Series B Common           --        --                             --           --
H.F. Lenfest................  Series A Common    1,503,873(4)     6.3        *            1,503,873(4)       6.3         *
  c/o StarNet, Inc.           Series B Common           --        --                             --           --
  1332 Enterprise Drive
    Suite 200
  West Chester, PA 19380
Robert R. Bennett...........  Series A Common       40,000(5)       *        *               40,000(5)         *         *
                              Series B Common           --        --                             --           --
Donne F. Fisher.............  Series A Common      333,334(6)     1.4        *              333,334(6)       1.4         *
                              Series B Common           --        --                             --           --
Leo J. Hindery, Jr. ........  Series A Common      333,334(6)     1.4        *              333,334(6)       1.4         *
                              Series B Common           --        --                             --           --
Peter M. Kern...............  Series A Common      333,334(6)     1.4        *              333,334(6)       1.4         *
                              Series B Common           --        --                             --           --
David B. Koff...............  Series A Common       40,000(5)       *        *               40,000(5)         *         *
                              Series B Common           --        --                             --           --
Lee Masters.................  Series A Common           --        --         *                   --           --         *
                              Series B Common           --        --                             --           --
Alan R. McGlade.............  Series A Common       30,000(7)       *        *               30,000(7)         *         *
                              Series B Common

                                                        AS OF JUNE 30, 1999            ADJUSTED FOR THE CONTRIBUTION TRANSACTION
                                                ------------------------------------   ------------------------------------------
                                                                          AMOUNT AND                                  AMOUNT AND
                                                                          NATURE OF                                    NATURE OF
NAME AND ADDRESS OF                             BENEFICIAL   PERCENT OF     VOTING       BENEFICIAL     PERCENT OF      VOTING
BENEFICIAL OWNER              TITLE OF CLASS    OWNERSHIP     CLASS(1)     POWER(1)    OWNERSHIP(11)     CLASS(1)      POWER(1)
- -------------------           ---------------   ----------   ----------   ----------   --------------   -----------   -----------
Thomas McPartland...........  Series A Common      105,471         *         *              105,471            *         *
                              Series B Common           --        --                             --           --
Bruce W. Ravenel............  Series A Common           --         *         *                   --            *         *
                              Series B Common           --        --                             --           --
Ralph Sorrentino............  Series A Common           --         *         *                   --            *         *
                              Series B Common           --        --                             --           --
J.C. Sparkman...............  Series A Common       77,500(8)       *        *               77,500(8)         *         *
                              Series B Common           --        --                             --           --
Lon A. Troxel...............  Series A Common       60,000(9)       *        *               60,000(9)         *         *
                              Series B Common
All Directors and Executive
  Officers as a Group (11
  Persons)..................  Series A Common    1,209,999(10)     5.0       *            1,209,999(10)      5.0         *
                              Series B Common           --        --                             --           --

- ---------------

  *  Less than 1%

 (1) Based upon 23,755,997 shares of Series A common stock and 62,500,000 shares of Series B common stock outstanding on June 30, 1999.

 (2) Shaw is a public company whose non-voting securities are listed on the Toronto Stock Exchange and the Alberta Stock Exchange. Mr. Shaw, members of his family and members of Leslie E. Shaw's (Mr. Shaw's brother) family hold directly and indirectly, a majority of the voting shares of Shaw and such shares are governed by the terms of a voting trust. Mr. Shaw and members of his family do not, directly or indirectly, hold a majority of the publicly traded non-voting shares of Shaw.

 (3) Includes 1,900,000 shares held by Shaw of which Mr. Shaw disclaims beneficial ownership.

 (4) StarNet Interactive Entertainment, Inc., a Delaware corporation ("StarNet Interactive"), is a wholly owned subsidiary of StarNet, Inc. ("StarNet"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). Suburban Cable TV Co. Inc. ("Suburban") is a wholly owned subsidiary of LCI. H.F. Lenfest (together with his children) and AT&T each beneficially own 50% of the common stock of LCI. Mr. Lenfest is the sole director of StarNet and StarNet Interactive and President, Chief Executive Officer and a director of LCI. Through contractual arrangements among the shareholders of LCI, Mr. Lenfest has the exclusive right to control a majority of the Board of Directors of LCI and the management and business affairs of LCI, StarNet and StarNet Interactive. StarNet Interactive has sole voting power and sole dispositive power as to no shares and shared voting power and shared dispositive power as to 946,455 shares of Series A common stock. StarNet has sole voting power and sole dispositive power as to no shares and shared power and shared dispositive power as to 395,541 shares of Series A common stock. Suburban has sole voting power and sole dispositive power as to no shares and shared voting power and shared dispositive power as to 161,877 shares of Series A common stock. AT&T has disclaimed beneficial ownership of the shares of Series A common stock beneficially owned by Mr. Lenfest, LCI, StarNet and StarNet Interactive (the "StarNet Group"). The StarNet Group has disclaimed beneficial ownership of the shares of capital stock of TCI Music beneficially owned by AT&T.

 (5) Assumes the exercise in full of stock options to acquire 40,000 shares of Series A common stock, which are currently exercisable.

 (6) Assumes the exercise in full of stock options to acquire 333,334 shares of Series A common stock, which are currently exercisable.

 (7) Assumes the exercise in full of stock options to acquire 30,000 shares of Series A common stock, which are currently exercisable.

 (8) Assumes the exercise in full of options to acquire 40,000 shares of Series A common stock, which are currently exercisable.

 (9) Assumes the exercise in full of options to acquire 60,000 shares of Series A common stock, which are currently exercisable.

(10) Assumes the exercise in full of options held by such persons to acquire 3,429,002 shares of Series A common stock, 1,209,999 of which are currently exercisable.

(11) Adjusted for the issuance of 109,450,167 shares of Series B common stock and 150,000 shares of Series B preferred stock to be issued in connection with the Contribution Transaction.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Liberty beneficially owns approximately 50.3% of the outstanding shares of Series A common stock and 100% of the outstanding shares of Series B common stock, collectively representing 98.2% of the aggregate voting power related to the outstanding Voting Securities.

     DMX, a wholly owned subsidiary of the company, under an agreement with National Digital Television Center, Inc., an indirect wholly owned subsidiary of Liberty's corporate parent, AT&T ("NDTC"), has a capital lease to lease equipment at NDTC's studio and uplinking facility in Littleton, Colorado, with terms which extend to 2000 at an interest rate of 9.5%. DMX and The Box are also obligated to NDTC under various operating leases for uplinking and satellite services.

     On December 10, 1996, DMX entered into a letter agreement with Sky Entertainment Services in Latin America ("Sky-LA") pursuant to which Sky-LA was granted the right to carry up to 40 DMX music formats on the Mexican, Brazilian, North South American and South American platforms of Sky-LA. Sky Entertainment Services is the brand name for the direct-to-home service offered by the strategic alliance formed by Organzacoes Globo, Brazil's leading entertainment group; Mexico's Grupo Televisa S.A.; The News Corporation Limited; and Liberty Media International, Inc., a subsidiary of Liberty.

     Shaw Communications, Inc. ("Shaw") beneficially owns approximately 8.0% of the outstanding shares of Series A common stock, which it acquired upon the consummation of the DMX Merger on July 11, 1997, in exchange for the shares of common stock of DMX it owned prior to the DMX Merger. JR Shaw, President and Chief Executive Officer of Shaw, was a director of DMX prior to the DMX Merger. Mr. Shaw beneficially owns 8.0% of Series A common stock, which he acquired upon the consummation of the DMX Merger in exchange for the shares of common stock of DMX he beneficially owned prior to the DMX Merger. Mr. Sparkman, a former director of DMX and a director of TCI Music, is a director of Shaw. In addition, a subsidiary of Shaw and a subsidiary of DMX, 450714 B.C. Ltd., each own a 50% interest in DMX-Canada, Ltd. In March 1992, Shaw, the second largest cable operator in Canada, entered into a licensing and distribution agreement with DMX which grants to DMX-Canada Ltd. the exclusive license and right to distribute DMX's premium service in Canada, which was amended on November 1, 1994 by the Commercial License and Distribution Agreement and on April 14, 1997 by the Residential License and Distribution Agreement. Such licensing and distribution agreement, as amended, provides DMX with a monthly, per subscriber programming royalty for both residential and commercial distribution.

     During 1995, DMX and Shaw entered into a series of agreements to accomplish a reorganization by which Shaw could take full advantage of the Canadian tax losses incurred in Canada during the market development period and based on Shaw's commitment to fund such development costs. This was accomplished through the transfer of each company's respective equity interests and the formation of a new Canadian partnership (also referred to herein as "DMX-Canada"). DMX continues to hold an equity interest in the new partnership through its wholly owned subsidiary, a British Columbia corporation, 450714 B.C. Ltd. There was no impact from the reorganization on the operations of DMX-Canada, other than to accomplish the tax structure as outlined above. After Shaw recoups its initial funding, each company will share in the profits based on their respective equity interests.

     DMX-Canada and DMX are parties to an agreement to distribute DMX's digital music services (the "DMX Services") to the Canadian residential cable market. The service includes a total of 40 formats and is distributed through Shaw cable systems and their affiliates. DMX received license fees of approximately $183,000 for the fiscal year ended December 31, 1998 under this agreement.

     DMX-Canada also distributes the DMX Service to the commercial sector via direct broadcast satellite pursuant to a license agreement with DMX that grants DMX-Canada an exclusive license and right to distribute the DMX Service to commercial establishments in Canada. The license agreement expires March 31, 2012. DMX received total license fees of approximately $508,000 for the fiscal year ended December 31, 1998 under the agreement with DMX-Canada.

     On April 21, 1994, The Box entered into a Lease Agreement with Island Trading Company, owner of more than 5% of the Series A preferred stock during fiscal 1998, pursuant to which The Box leased from Island Trading Company approximately 16,000 square feet of space for its principal executive offices. The lease expires on January 15, 2002. Payment of rent commenced on July 15, 1995 at a base rental of $22.00 per square foot for the first year of the lease term, increasing to $39.00 per square foot for the seventh and final year of the lease term. The base rental rate does not include certain operating expenses to be borne by The Box for the entire term of the lease and capped for the first three years of the lease term. The Box has the right to renew the lease subject to the negotiation of a new rental rate, based upon the then-current market rate.

     The Box is a party to a program affiliation agreement with Satellite Services, Inc., a wholly owned subsidiary of AT&T ("SSI"), pursuant to which The Box pays SSI affiliate fees.

     The Box is a party to a program affiliation agreements with Lenfest Communications, Inc., and Suburban Cable TV Co., Inc., companies controlled by H.F. Lenfest.

     Prior to being acquired by the Company, The Box loaned Mr. McGlade $100,000. In 1997, The Box agreed to forgive the loan but took no formal action to forgive the loan prior to the acquisition of The Box by TCI Music in December 1997. The Company forgave the loan in 1998.

     Prior to the AT&T Merger, TCI Music and TCI have entered into a number of agreements more fully described below covering matters such as the provision of services and allocation of tax liabilities. TCI, prior to the AT&T Merger, also provided certain administrative, financial, legal, treasury, accounting, tax and other services to TCI Music and made available certain of its employee benefit plans to TCI Music's employees. The terms of these arrangements were established by TCI in consultation with TCI Music and are not the result of arm's-length negotiations. Accordingly, although TCI Music believes that the terms of these arrangements are reasonable, there is no assurance that the terms and conditions of these agreements, are as favorable to TCI Music as could be obtained from unaffiliated third parties. As a result of arrangements entered into in connection with the AT&T Merger, although Liberty is a wholly owned subsidiary of AT&T, a majority of the members of Liberty's Board of Directors is comprised of persons designated by TCI prior to the AT&T Merger who will serve as directors until at least 2006. Therefore, Liberty's Board and its management, not AT&T, exercise control over the business and affairs of Liberty, as holder of 98.2% of the voting power of TCI Music.

     Amended Contribution Agreement. In connection with the DMX Merger, TCI Music and TCI entered into a Contribution Agreement dated July 11, 1997, pursuant to which TCI agreed to cause certain of its affiliates to assign and contribute to TCI Music the right to receive the revenue from sales of the DMX digital music service net of an amount equal to 10% of the revenue from such sales to residential subscribers and net of license fees otherwise payable to DMX for a 10-year period beginning July 1, 1997, and to transfer certain equipment to DMX useful in DMX's business. In consideration of such agreement, in connection with the consummation of the DMX Merger, TCI Music delivered to TCI, as designee for certain TCI affiliates, 62,500,000 shares of Series B common stock and a note in the principal amount of $40,000,000. Pursuant to the Agreement and Plan of Merger dated as of August 12, 1997 (the "Box Merger Agreement"), TCI Music and TCI entered into the Amended Contribution Agreement, as amended, effective as of July 1, 1997 (the "Amended TCI Contribution Agreement"), which provides, among other things, for TCI to deliver, or cause certain of its subsidiaries to deliver, in lieu of TCI's obligation to cause its affiliates to make contributions to

TCI Music under the Amended TCI Contribution Agreement, to TCI Music payments aggregating $18 million, increased annually by the percentage increase, if any, in CPI for the prior year, for a term of 20 years. Payments made by TCI under the Contribution Agreement were approximately $20 million in fiscal 1998.

     Affiliation Agreement. In connection with the DMX merger agreement, effective as of July 1, 1997, DMX and SSI entered into an Affiliation Agreement (the "Affiliation Agreement") pursuant to which DMX granted to SSI and certain of its affiliates the non-exclusive right to distribute and subdistribute the DMX Service to commercial and residential customers for a 10-year period in exchange for licensing fees paid by SSI to DMX.

     Under the Affiliation Agreement, SSI will pay an annual fee to DMX of $8,500,000 for the initial three years, subject to adjustment annually (beginning July 1, 1998) by the percentage change in the CPI for the prior year and for changes in the number of subscribers as a result of divestiture or acquisition of cable systems. During the fourth through tenth years of the term of the Affiliation Agreement, the annual fee will be further adjusted on a monthly basis upward or downward, as the case may be, based on an increasing percentage of the increase or decrease in the actual number of subscribers above or below a specified number of residential and commercial subscribers, provided that such fees cannot be reduced below a specified minimum license fee, which minimum fee is decreased each year in years four through ten. During the fiscal year ended December 31, 1998, TCI Music recognized $8.5 million pursuant to the Affiliation Agreement. In addition, the Company received subscriber revenue from TCI of $3.2 million in connection with the distribution of the DMX Service through TCI.

     The Affiliation Agreement between DMX and SSI dated July 6, 1989 (the "Old Affiliation Agreement"), provides for distribution by SSI-affiliated cable systems of the DMX Service and the Superaudio service (a basic analog music service provided through a joint venture between DMX and an affiliate of Jones Intercable, Inc.). Although the Affiliation Agreement supersedes the Old Affiliation Agreement with respect to the DMX Service, the Old Affiliation Agreement remains in effect through May 7, 2000, with respect to the Superaudio service.

     TCI Rights. In connection with the DMX Merger, pursuant to a Rights Agreement dated July 11, 1997, by and among TCI Music, TCI and The Bank of New York, as rights agent, TCI issued one TCI Right with each share of Series A common stock issued to DMX shareholders in connection with the DMX Merger. Each TCI Right entitled the holder to require TCI to purchase from such holder the related share of Series A common stock for $8.00 per share (subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its shareholders) payable at the election of TCI in cash, a number of shares of TCI Group Series A Stock having an equivalent value or a combination thereof, if, during the one year period beginning July 11, 1997, the price of Series A common stock (trading together with associated TCI Rights) did not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. The TCI Rights became exercisable on July 11, 1998 through August 13, 1998. During the exercise period TCI Rights with respect to 7,602,483 shares of Series A common stock were exercised and such shares were purchased by TCI for cash. All unexercised TCI Rights expired on August 13, 1998.

     TCI Loan. On February 6, 1997, the Company entered into a loan and security agreement with TCI which provided $3.5 million. The loan proceeds were used to purchase equipment and pay certain costs related to obtaining commercial customers. The loan was paid in full on March 2, 1998.

     Services Agreement. Pursuant to a Services Agreement between TCI and TCI Music (the "Services Agreement"), prior to the AT&T Merger TCI provided services to TCI Music for administration and operation of the businesses of TCI Music and its subsidiaries as requested by TCI Music from time to time. These services included: (1) tax reporting, financial reporting, payroll, employee benefit administration, workers' compensation administration, telephone, package delivery, management information systems, billing, lock box, remittance processing and risk management services, (2) other services typically performed by TCI's accounting, finance, treasury, corporate, legal, tax, benefits, insurance, facilities, purchasing, and advanced information technology department personnel, (3) use of telecommunications and data facilities and of systems and software developed, acquired or licensed by TCI from time to time for financial forecasting, budgeting and similar purposes, including without limitation any such software for use on personal computers, in any case to the extent available under copyright law or any applicable third-party contract, (4) technology support and consulting services and (5) such other management, supervisory, strategic planning and other services as TCI Music may from time to time request. Pursuant to the Services Agreement, TCI also provided TCI Music access to any volume discounts that may be available to TCI for the purchase of certain equipment. The Services Agreement also provided that TCI, for so long as TCI continued to beneficially own at least a majority of the voting power of the outstanding shares of the Voting Securities, would continue to provide, in the same manner and on the same basis as generally provided from time to time to other participating TCI subsidiaries, benefits and administrative services to TCI Music's employees. In this regard, TCI Music was allocated that portion of TCI's compensation expense attributable to benefits extended to employees of TCI Music. Pursuant to the Services Agreement, TCI Music from time to time reimbursed TCI for all direct expenses incurred by TCI in providing such services and a pro rata share of all indirect expenses incurred by TCI in connection with the rendering of such services, including a pro rata share of the salary and other compensation of TCI employees performing services for TCI Music, general overhead expenses and rental expense for any physical facilities of TCI utilized by TCI Music. The Services Agreement provided that it would continue in effect until terminated by (1) TCI Music upon 60 days' prior written notice to TCI, (2) TCI at any time after three years upon not less than six months' prior notice to TCI Music, and (3) either party if the other party is the subject of certain bankruptcy or insolvency-related events. As a result of the AT&T Merger, TCI no longer provides services under the Services Agreement. However, the Services Agreement may be assigned by TCI to Liberty.

                              INDEPENDENT AUDITORS

     The firm of KPMG LLP serves as the Company's independent certified public accountants. A partner of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if KPMG LLP so desires and will be available to respond to appropriate questions.

                                    EXPERTS

     The consolidated balance sheets of TCI Music, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, shareholders' equity (deficit), and cash flows for the year ended December 31, 1998 and the six months ended December 31, 1997 and the related consolidated statements of operations and comprehensive earnings, shareholders' equity (deficit), and cash flows of DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997 and the year ended September 30, 1996, which appear in the Company's Annual Report on Form 10-K, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                            SHAREHOLDERS' PROPOSALS

     Proposals by shareholders for which consideration is desired at the 2000 annual meeting of shareholders must be received by the Company by March 30, 2000 to be considered for inclusion in proxy materials for the 2000 annual meeting. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations of the Commission.

     Shareholders who intend to present a proposal to be considered at the annual meeting of shareholders to be held in 2000 must provide notice of such proposal to the Company not later than June 15, 2000. Otherwise, the proxies will have discretionary authority to vote on the matter.

     All notices should be sent to TCI Music, Inc., 67 North Irving Plaza North, 4th Floor, New York, New York, 10003, Attn: Secretary.

                                 OTHER BUSINESS

     The Company does not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters shall properly come before the annual meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-22815) are incorporated herein by reference:

     - the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10K/A, filed April 30, 1999

     - The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

     - The Company's Current Reports on Form 8-K dated April 6, 1999, May 5, 1999, May 19, 1999 and May 21, 1999, as amended

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part hereof from the dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     All information appearing in this proxy statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM TCI MUSIC, INC., 67 NORTH IRVING PLAZA NORTH, 4TH FLOOR, NEW YORK, NEW YORK, 10005, ATTN: SECRETARY IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY AUGUST 20, 1999.

                                            By the Board of Directors

                                            /s/ Lee Masters
                                            ------------------------------------

                                            President and Chief Executive
                                            Officer

New York, New York
July 30, 1999

                             INDEX OF DEFINED TERMS

                                                              PAGE NO.
                                                              --------
1997 Plan...................................................     64
1999E.......................................................     33
25th Trading Percentile.....................................     33
75th Trading Percentile.....................................     33
Access Agreement............................................      i
Additional Contributed Subsidiaries.........................     39
Additional Ownership Interests..............................     42
Affiliation Agreement.......................................     78
Amended TCI Contribution Agreement..........................     77
annual meeting..............................................      i
AT&T........................................................      i
AT&T Broadband..............................................     12
AT&T Merger.................................................      i
AT&T Systems................................................     17
Bankruptcy Law..............................................     46
Box Merger Agreement........................................     77
broker non-votes............................................     10
Code........................................................      3
common stock................................................     ii
Company.....................................................      1
Contributed Subsidiaries....................................      i
Deferred Compensation and Stock Appreciation Rights Plan....      i
DMX.........................................................      1
DMX Merger..................................................     71
DMX Services................................................     76
DMX-Canada..................................................     76
EBITDA......................................................     35
Effective Date..............................................      5
Engagement Letter...........................................     31
Exchange Act................................................    iii
Exchange Securities.........................................     45
Executives..................................................     55
Executive SARs..............................................      5
Interactive Programming Opportunities.......................     18
Interactive Video Services..................................     17
Interim Investment..........................................     42
Interim Opportunities.......................................     42
interim period..............................................     42
Investee Companies..........................................     32
LCI.........................................................     75
Liberty.....................................................      1
Liberty Digital.............................................     13
Liberty DMX.................................................     17
Liberty Media Group.........................................     12
LTM.........................................................     35
Masters Employment Agreement................................     13
MSOs........................................................     23
MTVN........................................................      1
MTVN Partnership............................................     12

                                                              PAGE NO.
                                                              --------
MTVN Partnership Business...................................     12
MTVN Partnership Excluded Assets............................     12
MTVN Partnership Television Business........................     12
named executive officers....................................     63
NDTC........................................................     76
Old Affiliation Agreement...................................     78
paragraph 4.................................................     39
Receiver....................................................     46
Record Date.................................................     10
Redeemable Capital Stock....................................     44
Redemption Event............................................     44
Redemption Securities.......................................     44
SARs........................................................     64
Series A preferred stock....................................     12
Services Agreement..........................................     78
Shaw........................................................     76
Sky-LA......................................................     76
SonicNet....................................................      1
Spin Off....................................................     45
SSI.........................................................     77
StarNet.....................................................     75
StarNet Group...............................................     75
StarNet Interactive.........................................     75
Strike Price................................................      5
Suburban....................................................     75
Tax Sharing Agreement.......................................      4
TCI Music...................................................      1
TCI Rights..................................................     69
TCI Stock Plan..............................................     63
The Box.....................................................      1
uninstructed shares.........................................     10
Valuation Date..............................................     56
Valuation Price Per Share...................................      5
Voting Securities...........................................     ii

                                                                      APPENDIX I

                             CONTRIBUTION AGREEMENT

     This Contribution Agreement (this "Agreement") is made on the 23rd day of April, 1999, by and among Liberty Media Corporation, a Delaware corporation ("LMC"), LMC Capital, LLC, a Delaware limited liability company ("LMC Capital"), Liberty DMX, Inc., a Colorado corporation ("Liberty DMX"), TCI Interactive, Inc., a Delaware corporation ("TCI-I"), ETC w/tci, Inc., a Delaware corporation ("ETC") (collectively, the "Contributing Parties"), and TCI Music, Inc., a Delaware corporation ("TCI Music").

                                    RECITALS

     A. LMC directly owns 100% of the outstanding capital stock of each of the following Subsidiaries (defined in Section 1 below): LMC Digital, Inc., Liberty IP, Inc., Liberty TE, Inc., Liberty PL, Inc., TCI Java, Inc., Liberty KI, Inc., Liberty Medscholar, Inc., TCI Online Health KI Holdings, Inc., TCI Online Health RN Holdings, Inc., Liberty Village, Inc., Liberty HG, Inc., Liberty IATV Events, Inc. and Liberty IATV, Inc. (collectively, the "LMC Direct Subsidiaries"). Each of the LMC Direct Subsidiaries, directly or indirectly, owns 100% of the outstanding capital stock of, or 100% of the ownership interests in (if the Subsidiary is an entity other than a corporation), the Subsidiary(s) set forth under its respective name on Schedule 1. The LMC Direct Subsidiaries and the Subsidiaries set forth under the name of each of the LMC Direct Subsidiaries on
Schedule 1 will be referred to in this Agreement collectively as the "LMC Contributed Subsidiaries." TCI-I, an Affiliate of LMC, directly owns 100% of the outstanding capital stock of TCI Online Sports Holdings, Inc. and TCI Online Village Holdings, Inc. (the "TCI-I Contributed Subsidiaries"). ETC, an indirect Subsidiary of LMC, directly owns 100% of the outstanding capital stock of TCI Lightspan Holdings, Inc. and TCI Academic Systems Holdings, Inc. (the "ETC Contributed Subsidiaries). The LMC Contributed Subsidiaries, the TCI-I Contributed Subsidiaries and the ETC Contributed Subsidiaries, all as set forth on Schedule 1, will be referred to in this Agreement collectively as the "Contributed Subsidiaries."

     B. The percentage ownership interest (if the Contributed Subsidiary is an entity other than a corporation) or the percentage equity interest, including the number of shares of capital stock representing the equity interest (if the Contributed Subsidiary is a corporation), of (a) LMC (or its Subsidiaries) in each of the LMC Contributed Subsidiaries, (b) TCI-I in each of the TCI-I Contributed Subsidiaries and (c) ETC in each of the ETC Contributed Subsidiaries is set forth on Schedule 1 next to the name of such Contributed Subsidiary and will be referred to in this Agreement collectively as the "Equity Interests."

     C. LMC is a party to a letter agreement with AT&T Corporation ("AT&T") dated as of March 9, 1999 (the "Access Agreement"), which incorporates therein by reference Schedule 7.14 ("Schedule 7.14") to the Agreement and Plan of Restructuring and Merger dated as of June 23, 1998, among Tele-Communications, Inc., Italy Merger Corp. and AT&T (the "Merger Agreement"). Pursuant to the Access Agreement, among other things, AT&T has agreed, subject to the terms and conditions thereof, to make certain digital channel capacity available to LMC for the provision of interactive video services.

     D. In accordance with the terms set forth in this Agreement and the Liberty Interactive Restructuring Plan, the principal terms of which are set forth on Exhibit A to this Agreement (the "Restructuring Plan"), (i) Liberty DMX desires to effect the assignment of certain rights, benefits and obligations under the Access Agreement and the transfers of the Equity Interests in the Contributed Subsidiaries (through certain intermediary pre-closing assignments and transfers by LMC and the Contributing Parties) to TCI Music and (ii) Liberty DMX desires to contribute cash and debt payable to LMC (or a wholly owned subsidiary of LMC) equal to an aggregate amount of $150,000,000. The assignment, transfers and contributions described in clauses (i) and (ii) above will be referred to in this Agreement collectively as the "Contribution."

     E. TCI Music desires to accept the Contribution, and in consideration thereof, TCI Music desires to issue shares of TCI Music, Inc. Series B Common Stock, par value $0.01 per share (the "Series B Common

Stock"), and to issue shares of TCI Music, Inc. Series B Convertible Preferred Stock, par value $0.01 per share, to Liberty DMX in accordance with the terms of this Agreement and the Restructuring Plan.

                                   AGREEMENTS

     In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   SECTION 1.

                                  DEFINITIONS

     As used in this Agreement, terms with initial capital letters that are not otherwise defined will have the meanings ascribed to them below, unless the context clearly requires otherwise:

     Access Agreement has the meaning set forth in Recital C.

     Additional Advance has the meaning set forth in Section 4.9(b).

     Additional Contributed Subsidiary means any Subsidiary of LMC formed following the date hereof in order to pursue an Opportunity or investment pursuant to Section 4.9.

     Additional Ownership Interests has the meaning set forth in Section 4.9.

     Affiliate means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with, such first Person.

     Assignment has the meaning set forth in Section 2.4.2.

     Assumed Obligations has the meaning set forth in Section 2.4.1.

     Assumption has the meaning set forth in Section 2.4.1.

     Board has the meaning set forth in Section 3.3.12.

     Business Day means any day other than a Saturday or Sunday or a day on which banks in New York, New York or Denver, Colorado are authorized to be closed.

     Cash Contribution Amount means an amount equal to the positive difference, if any, between (a) $150,000,000 and (b) the sum of the Liberty Digital Obligations, the TCI Music Debt and the Additional Advances.

     Charter Amendments has the meaning set forth in Section 3.3.12.

     Closing means the consummation of the Contribution.

     Closing Date has the meaning set forth in Section 7.1.

     Contributing Parties has the meaning set forth in the preamble to this Agreement.

     Contributed Subsidiaries has the meaning set forth in Recital A.

     Contribution has the meaning set forth in Recital D.

     Control means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by the ownership of voting securities, by contract or otherwise.

     Controlled Affiliate means, with respect to any Person, any other Person Controlled by such first Person.

     Deferred Compensation Arrangements has the meaning set forth in Section
4.14.

     Designation means the Certificate of Designations attached as Exhibit B to this Agreement.

     Equity Interests has the meaning set forth in Recital B.

     Excluded Obligations has the meaning set forth in Section 2.4.1.

     ETC Contributed Subsidiaries has the meaning set forth in Recital A.

     ETC Contributed Subsidiaries Value has the meaning set forth in Section 2.2.4.

     Excluded Liabilities has the meaning set forth in Section 2.4.2.

     Fairness Opinion has the meaning set forth in Section 3.3.8.

     Financial Statements has the meaning set forth in Section 3.2.3.

     GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

     Governmental Authority means (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

     Interactive Video Services has the meaning set forth in Section 4.5.

     Interim Opportunities has the meaning set forth in Section 4.9.

     Interim Period has the meaning set forth in Section 4.9.

     Investment Documents has the meaning set forth in Section 3.2.3.

     Liberty Digital means Liberty Digital, LLC.

     Liberty Digital Obligations means the aggregate amount outstanding as of the date hereof on all loans and advances made by LMC to any of the Contributed Subsidiaries and which amount does not exceed $50,000,000.

     Lien means any restriction on transfer, mortgage, pledge, lien, charge, encumbrance or other security interest (other than any of the foregoing created by or resulting from (i) this Agreement and (ii) applicable federal and state securities laws).

     LMC Contributed Subsidiaries has the meaning set forth in Recital A.

     LMC Contributed Subsidiaries Value has the meaning set forth in Section 2.2.4.

     LMC Direct Subsidiaries has the meaning set forth in Recital A.

     LMC Policy has the meaning set forth in Section 4.8.

     Material Adverse Effect means, with respect to any Person, any event, change or effect that (individually or when aggregated with other such events, changes or effects affecting such Person) is materially adverse to the business, properties, operations or condition (financial or otherwise) of such Person, other than any such event, change or effect arising out of or resulting from general business or economic conditions or from changes in or affecting the digital, new media, interactive and internet services industries generally.

     Meeting has the meaning set forth in Section 4.1.

     Merger Agreement has the meaning set forth in Recital C.

     NASD means National Association of Securities Dealers, Inc.

     Opportunity has the meaning assigned to the term "Interactive Programming Opportunities" in Schedule 4.8.

     Ownership Interest has the meaning set forth in Section 3.2.3.

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     Paragraph 4 has the meaning set forth in Section 2.1.1.

     Parties means, collectively, the Contributing Parties and TCI Music.

     Person means a human being or a corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organization, Governmental Authority or other entity.

     Proxy Statement has the meaning set forth in Section 4.2.

     Registration Rights Agreement has the meaning set forth in Section 4.6.

     Required Consents has the meaning set forth in Section 3.1.2.

     Restructuring Plan has the meaning set forth in Recital D.

     Schedule 7.14 has the meaning set forth in Recital C.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended.

     Series B Common Stock has the meaning set forth in Recital E.

     Series B Preferred Stock means the Series B Convertible Preferred Stock of TCI Music having the rights, powers and preferences set forth in the Designation.

     Share Issuance has the meaning set forth in Section 3.3.12.

     Share Price has the meaning set forth in Section 2.4.2.

     Subsidiary means, with respect to any Person, any other Person that such Person Controls and in which all the outstanding common stock, in the case of a corporation, or, in the case of a Person that is not a corporation, all the ownership interests, are owned, directly, or indirectly, by such Person, including with respect to such Person, any other Person that pursuant to the preceding clause would be a Subsidiary of any other Subsidiary.

     Tax Agreement has the meaning set forth in Section 4.6.2.

     TCI-I Contributed Subsidiaries has the meaning set forth in Recital A.

     TCI Music Debt means the outstanding debt evidenced by the promissory note in the maximum principal amount of $15,000,000 payable by TCI Music to LMC.

     Transaction Documents means the Registration Rights Agreement, the Tax Agreement, the Assignment, the Assumption, the Deferred Compensation Arrangements and any and all other documents, instruments and agreements to be executed and delivered pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement.

                                   SECTION 2.
             CONTRIBUTION AND ISSUANCE OF SHARES; ASSUMED LIABILITY

     Subject to the terms and conditions set forth in this Agreement, and in the chronological order and sequence set forth in the Restructuring Plan, the Parties agree as follows:

     2.1  Pre-closing Transfers.

          2.1.1 Immediately prior to the Closing and the consummation of the transfer contemplated by Section 2.1.2, LMC will (a) assign all of its rights, benefits and obligations granted to it pursuant to the Access Agreement with respect to Paragraph 4 of Schedule 7.14 with respect to cable television systems located in the United States and Canada ("Assigned Paragraph 4 Rights"), and (b) transfer all of the shares of the capital stock of each of the LMC Direct Subsidiaries and (c) transfer the Liberty Digital Obligations, the TCI Music Debt, any note or instrument representing an Additional Advance and contribute cash in an amount equal to the Cash Contribution Amount, to LMC Capital, as an equity contribution;

          2.1.2 Immediately after the consummation of the transfer contemplated by Section 2.1.1 and immediately prior to the Closing, LMC Capital will (a) assign all of its rights, benefits and obligations under the Access Agreement with respect to the Assigned Paragraph 4 Rights, and (b) transfer all of the shares of the capital stock of each of the LMC Direct Subsidiaries and any Additional Contributed Subsidiary and (c) transfer the Liberty Digital Obligations, the TCI Music Debt, any note or instrument representing an Additional Advance and contribute cash in an amount equal to the Cash Contribution Amount, to Liberty DMX, as a capital contribution;

          2.1.3 Prior to the Closing, LMC Capital will cause Liberty VJN, Inc. to be merged with and into Liberty DMX.

          2.1.4 Prior to the Closing, TCI-I will transfer pursuant to an intracompany plan of reorganization all of the shares of the capital stock of the TCI-I Contributed Subsidiaries to Liberty DMX in exchange for 94 shares of the common stock of Liberty DMX.

          2.1.5 Prior to the Closing, ETC will transfer pursuant to an intracompany plan of reorganization all of the shares of the capital stock of the ETC Contributed Subsidiaries to Liberty DMX in exchange for 18 shares of the common stock of Liberty DMX.

          2.2 The Closing Contribution. At the Closing, Liberty DMX will (a) assign all of its rights, benefits and obligations under the Access Agreement with respect to the Assigned Paragraph 4 Rights, (b) transfer all of the shares of the capital stock of each of the LMC Direct Subsidiaries and any Additional Contributed Subsidiary, the TCI-I Contributed Subsidiaries and the ETC Contributed Subsidiaries, and (c) contribute the Liberty Digital Obligations, the TCI Music Debt, any note or instrument representing an Additional Advance and contribute cash in an amount equal to the Cash Contribution Amount, to TCI Music.

          2.3 All Transfers and Contributions Subject to Consummation of the Contribution at the Closing. The obligation of the Parties to consummate each of the transfers and contributions set forth in Sections 2.1 and 2.2 is subject to the consummation of each other transfer and contribution and the consummation of the Contribution at the Closing.

          2.4 Issuance of Series B Common Stock, Series B Preferred and Assumption of Liabilities.

          2.4.1 At the Closing, TCI Music and Liberty DMX will enter into an assignment and assumption agreement in a form reasonably acceptable to TCI Music and Liberty DMX (the "Assignment"), pursuant to which (i) Liberty DMX will assign all of its rights, benefits and obligations under the Access Agreement with respect to the Assigned Paragraph 4 Rights and (ii) TCI Music will accept and assume such rights, benefits and obligations and agree to be bound by the applicable provisions of the Access Agreement with respect to the Assigned Paragraph 4 Rights as if it were a signatory to the Access Agreement. In addition to the assumption of obligations under the Assignment, as of the Closing, except for any excluded liabilities set forth on Schedule 2.4.1 (the "Excluded Obligations"), TCI Music will enter into an assumption agreement in a form reasonably acceptable to TCI Music and Liberty DMX (the "Assumption"), pursuant to which TCI Music will assume, and after the Closing, TCI Music will pay, discharge and perform when due, the obligations and liabilities of the Contributing Parties, if any, that relate solely to the Contributed Subsidiaries and are set forth on Schedule 2.4.1 (as such Schedule may be modified prior to Closing to reflect any Additional Contributed Subsidiaries or additional obligations associated with any Interim Investment) (the foregoing, together with the obligations assumed by it under the Assignment, are hereinafter referred to as the "Assumed Obligations").

          2.4.2 TCI Music will issue and, at the Closing, will deliver to Liberty DMX (i) 109,450,167 shares of Series B Common Stock and (ii) 150,000 shares of Series B Preferred Stock, in each case free and clear of all Liens (other than Liens created by any Contributing Party).

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

                                   SECTION 3.

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Contributing Parties. Each Contributing Party, solely as to itself and not as to any other Contributing Party, represents and warrants, to TCI Music that:

          3.1.1 Organization, Good Standing and Authority. It, and each of its Contributed Subsidiaries, is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational power and authority to enter into and to perform its obligations under this Agreement and any other agreements and instruments to be executed and delivered by it pursuant to this Agreement.

          3.1.2 Authorization and Validity; Consents; No Conflicts. The execution and delivery by it of, and the performance by it of its obligations under, this Agreement and the Transaction Documents to which it is a party have been duly authorized by all requisite corporate or organizational action of such Contributing Party. Assuming the due execution and delivery by each other Party hereto, and thereto, this Agreement constitutes, and when executed and delivered by it pursuant to this Agreement, the Transaction Documents to which it is a party, will constitute the legal, valid and binding obligations of such Contributing Party, enforceable in accordance with their respective terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. Except for any required notices, filings and consents set forth on Schedule 3.1.2 (the "Required Consents"), no consent or approval of, notice to, or filing with, any other Person is required, on behalf of itself or on behalf of any of its Contributed Subsidiaries, in connection with the execution, delivery and performance by such Contributing Party of this Agreement or any of the Transaction Documents to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, the failure of which to be obtained, given or made would have a Material Adverse Effect on any of its Contributed Subsidiaries or on its ability to perform its obligations under, and consummate the transactions contemplated by, this Agreement or any of the Transaction Documents to which it is a party. The execution and delivery by such Contributing Party of, and the performance by it of its obligations under, this Agreement and any of the Transaction Documents to which it is a party will not violate its, or any of its Contributed Subsidiaries', certificate or articles of incorporation, bylaws, articles of organization or operating agreement or any material agreement to which it, or any of its Contributed Subsidiaries, is a party or by which it, or any of its Contributed Subsidiaries, is bound or affected except as would not have a Material Adverse Effect on its Contributed Subsidiaries, or on the property of its Contributed Subsidiaries (taken as a whole), or on its ability to consummate the transactions under this Agreement.

          3.1.3 Brokers' and Finders' Fees. It has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.1.4 Information. It has been given full access to and ample opportunity to review such financial and other information concerning the transactions contemplated by this Agreement and the Transaction Documents as it has deemed necessary to make an informed investment decision and has availed itself of such access and opportunity to the full extent that it desired. It acknowledges that TCI Music has afforded it the opportunity to make inquiries and obtain information from TCI Music and its representatives and advisors. Based upon its own investigations and upon information provided by TCI Music, it has relied on its own tax, legal, financial and regulatory advisers with regard to all matters relating to this Agreement and not on any advice or recommendation of TCI Music.

          3.1.5 Legal Proceedings. There is no injunction, judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to such Contributing Party's knowledge, threatened, against such Contributing Party or any of its Contributed Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a

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

     Material Adverse Effect on the Contributed Subsidiaries taken as a whole or on the ability of such Contributing Party to consummate the transactions contemplated by this Agreement.

     3.2  Additional Representations and Warranties.

          3.2.1 Access Agreement. LMC represents and warrants to TCI Music that the Access Agreement has been duly executed and delivered by it, and is a valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and by general principles of equity and there is no action, suit, investigation or proceeding, governmental or otherwise, pending, or to the best of LMC's knowledge, threatened against it specifically relating to the Access Agreement, nor is there any basis therefor known to it. LMC, LMC Capital and Liberty DMX further represent and warrant to TCI Music, that the Assignment and all assignment documents necessary for the assignment of LMC's rights as to the Access Agreement with respect to the Assigned Paragraph 4 Rights to Liberty DMX, when executed and delivered, will vest in TCI Music such rights, benefits and obligations under the Access Agreement as are specified herein.

          3.2.2 Equity Interests. Liberty DMX represents and warrants to TCI Music that, immediately following the consummation of the pre-closing transfers referred to in Section 2.1, and as of the Closing Date:

             (i) It will have good and valid title (directly or indirectly) to the Equity Interests in the Contributed Subsidiaries, free and clear of all Liens (other than Liens created by TCI Music);

             (ii) If the Contributed Subsidiary set forth on Schedule 1 is a corporation, it, or one of its Subsidiaries, will hold of record and own beneficially the number of shares of the outstanding capital stock of such Contributed Subsidiary set forth on Schedule 1, free and clear of all Liens (other than Liens created by TCI Music), and such shares will represent the entire Equity Interest in and 100% of the outstanding capital stock of each such Contributed Subsidiary. If the Contributed Subsidiary is not a corporation, it, or one of its Subsidiaries, will hold the Equity Interest of such Contributed Subsidiary, free and clear of all Liens (other than Liens created by TCI Music), and such Equity Interest will represent 100% of the ownership interests in such Contributed Subsidiary;

             (iii) It will not be a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer or otherwise dispose of any of its Equity Interests in such Contributed Subsidiary (other than this Agreement); and

             (iv) It will not be a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of its Equity Interests.

          3.2.3 Contributed Subsidiaries. Liberty DMX represents and warrants to TCI Music, as of the Closing Date, with respect to each of the Contributed Subsidiaries that are set forth on Schedule 1 that:

             (i) Organization, Good Standing and Authority. Such Contributed Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Contributed Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on such Contributed Subsidiary.

             (ii) Capitalization and Ownership of Contributed Subsidiaries. The authorized capital stock and the number of shares which are issued and outstanding of such Contributed Subsidiary that is a corporation are described on Schedule 1. All of the issued and outstanding shares of such Contributed Subsidiary have been duly authorized, are validly issued, fully paid, and nonassessable and will be held of record and beneficially by it. All of the ownership interest in such Contributed Subsidiary that is not a corporation will be held of record and beneficially by it. Except as set forth on Schedule 3.2.3(ii), (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require such Contributed Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or ownership interests and (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to such Contributed Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock or ownership interests of such Contributed Subsidiary.

             (iii) Title to Assets. The ownership or equity interest in certain corporations and business associations held by such Contributed Subsidiary (the "Ownership Interest"), which is set forth next to the name of such Contributed Subsidiary on Schedule 3.2.3(iii)(a), together with all material agreements and instruments evidencing such Ownership Interest or pursuant to which such Ownership Interest is held (the "Investment Documents"), represent all of the assets of such Contributed Subsidiary. The Investment Documents are listed on Schedule 3.2.3(iii)(b) and copies of each have been delivered to TCI Music. Such Contributed Subsidiary has good and valid title to the Ownership Interest set forth on Schedule 3.2.3(iii)(a) and good and valid title to its rights under the Investment Documents set forth on Schedule 3.2.3(iii)(b), free and clear of all Liens (other than Liens created by TCI Music or by the Investment Documents); such Contributed Subsidiary has duly executed the Investment Documents to which it is a party and such Investment Documents constitute the legal, valid, binding and enforceable obligation of such Contributed Subsidiary that is a party to such Investment Document; and there is no action, suit, investigation or proceeding, governmental or otherwise, pending, or to the best knowledge of Liberty DMX threatened against such Contributed Subsidiary specifically relating to any of such Investment Documents, nor is there any basis therefor known to it.

             (iv) Undisclosed Liabilities. Except for (i) the Liberty Digital Obligations, (ii) any Additional Advances, (iii) the matters disclosed in Schedule 2.4.1 or Schedule 3.2.3(iv) (as such Schedules may be revised in accordance with Section 4.9(b)), (iv) obligations, liabilities and restrictions imposed upon a Contributed Subsidiary under the Investment Documents, and (v) liabilities or obligations that are not in the aggregate material to the business, assets, results of operations or financial condition of the Contributed Subsidiaries, taken as a whole, or that arise in the ordinary course of business after April 7, 1999 which are not material in amount, or that arise from changes in general business or economic conditions or from events affecting the digital, new media, interactive or internet services industries generally, (a) such Contributed Subsidiary does not have any outstanding liabilities or obligations (including any obligations to guarantee the obligations of any other Person), or to the best of Liberty DMX's knowledge, potential liability or obligation of any nature, whether due or to become due, whether absolute, accrued, fixed or contingent or otherwise; and (b) it has no actual knowledge of any existing fact or circumstances that is reasonably likely to give rise in the future to any liability or obligation of such Contributed Subsidiary, other than any obligations or liabilities which may be incurred in accordance with
        Section 4.9(b) and (c). Since April 7, 1999, other than as otherwise permitted, contemplated or required by this Agreement, (a) the business of such Contributed Subsidiary has been operated only in the ordinary course, (b) such Contributed Subsidiary has not sold or disposed of any of the Equity Interests or Ownership Interests, (c) there has been no material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or, insofar as Liberty DMX can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on the Contributed Subsidiaries, taken as a whole, and no event has occurred which, to Liberty DMX's knowledge, is reasonably likely, individually or in the aggregate, to result in any material breach, violation or default under any material agreement to which such Contributed Subsidiary is a party or by which it or its property is bound, or any Material Adverse Effect on the Contributed Subsidiaries taken as a whole.

             (v) Legal Compliance. Each Contributed Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has

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

        been filed or, to Liberty DMX's knowledge, commenced against any Contributed Subsidiary alleging any failure so to comply, in each case except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on the Contributed Subsidiaries taken as a whole.

          3.2.4 Investment Intent. Liberty DMX represents and warrants to TCI Music that it is acquiring the shares of Series B Common Stock and the shares of Series B Preferred Stock for investment purposes only and acknowledges that such shares may not be sold without registration under the Securities Act and applicable state securities laws, unless an exemption therefrom is available.

     3.3 Representations and Warranties of TCI Music. TCI Music represents and warrants to the Contributing Parties that:

          3.3.1 Organization, Good Standing and Authority. TCI Music is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it pursuant to this Agreement.

          3.3.2 Authorization and Validity; Consents; No Conflicts. The execution and delivery by TCI Music of, and subject to obtaining approval of its stockholders, the performance by it of its obligations under, this Agreement and the Transaction Documents to which it is a party have been duly authorized by all requisite corporate action of TCI Music. Assuming the due execution by the other Parties hereto, and thereto, this Agreement constitutes, and when executed and delivered by TCI Music pursuant to this Agreement, the Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of TCI Music, enforceable in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally or by general equitable principles. Subject to obtaining stockholder approval, except for the Required Consents set forth on Schedule 3.1.2, no consent or approval of, notice to, or filing with, any other Person is required in connection with the execution, delivery and performance by TCI Music of this Agreement or any of the Transaction Documents to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, the failure of which to be obtained, given or made would have a Material Adverse Effect on TCI Music or on its ability to perform its obligations under this Agreement or any of the Transaction Documents to which it is a party. The execution and delivery by TCI Music of, and the performance by it of its obligations under, this Agreement and the Transaction Documents to which it is a party will not violate its certificate of incorporation or bylaws or any material agreement to which it is a party or by which it is bound or affected.

          3.3.3 Shares. When issued and delivered by it at the Closing, the shares of Series B Common Stock and the shares of Series B Preferred Stock to be issued pursuant to this Agreement will be validly issued, fully paid and nonassessable and will be owned by Liberty DMX or LMC, as the case may be, free and clear of all Liens (other than Liens created by the terms of this Agreement or by any of the Contributing Parties).

          3.3.4 Investment Intent. TCI Music is acquiring the shares of capital stock representing the Equity Interests for investment purposes only and acknowledges that they may not be sold without registration under the Securities Act and applicable state securities laws, unless an exemption therefrom is available.

          3.3.5 Capitalization of TCI Music. As of the date of this Agreement, TCI Music's authorized common stock consists of 295,000,000 shares of Series A Common Stock, par value $0.01 per share, and 200,000,000 shares of Series B Common Stock, par value $0.01 per share. As of the Closing, TCI Music's authorized common stock will consist of 1,000,000,000 shares of Series A Common Stock, $0.01 per share, and 750,000,000 shares of Series B Common Stock, par value $0.01 per share. As of January 31, 1999, there were 18,876,867 shares of Series A Common Stock issued and outstanding and 62,500,000 shares of Series B Common Stock issued and outstanding. As of the date of this Agreement,

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

     TCI Music is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, of which up to 2,250,000 shares were authorized as Series A Convertible Preferred Stock pursuant to a Certificate of Designations filed with the Delaware Secretary of State on December 16, 1997. As of January 31, 1999, there were 1,617,574 shares of Series A Preferred Stock issued and outstanding. As of the Closing Date, TCI Music will be authorized to issue at least 150,000 shares of Series B Preferred Stock.

          3.3.6 Absence of Certain Changes or Events. Since April 7, 1999, there has not been any material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had or, insofar as TCI Music can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on TCI Music.

          3.3.7 Brokers' and Finders' Fees. Except for the engagement of Morgan Stanley Dean Witter as contemplated by Section 3.3.8, the fees and expenses of which shall be borne by TCI Music, TCI Music has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.3.8 Fairness Opinion. TCI Music has received a written opinion of Morgan Stanley Dean Witter (the "Fairness Opinion") reasonably satisfactory in form, scope and substance to TCI Music to the effect that the consideration to be issued by TCI Music to Liberty DMX in exchange for the Contribution is fair from a financial point of view to the holders of the capital stock of TCI Music other than LMC and its Subsidiaries.

          3.3.9 Legal Compliance. Each of TCI Music and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, to TCI Music's knowledge, commenced against TCI Music or any of its Subsidiaries alleging any failure so to comply, in each case except where the failure so to comply has not had and, insofar as reasonably can be foreseen, in the future will not have, either individually or in the aggregate, a Material Adverse Effect on TCI Music.

          3.3.10 Information. TCI Music has been given full access to and ample opportunity to review such financial and other information concerning the Contribution as it has deemed necessary to make an informed investment decision and TCI Music has availed itself of such access and opportunity to the full extent that it desired. TCI Music acknowledges that each of the Contributing Parties has afforded TCI Music the opportunity to make inquiries and obtain information from such Contributing Party and its representatives and advisors. Based upon its own investigation and upon information provided by the Contributing Parties, TCI Music has relied on its own tax, legal, financial and regulatory advisers with regard to all matters relating to this Agreement and not on any advice or recommendation of any of the Contributing Parties.

          3.3.11 Assignment. The Assignment, when executed and delivered by TCI Music, will obligate TCI Music to perform such of LMC's obligations under the Access Agreement as are specified therein and the Assumption, when executed and delivered by TCI Music, will obligate TCI Music to perform the obligations specified therein.

          3.3.12 Board Approval. The Board of Directors of TCI Music (the "Board") has approved (i) this Agreement and the transactions contemplated hereby, (ii) the issuance of the shares of TCI Music Series B Common Stock to Liberty DMX at the Closing and upon conversion of the Series B Preferred Stock and the issuance of the Series B Preferred Stock to Liberty DMX at the Closing (collectively the "Share Issuance"), (iii) a resolution adopting the Designation and (iv) the amendments to TCI Music's certificate of incorporation (the "Charter Amendments") necessary to (1) delete Section
     (b) of Article III of TCI Music's Certificate of Incorporation, (2) change the name of TCI Music to Liberty Digital, Inc., (3) increase the authorized capital stock of TCI Music from 500,000,000

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     to 1,755,000,000, (4) increase the authorized shares of Series A Common
     Stock from 295,000,000 to 1,000,000,000, and (5) increase the authorized shares of Series B Common Stock from 200,000,000 to 750,000,000. The Board of Directors of TCI Music has directed that the Share Issuance and the Charter Amendments be submitted to stockholders of TCI Music at the Meeting for their approval and has recommended that stockholders of TCI Music approve the Share Issuance and the Charter Amendments.

          3.3.13 The Preferred Stock. The Designation has been duly authorized by all necessary corporate action on the part of TCI Music and, when filed with the Delaware Secretary of State will constitute its legal, valid, and binding obligation, enforceable against it in accordance with its terms. As of the Closing Date, the number of shares of Series B Common Stock into which the Series B Preferred Stock is convertible (subject to adjustment) will have been reserved for issuance by TCI Music, and when issued and delivered upon conversion of the Series B Preferred, such shares will be duly authorized, validly issued, fully paid and nonassessable, and will be issued to the holder of the Series B Preferred Stock free and clear of all Liens (other than Liens created by such holder).

          3.3.14 Shareholder Approval. The affirmative approval, by vote of the holders of shares representing a majority of the combined voting power of the outstanding shares of TCI Music's Series A and Series B Common Stock (voting as a single class), is the only vote of the holders of any class or series of capital stock of TCI Music necessary to adopt this Agreement and approve the transactions contemplated hereby, except that approval, by vote or written consent, of the holders of shares representing 66 2/3% of the combined voting power of the outstanding shares of TCI Music's Series A and Series B Common Stock (voting as a single class) is required for approval of the Charter Amendments.

     3.4 Additional Contributed Subsidiaries. To the extent that any Additional Contributed Subsidiaries are formed in order to pursue Opportunities or make related investments in accordance with Section 4.9, such Additional Contributed Subsidiaries shall not be deemed to have made any representations and warranties as of the date hereof, but Liberty DMX shall be deemed to make the representations and warranties referred to in Section 3.2.2, 3.2.3 and 3.2.4 hereof as to such Additional Contributed Subsidiary immediately following the formation of such Additional Contributed Subsidiary with respect to any investment made by it as provided in Section 4.9.

                                   SECTION 4.

                                   COVENANTS

     4.1 Stockholders' Meeting. TCI Music, acting through its Board, will, in accordance with applicable law and TCI Music's charter and bylaws, duly call, give notice of, convene and hold a meeting (including any adjournment or postponement thereof, the "Meeting") of its stockholders as soon as practicable following the date of this Agreement, but in any event no later than 20 Business Days after the mailing of the Proxy Statement (as hereinafter defined) for the purpose of considering and taking action upon the approval of the Share Issuance and the Charter Amendments, and any other related matters required under applicable law to be approved by such stockholders. The Board will recommend such approval by the stockholders and shall take all reasonable, lawful action to solicit such approval by its stockholders.

     4.2 Proxy Statement. TCI Music will (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC, and use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement and a form of proxy, in connection with the vote at the Meeting of TCI Music's stockholders with respect to this Agreement and the transactions contemplated by this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to TCI Music's stockholders, is called the "Proxy Statement") and (ii) otherwise comply with all legal requirements applicable to the Meeting. TCI Music will include in the Proxy Statement the recommendation of its Board that stockholders of TCI Music vote in favor of the approval of the Contribution and the transactions contemplated by this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, TCI Music

                                      I-11
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shall promptly inform LMC of such occurrence and shall file such amendment or supplement with the SEC or its staff or any other applicable Governmental Authority, and shall use reasonable efforts to mail such amendment or supplement to the stockholders of TCI Music at the earliest practicable date. TCI Music shall notify LMC promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or for additional information, and will supply LMC with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement. The Proxy Statement shall comply in all material respects with all applicable requirements of law.

     4.3 Notices and Consents. Each of the Contributing Parties and TCI Music will use its commercially reasonable efforts to obtain the Required Consents and to consummate the transactions contemplated hereby.

     4.4 Vote in Favor of the Transaction. LMC will cause each of its Controlled Affiliates to vote at the Meeting all shares of the capital stock of TCI Music that each holds of record in favor of the Contribution and the transactions contemplated by this Agreement, the Share Issuance, the Charter Amendments, the election of the Board's nominees for director, the Deferred Compensation Arrangements and the transactions contemplated by this Agreement.

     4.5 Access Agreement. LMC agrees that, so long as it beneficially owns a majority of the voting power of the outstanding capital stock of TCI Music, LMC will use its commercially reasonable best efforts to make available to TCI Music such rights and benefits as LMC and its Controlled Affiliates are entitled pursuant to Paragraph 1 of Schedule 7.14 with respect to TCI Music's offering of the Interactive Video Services referred to in The Assigned Paragraph 4 Rights and TCI Music hereby agrees that, to the extent such rights and benefits are made available to it, it shall fulfill all obligations of LMC thereunder. The foregoing covenant shall not require LMC to exercise any rights under Paragraph 1 of Schedule 7.14 or to enter into any additional agreement or arrangement with AT&T regarding the making of such rights and benefits available to TCI Music.

     4.6  Registration Rights; Tax Agreement.

          4.6.1 TCI Music and LMC will enter into a Registration Rights Agreement (the "Registration Rights Agreement"), with terms mutually satisfactory to the parties, to be effective as of the Closing Date, pursuant to which, (a) TCI Music will grant to LMC and any Controlled Affiliate of LMC which holds shares of TCI Music stock the right to require the Company to effect up to six separate registrations under the Securities Act of shares held by LMC and such Controlled Affiliates and TCI Music will also grant unlimited piggyback registration rights (with respect to the series of the Company's stock otherwise being registered). Such registration rights will be transferable by LMC and such Controlled Affiliates to any transferee of such shares or to a secured party in connection with any hedging or financing transaction.

          4.6.2 TCI Music, on behalf of itself and its subsidiaries, and LMC will enter into, and LMC will cause Liberty Media Group LLC to enter into, a Tax Liability Allocation and Indemnification Agreement (the "Tax Agreement") with terms mutually satisfactory to the parties, to be effective as of the Closing Date, pursuant to which the parties thereto will agree to allocate and settle among themselves in an equitable manner the respective consolidated federal income tax liability and benefits of such parties in connection with the filing of a consolidated federal income tax return with LMC and its affiliates and to allocate and settle among themselves in an equitable manner the state, local or foreign tax liability and benefits in connection with combined, consolidated and unitary state, local and foreign income tax returns which include such parties.

     4.7 Name Change. LMC will cause Liberty Digital to file all necessary documents in order to effect a name change in accordance with applicable law to be effective prior to the Closing, and such as to distinguish it upon the records in the office of the Secretary of State of the State of Delaware from the name "Liberty Digital," so that TCI Music may effect a name change to "Liberty Digital" in accordance with applicable law immediately after the Closing.

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     4.8  LMC Policy. LMC will contemporaneously with the execution of this
Agreement, adopt the policy set forth on Schedule 4.8 (the "LMC Policy").

     4.9  Equity Interests and Ownership Interests.

          (a) Except as provided in Section 4.9(b), each of the Contributing Parties will take any and all necessary actions to transfer to each Contributed Subsidiary listed on Schedule 3.2.3(iii)(a) prior to the Closing the Ownership Interest that is set forth next to such Contributed Subsidiary's name on Schedule 3.2.3(iii)(a). Each of the Contributing Parties will otherwise maintain all of its Equity Interests, and will cause each of its Contributed Subsidiaries to maintain all of its Ownership Interests, in full force and effect, and no Contributing Party will sell, transfer, assign or take any action to make any disposition of, and such Contributing Party will not permit any of its Contributed Subsidiaries to sell, transfer, assign or dispose of, any of the Equity Interests or the Ownership Interests held by such Person prior to the Closing other than as contemplated by this Agreement and the Transaction Documents.

          (b) The parties acknowledge that during the period from April 7, 1999 to the Closing (the "Interim Period"), (i) Opportunities may arise or become available to LMC or its Controlled Affiliates which, pursuant to the LMC Policy, LMC may make available to TCI Music ("Interim Opportunities") and (ii) the Contributed Subsidiaries may be offered the right to acquire additional Ownership Interests pursuant to preemptive or other rights set forth in the Investment Documents ("Additional Ownership Interests"). The parties agree that (x) to the extent any such Interim Opportunities arise during the Interim Period, LMC may make such Interim Opportunities available to TCI Music for purposes of the LMC Policy by making such Opportunity available to Liberty DMX as provided herein and, if TCI Music requests that LMC proceed to make an investment on behalf of TCI Music (an "Interim Investment") resulting from such Interim Opportunity, such investment will be made by Liberty DMX (or a wholly owned Subsidiary of Liberty DMX) and such Interim Investment will become an Ownership Interest hereunder and such wholly owned Subsidiary of Liberty DMX will become an Additional Contributed Subsidiary hereunder and (y) if a Contributed Subsidiary is offered the right to acquire an Additional Ownership Interest in a Person as a result of the rights described in clause (ii) above or otherwise, LMC may determine to cause such Contributed Subsidiary to accept such offer, and such Contributed Subsidiary shall be entitled to acquire such Additional Ownership Interest and such additional interest shall become an Ownership Interest hereunder; subject, in each case, to the provisions of Section 4.9(c). In the event such an Interim Investment is to be made or an Additional Ownership Interest is to be acquired, then, subject to Section 4.9(c), LMC shall, or shall cause a Subsidiary of LMC to, advance to Liberty DMX, and Liberty DMX shall advance to any Additional Contributed Subsidiary formed to acquire such Interim Investment or such Contributed Subsidiary the funds necessary to make such Interim Investment or acquire such Additional Ownership Interest. Such advance (an "Additional Advance") shall be evidenced by a promissory note of such Contributed Subsidiary having terms and conditions substantially similar to the terms of the Liberty Digital Obligations, such note will be contributed to TCI Music at the Closing, and the representations and warranties set forth herein and the Schedules to this Agreement (including references to Assumed Obligations associated with any such Additional Contributed Subsidiary), as well as the actions referred to in Section 2 of this Agreement, will be modified accordingly.

          (c) Notwithstanding the provisions of Section 4.9(b), the maximum amount of all Additional Advances which may be incurred pursuant to Section 4.9(b) without TCI Music's prior written consent shall be $35,000,000. At such time as the aggregate amount of all Additional Advances exceeds $35,000,000, Liberty DMX shall be required to request the consent of TCI Music to the incurrence of Additional Advances in excess of $35,000,000. In the event that TCI Music so consents, then LMC shall make such Additional Advance, and cause a newly formed Additional Contributed Subsidiary to make such Interim Investment or cause the Contributed Subsidiary to acquire such Additional Ownership Interest, and such Additional Contributed Subsidiary holding such Interim Investment or such Additional Ownership Interest shall be included with the Ownership Interests already owned by such Contributed Subsidiary, and shall be contributed to and accepted by TCI Music; provided, however, that the maximum amount of all Additional Advances LMC shall be obligated to make shall not exceed

     $85 million. In the event that TCI Music does not request LMC to pursue such Interim Opportunity or TCI Music does not consent to the making of Additional Advances in excess of the $35 million limit set forth herein, then (i) any such Opportunity or any investment made in respect thereof will be retained by LMC or any of its Subsidiaries, and (ii) LMC (or any Subsidiary of LMC) may acquire such Interim Opportunity, Interim Investment or Additional Ownership Interest and, in either case, such Interim Opportunity may be pursued, such Interim Investment may be made or such Additional Ownership Interest may be acquired, by LMC or its Subsidiaries without regard to the LMC Policy, and the LMC Policy will be inapplicable to any Interim Investment arising out of such Interim Opportunity or any such Additional Ownership Interest, the acquisition of additional equity interests in any Person which arise out of or result from any such acquisition by LMC of an Interim Investment or an Additional Ownership Interest, or any additional or further Interim Opportunities or rights to acquire Additional Ownership Interests which arise out of or are reasonably related to such determination not to pursue an Interim Opportunity or right to acquire Additional Ownership Interests which TCI Music has determined not to pursue.

     4.10  Continuity and Maintenance of Operations.

          (a) Except as LMC may otherwise agree in writing, until the Closing, TCI Music will continue to operate its businesses in the ordinary course consistent with past practices and will use its best efforts to keep available the services of its employees and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with TCI Music relating to its businesses. Without limiting the generality of the foregoing, TCI Music will maintain its assets in good condition and repair, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices.

          (b) Except as otherwise provided in Section 4.9 and except as TCI Music may otherwise agree in writing, until the Closing, each Contributing Party will continue to operate the businesses of its Contributed Subsidiaries in the ordinary course consistent with past practices and will use its best efforts to keep available the services of its employees and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with its Contributed Subsidiaries relating to their businesses. Without limiting the generality of the foregoing, each Contributing Party will cause its Contributed Subsidiaries to (i) maintain its assets in good condition and repair, (ii) maintain insurance as in effect on the date of this Agreement and (iii) keep all of its business books, records and files in the ordinary course of business in accordance with past practices.

     4.11 Preferred Stock Designation. TCI Music will, in accordance with applicable law and TCI Music's charter and bylaws, promptly following approval of the Share Issuance at the Stockholders' meeting, cause the Designation to be executed, acknowledged and filed with the Delaware Secretary of State and will take all other action necessary to cause such Designation to become effective in accordance with applicable law immediately prior to Closing.

     4.12 Tax Matters. Each of the parties hereto agrees to use reasonable efforts to cause the Contribution to constitute a tax-free exchange under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the parties will take any action that would cause the Contribution to fail to qualify as a tax-free exchange under Section 351 of the Code. Unless and then only to the extent otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local income or franchise tax or law, each party agrees (i) to report the Contribution as an exchange qualifying under Section 351 of the Code and (ii) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Contribution as a tax-free exchange under Section 351 of the Code.

     4.13 Stock Splits, Etc. During the Interim Period the Company will not take any action (i) to effect any stock splits, reverse splits, stock dividends, recapitalizations or similar actions affecting TCI Music Series A or Series B Common Stock, (ii) to declare or pay any dividends on or make any distribution on TCI Music Series A or Series B Common Stock, or (iii) which would require any adjustment to the Conversion Price or the Conversion Ratio (each as defined in the Designation) (assuming for such purpose that shares of

Series B Common Stock were outstanding at the time of such action), in each case without the prior written consent of LMC.

     4.14 Deferred Compensation Agreement. TCI Music will adopt a Deferred Compensation Plan and LMC and TCI Music will enter into agreements with each of Lee Masters and Bruce Ravenel pursuant to such plan (the "Deferred Compensation Arrangements"), to be effective as of the Closing Date, upon the terms set forth in Schedule 4.14 and otherwise with terms mutually satisfactory to LMC and TCI Music, including, without limitation, a release of all claims related to the agreements described in Schedule 2.4.1, to be effective as of the Closing Date.

                                   SECTION 5.

                   CONDITIONS TO OBLIGATIONS OF TCI MUSIC AND
                            THE CONTRIBUTING PARTIES

     The respective obligations of TCI Music and each of the Contributing Parties to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or the waiver by it, at or prior to the Closing, of each of the following conditions:

     5.1 Approval of Stockholders. This Agreement and the transactions contemplated hereby, including the issuance of the Series B Common Stock and the amendment of TCI Music's charter, shall have been approved in accordance with applicable laws by the required vote of the stockholders of TCI Music at the Meeting and the Charter Amendments and the Designation shall have been filed and shall have become effective in accordance with applicable law.

     5.2 Absence of Injunctions. No permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

     5.3 Fairness Opinion. The inclusion of the Fairness Opinion in the Proxy Statement shall have been approved by Morgan Stanley Dean Witter, and such firm shall not have withdrawn such opinion prior to the Closing Date.

     5.4 Transaction Documents. Each of the Transaction Documents shall have been executed and delivered, effective as of the Closing, by the Parties thereto.

                                   SECTION 6.

                     CONDITIONS TO OBLIGATIONS OF TCI MUSIC

     The obligations of TCI Music to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to satisfaction or the waiver by it, at or prior to the Closing, of each of the following conditions:

     6.1 Truth of Representations and Warranties. All representations and warranties of each of the Contributing Parties set forth in this Agreement, if qualified by a reference to materiality or Material Adverse Effect, are true and, if not so qualified, are true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true or true in all material respects only as of the specified date, except for changes permitted or contemplated by this Agreement.

     6.2 Performance of Agreements. All agreements of each of the Contributing Parties set forth in this Agreement that are required to be performed by it at or before the Closing have been performed in all material respects.

     6.3 Notices and Consents. All of the Required Consents have been obtained by the Contributing Parties pursuant to Section 4.3 other than where failure to obtain such consents does not have a Material

Adverse Effect on the Contributed Subsidiaries or their properties, taken as a whole, or on the ability of the Contributing Parties to consummate the transactions contemplated hereby.

     6.4 LMC Policy. The policy set forth on Schedule 4.8 hereto has been adopted by LMC and is in effect as of the Closing Date.

                                   SECTION 7.

             CONDITIONS TO OBLIGATIONS OF THE CONTRIBUTING PARTIES

     The obligations of the Contributing Parties to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to satisfaction or the waiver by LMC, at or prior to the Closing, of each of the following conditions:

     7.1 Truth of Representations and Warranties. All representations and warranties of TCI Music set forth in this Agreement, if qualified by a reference to materiality or Material Adverse Effect, are true and, if not so qualified, are true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which are true in all material respects only as of the specified date.

     7.2 Performance of Agreements. All agreements of TCI Music set forth in this Agreement that are required to be performed by it at or before the Closing have been performed in all material respects.

     7.3 Notices and Consents. All of the Required Consents have been obtained pursuant to Section 4.3 other than where failure to obtain such consent does not have a Material Adverse Effect on the Contributed Subsidiaries or their properties, taken as a whole, or on the ability of the Contributing Parties to consummate the transactions contemplated hereby.

                                   SECTION 8.

                                    CLOSING

     8.1 Closing. Subject to the provisions of Section 9.1, the Closing will take place on a date mutually agreed to by the Parties that is as soon as practicable after all requisite SEC and shareholder approvals are obtained and all other closing conditions are satisfied or waived (the "Closing Date").

     8.2  Items to be Delivered by the Contributing Parties.

          8.2.1 At the Closing, the applicable Contributing Parties will deliver to TCI Music (a) evidence of the pre-closing assignments and transfers set forth in Section 2.1 assigning the rights, benefits and obligations under the Access Agreement with respect to the Assigned Paragraph 4 Right and transferring the shares representing the Equity Interests in the Contributed Subsidiaries (through intermediary assignments and transfers) to Liberty DMX; (b) the formation documents and all material contracts and agreements relating to any Additional Contributed Subsidiary; and (c) such other assignments, bills of sale or other instruments as are reasonably sufficient to transfer to TCI Music all legal and beneficial interests in such rights or as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

          8.2.2 At the Closing, Liberty DMX will deliver to TCI Music duly executed certificates or assignments in blank representing the shares evidencing the Equity Interests, including any equity interest in any Additional Contributed Subsidiary.

          8.2.3 At the Closing, Liberty DMX will wire cash funds to the account of TCI Music in the amount of the Cash Contribution Amount, pursuant to wire instructions delivered by TCI Music to Liberty DMX prior to the Closing Date.

     8.3 Items to be Delivered by TCI Music. At the Closing, TCI Music will deliver (a) to Liberty DMX, duly executed certificates representing the shares of Series B Common Stock and the shares of Series B

Preferred Stock as provided in Section 2.4.2 and (b) such other instruments as may be necessary to consummate the transactions contemplated by this Agreement.

     8.4  Additional Closing Deliveries.

          8.4.1 At the Closing, TCI Music and Liberty DMX will execute and deliver (a) the Assignment and (b) the Assumption as set forth in Section 2.4.2.

          8.4.2 At the Closing, TCI Music, LMC and Liberty DMX, will execute and deliver the Registration Rights Agreement as set forth in Section 4.6.

          8.4.3 At the Closing, TCI Music and LMC will execute and deliver the Tax Agreement as set forth in Section 4.6.2.

          8.4.4 At the Closing, TCI Music will have entered into the Deferred Compensation Arrangements and delivered to Liberty DMX true and complete copies of the Deferred Compensation Plan and the agreements referenced in
     Section 4.14.

          8.4.5 At the Closing, LMC will deliver evidence that Liberty Digital has effected a name change as set forth in Section 4.7.

          8.4.6 At the Closing, Liberty DMX will contribute to TCI Music the Liberty Digital Obligations, the TCI Music Debt, any notes or other instruments evidencing Additional Advances, and cash in an amount equal to the Cash Contribution Amount.

                                   SECTION 9.

                                  TERMINATION

     9.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of TCI Music:

          (i) by mutual consent of TCI Music and LMC; or

          (ii)  by either TCI Music, on the one hand, or LMC, on the other hand:
     (A) if the Contribution shall not have been consummated before December 31, 1999, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any Party whose failure to perform any of its obligations under this Agreement required to be performed by it has resulted in the failure of the Contribution to be consummated before such date, (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other Party contained in this Agreement and such breach shall not have been cured within fifteen Business Days after written notice thereof shall have been received by the Party alleged to be in breach, (C) if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contribution and such order, decree, ruling or other action shall have become final and nonappealable, or (D) if the requisite approval of this Agreement and the transactions contemplated hereby by the stockholders of TCI Music shall not have been duly obtained by December 31, 1999, provided that the terminating party has complied with its obligations under Sections 4.1 and 4.2.

     9.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement forthwith shall become null and void and have no further effect, and there shall be no liability or obligation on the part of TCI Music or any of the Contributing Parties or their respective Affiliates, stockholders, directors, officers, agents or representatives except that the obligations of the Parties pursuant to Section 11.2 shall survive the termination of this Agreement indefinitely and provided that the termination of this Agreement will in no way limit any obligation or liability of any Party based on or arising from a breach or default by such Party of any of its representations, warranties, covenants or agreements contained in this Agreement.

                                  SECTION 10.
                                INDEMNIFICATION

     10.1 Indemnification by the Contributing Parties. Subject to written notice of such claim for indemnification being given to the Contributing Parties within the appropriate survival period referred to in Section 11.11, the Contributing Parties, jointly and severally, covenant and agree to indemnify, defend and hold harmless TCI Music, its Affiliates and their respective stockholders, directors, officers, employees, agents, successors and assigns from and against:

          (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of any misrepresentation or breach of warranty or any nonperformance or breach of any covenant or agreement of the Contributing Parties or any of them contained in this Agreement or any Transaction Document to which it is a Party; and

          (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     Notwithstanding the foregoing provisions of this Section 10.1, no claim shall be made by TCI Music hereunder unless and until any or all of the losses, damages, liabilities, deficiencies, obligations, costs and expenses (and amounts incident or relating to or resulting from any or all of the foregoing) (collectively, the "Losses") referred to in this Section 10.1 exceeds, either individually or in the aggregate, $1,000,000 (the "Minimum Amount"); provided, however, that at such time as the aggregate amount of the Losses exceeds the Minimum Amount, TCI Music may assert a claim for the full amount of the Losses up to a maximum of $200,000,000 (the "Maximum Amount").

     10.2 Indemnification by TCI Music. Subject to written notice of such claim for indemnification being delivered to TCI Music within the appropriate survival period set forth in Section 11.11, TCI Music agrees to indemnify, defend and hold harmless the Contributing Parties, their Affiliates and their respective stockholders, directors, officers, employees, agents, successors and assigns from and against:

          (i) all losses, damages, liabilities, deficiencies, obligations, costs and expenses resulting from or arising out of any misrepresentation or breach of warranty or any nonperformance or breach of any covenant or agreement of TCI Music contained in this Agreement or any Transaction Document to which it is a Party; and

          (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts, and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     Notwithstanding the foregoing provisions of this Section 10.2, no claim shall be made by any Contributing Party hereunder unless and until any or all of the Losses referred to in this Section 10.2 exceeds, either individually or in the aggregate the Minimum Amount; provided, however, that at such time as the aggregate amount of the Losses exceeds the Minimum Amount, each of the Contributing Parties may assert a claim for the full amount of its Losses up to a maximum of the Maximum Amount.

     10.3 Third Party Claims. Promptly after the receipt by TCI Music or the Contributing Parties of notice of any claim, action, suit or proceeding (collectively, an "Action") by any third party for which indemnification is sought hereunder, such party (the "Indemnified Party") shall give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party's failure to so notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Section 10, except to the extent the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall: (i) admit in writing to the

Indemnified Party, the Indemnifying Party's obligations to the Indemnified Party for such Action under the terms of this Section 10; (ii) notify the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action; in which case the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such action, subject to the terms of this Section
10. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party unless
(i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party, it being understood and agreed, however, that, if TCI Music is the Indemnifying Party, TCI Music shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Contributing Parties. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section 10.3. No Indemnifying Party shall, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party or any Action unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Action.

                                  SECTION 11.

                                 MISCELLANEOUS

     11.1 Notices. All notices, requests, demands and other communications called for or contemplated hereunder will be in writing and will be deemed to have been duly given if delivered in person or by United States certified or registered mail, postage prepaid, return receipt requested, addressed to the Parties, their permitted successors in interest or assignees, or sent by overnight courier or telecopier (with acknowledgment received):

     To any of the Contributing Parties at:

        c/o Liberty Media Corporation
        9197 South Peoria Street
        Englewood, Colorado 80112
        Attention: David Koff
        Telecopy: (303) 721-5445

     with a copy similarly addressed, Attention: Charles Y. Tanabe, General Counsel and another copy to:

        Baker & Botts, L.L.P.
        599 Lexington Avenue
        New York, New York 10022
        Attention: Frederick H. McGrath, Esq.
        Telecopy: (212) 705-5125

     To TCI Music at:

        TCI Music, Inc.
        67 Irving Place North
        4th Floor
        New York, New York 10003
        Attention: President
        Telecopy: (303) 721-5445

     with a copy similarly addressed, Attention: Ralph J. Sorrentino, Chief Financial Officer and another copy to:

        Sherman & Howard L.L.C.
        633 Seventeenth Street
        Suite 3000
        Denver, Colorado 80202
        Attention: Steven D. Miller, Esq.
                Deborah Land Buckley, Esq.
        Telecopy: (303) 298-0940

     Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices and other communications given to a Person in accordance with the provisions of this Section will be deemed to have been received (i) on the date of delivery if delivered by hand or transmitted by telecopier (with acknowledgment received), (ii) on the next Business Day after the sending thereof by a reliable overnight courier service, with acknowledgment of receipt, or (iii) on the third Business Day after the mailing thereof by certified or registered mail, postage prepaid, return receipt requested, except that any notice of a change of address will be effective only upon actual receipt.

     11.2 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the Parties will bear the fees and expenses relating to its compliance with the various provisions of this Agreement, and each of the Parties will pay all of its own expenses (including all attorneys' fees and expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparation made for carrying the same into effect.

     11.3 Modification; Waiver. This Agreement may be modified by mutual agreement only by a writing signed by each of the Parties, and no provision or condition herein may be waived other than by a writing signed by the Party waiving such provision or condition.

     11.4 Headings. Article and Section headings in this Agreement are for the sole purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof, and such headings will not be considered in interpreting or construing this Agreement.

     11.5 Assignment. Neither TCI Music nor any of the Contributing Parties may assign any of its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other, which consent may be withheld at any such Party's absolute discretion; provided that LMC and each Contributing Party may assign its rights hereunder to a wholly owned Subsidiary of such party without the consent of TCI Music but no such assignment shall relieve such Person from its obligations hereunder.

     11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed to be an original, and all of which taken together will constitute one instrument.

     11.7 Additional Documents. At the Closing and from time to time after the Closing, at any Party's request and without further consideration, any of the other Parties will execute and deliver (or cause to be executed and delivered) such other instruments of conveyance and transfer and will take such other actions as may reasonably be required effectively to carry out the Contribution and the other transactions contemplated by this Agreement and the Transaction Documents.

     11.8 Other. This Agreement constitutes the entire agreement of the Parties regarding the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. This Agreement will be binding upon and inure to the benefit of the Parties and, subject to the limitations set forth in Section 9.5, their respective successors and assigns. The provisions of this Agreement are for the and no other Person is intended to be a third-party beneficiary or to have any rights by virtue of this Agreement.

     11.9 Governing Law. This Agreement will be governed by the laws of the State of Colorado, without regard to the conflicts of laws rules thereof.

     11.10 Interpretation. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day, and if the last day for the giving of any notice or the taking of any other action is a day that is not a Business Day, the time for giving such notice or taking such action will be deemed extended to the next Business Day.

     11.11 Survival of Representations and Warranties. The representations and warranties of the applicable parties contained in Sections 3.1.3, 3.1.4, 3.1.5, 3.2.3(i), 3.2.3(ii), 3.2.3(iv), 3.2.3(v) and 3.3.6 through 3.3.10 of this
Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter. All of the other representations and warranties of the Parties shall survive the Closing without limitation (subject to any applicable statute of limitations), except as otherwise provided herein.

     11.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                                            LIBERTY MEDIA CORPORATION

                                                            By:    /s/ CHARLES Y. TANABE
                                                                   ------------------------------------
                                                            Name:  Charles Y. Tanabe
                                                                   ------------------------------------
                                                            Title: Senior Vice President
                                                                   ------------------------------------

                                                            LMC CAPITAL, LLC

                                                            By:    /s/ CHARLES Y. TANABE
                                                                   ------------------------------------
                                                            Name:  Charles Y. Tanabe
                                                                   ------------------------------------
                                                            Title: Senior Vice President
                                                                   ------------------------------------


                                                            LIBERTY DMX, INC.

                                                            By:    /s/ CHARLES Y. TANABE
                                                                   ------------------------------------
                                                            Name:  Charles Y. Tanabe
                                                                   ------------------------------------
                                                            Title: Senior Vice President
                                                                   ------------------------------------

                                                            TCI INTERACTIVE, INC.

                                                            By:    /s/ CHARLES Y. TANABE
                                                                   ------------------------------------
                                                            Name:  Charles Y. Tanabe
                                                                   ------------------------------------
                                                            Title: Senior Vice President
                                                                   ------------------------------------

                                                            ETC w/tci, INC.

                                                            By:    /s/ CHARLES Y. TANABE
                                                                   ------------------------------------
                                                            Name:  Charles Y. Tanabe
                                                                   ------------------------------------
                                                            Title: Senior Vice President
                                                                   ------------------------------------

                                                            TCI MUSIC, INC.

                                                            By:    /s/ RALPH J. SORRENTINO
                                                                   ------------------------------------
                                                            Name:  Ralph J. Sorrentino
                                                                   ------------------------------------
                                                            Title: Executive Vice President
                                                                   ------------------------------------
                                                                   and Chief Financial Officer
                                                                   ------------------------------------

                                                                     APPENDIX II

                                                      MORGAN STANLEY DEAN WITTER







                                  July 30, 1999



Board of Directors
TCI Music, Inc.
67 Irving Place North, 4th Floor
New York, NY  10003


Members of the Board of Directors:

We understand that TCI Music, Inc. (the "Company") has entered into a Contribution Agreement dated as of April 23, 1999 (the "Agreement") with Liberty Media Corporation ("Liberty Media"), LMC Capital, LLC, Liberty DMX, Inc., TCI Interactive Inc. and ETC w/tci, Inc. (together, the "Liberty Entities") which provides for, among other things, (i) the contribution by the Liberty Entities to the Company of the Access Agreement (as defined in the Agreement) and the Equity Interests (as defined in the Agreement) in the Contributed Subsidiaries (as defined in the Agreement), (ii) the contribution to the Company of a combination of cash and notes payable to Liberty Media or its affiliates in an aggregate amount of $150 million, and (iii) the adoption by the Company of a deferred compensation and stock appreciation rights plan for key executives of the Company (the transactions contemplated by (i), (ii) and (iii) above, together, the "Contribution"). In consideration of the Contribution, the Company would issue an aggregate of 109,450,167 shares of its Series B common stock, par value $0.01 per share (the "Company Series B Common Stock") to the Liberty Entities and would issue 150,000 shares of the Company's convertible preferred stock, Series B to Liberty Media. The transactions referred to in the preceding sentence, together with the Contribution, are referred to collectively as the "Transactions". We understand that approximately 98% of the Company's total voting power currently is owned by Liberty Media.

You have asked for our opinion as to whether the Transactions, considered as a whole, are fair from a financial point of view to the holders of the Company's Series A common stock, par value $0.01 per share (the "Company Series A Common Stock" and, together with the Company Series B common stock, the "Company Common Stock"), other than Liberty Media and its affiliates.

                                                      MORGAN STANLEY DEAN WITTER



For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company and the entities in which Contributed Subsidiaries have holdings (as set forth in the Agreement) (the "Investee Companies");

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company and certain limited information concerning the Investee Companies provided by Liberty Media;

         (iii) analyzed certain financial projections of the Company prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company and Liberty Media with senior executives of the Company and Liberty Media (including, in the case of the Company, the Company's anticipated cash requirements), respectively, and discussed the operations and prospects of the Investee Companies with senior executives of Liberty Media;

         (v) reviewed the reported prices and trading activity for the Company Common Stock and the publicly traded Investee Companies;

         (vi) reviewed the financial terms, to the extent publicly available, of certain transactions deemed to be relevant;

         (vii) reviewed the Agreement dated April 22, 1999 and a draft of the Note dated April 22, 1999; and

         (viii)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Company. Among other things, we have relied upon, without independent verification, the assessment by management (i) of the Company of the underlying assumptions regarding projected services to be supplied under the Access Agreement; and (ii) of the Company and Liberty Media of the Company's and the Investee Companies' existing and future technologies. We also gave consideration to the existence of the policies set forth in the Schedule entitled "Liberty Media Corporation Executive Committee of the Board of Directors Policy Statement Regarding Internet Business Opportunities" to the Agreement.

We have not made any independent appraisal of the assets or liabilities or technology of the Company, Liberty Media, the Contributed Subsidiaries or the Investee Companies, nor have we been furnished with any such appraisals. We have assumed that the Contributed Subsidiaries

                                                      MORGAN STANLEY DEAN WITTER



have no assets other than those set forth in the Schedule entitled "Ownership Interests Held by the Contributed Subsidiaries in Corporations, Partnerships and Business Associations" to the Agreement and no liabilities other than the express contractual obligations of the Contributed Subsidiaries under the agreements set forth on such Schedule. Furthermore, we have depended on the Company for its valuation of the KP Java Fund as well as its valuation of the MTVN Partnership, and we have relied on the Company in its assessment of the tax treatment resulting from the Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We did not participate in the structuring or negotiation of the Transactions and, in connection with our opinion, have not solicited or considered any alternative transactions. In addition, our opinion does not address any specific aspect of the Transactions, but, instead, addresses the fairness, from a financial point of view, of the Transactions considered as a whole.

We have been engaged by the Board of Directors of the Company to provide a fairness opinion in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Liberty Media and financial advisory and financing services for affiliates of Liberty Media and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of our opinion may be included in its entirety in any proxy filing made by the Company with the Securities and Exchange Commission in connection with the Contribution.

Based on the foregoing, we are of the opinion on the date hereof that the Transactions, considered as a whole, are fair from a financial point of view to the holders of the Company Series A Common Stock, other than Liberty Media and its affiliates.


                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED



                                          By: /s/ Stuart J. Epstein
                                             -----------------------------------
                                             Stuart J. Epstein
                                             Managing Director

                        CONSENT OF INDEPENDENT AUDITORS



We consent to incorporation by reference in the proxy statement of TCI Music, Inc. of our report dated February 12, 1999, relating to the consolidated balance sheets of TCI Music, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity (deficit), and cash flows for the year ended December 31, 1998 and the six months ended December 31, 1997 and the related consolidated statements of operations and comprehensive earnings, stockholders' equity (deficit), and cash flows of DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997 and the year ended September 30, 1996, which report appears in the December 31, 1998, annual report on Form 10-K of TCI Music, Inc.


Century City, California                                      KPMG LLP
July 30, 1999

                                TCI MUSIC, INC.
                             67 IRVING PLACE NORTH
                                   4TH FLOOR
                            NEW YORK, NEW YORK 10003

                                TCI MUSIC, INC.
                        TCI MUSIC SERIES A COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Lee Masters and Bruce W. Ravenel, as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of the above-referenced common stock of TCI Music, Inc. ("TCI Music") held of record by the undersigned on July 26, 1999, at the annual meeting of TCI Music to be held on September 8, 1999 or any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

         IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 (AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING). THE EFFECTIVENESS OF PROPOSALS 1, 2 AND 3 ARE EACH CONDITIONED UPON APPROVAL OF THE OTHER TWO PROPOSALS.

            (Continued, and to be signed and dated on reverse side.)

         1. To consider and vote upon a proposal to approve the Contribution Transaction pursuant to which shares of Series A common stock and shares of Series B preferred stock may be issued to affiliates of Liberty Media Corporation.
            FOR      ___      AGAINST      ___      ABSTAIN      ___

         2. To consider and vote upon a proposal to approve the amendments to the Company's Certificate of Incorporation.
            FOR      ___      AGAINST      ___      ABSTAIN      ___

         3. To consider and vote upon a proposal to approve the Deferred Compensation and Stock Appreciation Rights Plan and the issuance of shares of common stock thereunder.

         4. Election of Three Directors (Nominees: Robert R. Bennett, Peter M. Kern and Bruce W. Ravenel).

         FOR all nominees listed above: ___ WITHHOLD AUTHORITY to vote for all nominees listed above:___

                                    *EXCEPTIONS:
                                                --------------------------

         (Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. Your shares will be cast FOR the other nominee(s).)

         5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the annual meeting.

                                    Signature should agree with name printed hereon. If stock is held in the name of more than one person, each joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign.

                                    DATED:                              , 1999
                                          ------------------------------

                                    ------------------------------------------
                                    Shareholder's Signature

                                    ------------------------------------------
                                    Shareholder's Signature

Please Sign, Date and Return the Proxy Card
Promptly Using the Enclosed Envelope

                                TCI MUSIC, INC.
                             67 IRVING PLACE NORTH
                                   4TH FLOOR
                            NEW YORK, NEW YORK 10003

                                TCI MUSIC, INC.
                        TCI MUSIC SERIES B COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Lee Masters and Bruce W. Ravenel, as Proxies, with full power to act without the other and each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of the above-referenced common stock of TCI Music, Inc. ("TCI Music") held of record by the undersigned on July 26, 1999, at the annual meeting of TCI Music to be held on September 8, 1999 or any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

         IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 (AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING). THE EFFECTIVENESS OF PROPOSALS 1, 2 AND 3 ARE EACH CONDITIONED UPON APPROVAL OF THE OTHER TWO PROPOSALS.

            (Continued, and to be signed and dated on reverse side.)

         1. To consider and vote upon a proposal to approve the Contribution Transaction pursuant to which shares of Series A common stock and shares of Series B preferred stock may be issued to affiliates of Liberty Media Corporation.
            FOR      ___      AGAINST      ___      ABSTAIN      ___

         2. To consider and vote upon a proposal to approve the amendments to the Company's Certificate of Incorporation.
            FOR      ___      AGAINST      ___      ABSTAIN      ___

         3. To consider and vote upon a proposal to approve the Deferred Compensation and Stock Appreciation Rights Plan and the issuance of shares of common stock thereunder.

         4. Election of Three Directors (Nominees: Robert R. Bennett, Peter M. Kern and Bruce W. Ravenel).

         FOR all nominees listed above: ___ WITHHOLD AUTHORITY to vote for all nominees listed above:___

                                    *EXCEPTIONS:
                                                --------------------------

         (Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. Your shares will be cast FOR the other nominee(s).)

         5. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the annual meeting.

                                    Signature should agree with name printed hereon. If stock is held in the name of more than one person, each joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign.

                                    DATED:                              , 1999
                                          ------------------------------

                                    ------------------------------------------
                                    Shareholder's Signature

                                    ------------------------------------------
                                    Shareholder's Signature

Please Sign, Date and Return the Proxy Card
Promptly Using the Enclosed Envelope